    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1996


                                                      REGISTRATION NO. 333-08265
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             XPEDITE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           22-2903158
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                          Identification number)

                            ------------------------

                              ROY B. ANDERSEN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             XPEDITE SYSTEMS, INC.
                                 446 HIGHWAY 35
                          EATONTOWN, NEW JERSEY 07724
                                 (908) 389-3900
  (Name and address, including zip code, and telephone number, including area code,
       of registrant's principal executive offices and agent for service)
                            ------------------------

                                   COPIES TO:

               NEIL A. TORPEY, ESQ.                             JEFFREY S. LOWENTHAL, ESQ.
      PAUL, HASTINGS, JANOFSKY & WALKER LLP                     STROOCK & STROOCK & LAVAN
                 399 PARK AVENUE                                   SEVEN HANOVER SQUARE
             NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10004
                  (212) 318-6000                                      (212) 806-5400

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest investment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 15, 1996


PROSPECTUS

                                                      Registration No. 333-08265

                                 840,000 SHARES

                             XPEDITE SYSTEMS, INC.
                                  COMMON STOCK
                                ----------------


    Of the 840,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering"), 550,000 shares are being sold by Xpedite Systems, Inc. (the "Company" or "Xpedite") and 290,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."



    The Common Stock is traded on the Nasdaq National Market under the symbol "XPED." The closing sale price per share of the Common Stock on the Nasdaq National Market on August 14, 1996 was $19.25. See "Price Range of Common Stock and Dividend Policy."


                            ------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY  OR
            ADEQUACY   OF   THIS   PROSPECTUS.   ANY  REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                         UNDERWRITING                                PROCEEDS TO
                      PRICE TO          DISCOUNTS AND           PROCEEDS TO            SELLING
                       PUBLIC           COMMISSIONS(1)          COMPANY(2)           STOCKHOLDER
Per Share.......         $                    $                      $                    $
Total(3)........         $                    $                      $                    $



(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $500,000.

(3) The Company and the Selling Stockholders have granted the several Underwriters 30-day options to purchase up to 126,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If the Underwriters exercise these options in full, the total Price to Public, total Underwriting Discounts and Commissions, total Proceeds to Company and total Proceeds to Selling Stockholders will be
    $          ,  $           , $           and $           , respectively.  See
    "Underwriting."

                         ------------------------------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery  of the Common Stock will be made on or about             , 1996 at the
offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                            ------------------------

BEAR, STEARNS & CO. INC.                      PRUDENTIAL SECURITIES INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS AUGUST   , 1996

    [Set forth at this point in the Prospectus is a diagram of the Xpedite document distribution system and methods of customer access thereto.

    At the left side of the diagram, five methods of customer access to the Xpedite document distribution system are depicted: fax input, PC input, mainframe or minicomputer input and local area network input, and fax input for real-time service. These access methods are shown connecting to the Xpedite system via inbound line controllers, the Internet and computer access controllers, or, in the case of fax input for real-time service, via an autodialer and fax pad.

    In the center of the diagram, two boxes represent Xpedite's store and forward messaging and real-time switching and routing options. Delivery of the information to a recipient via fax machine, the Internet, telex, X.400 and Mailgram and fax pad is also indicated. A balloon at the right side of the diagram states: "Thousands of outbound fax lines, processing over a million messages per day"]

    THE COMPANY HAS DEVELOPED ITS DOCUMENT DISTRIBUTION SYSTEM TO PROVIDE HIGH QUALITY FAX AND MESSAGING SERVICES WITH SUPERIOR CUSTOMER SUPPORT CAPABILITIES. AS THE DIAGRAM ABOVE ILLUSTRATES, THE XPEDITE NETWORK CAN BE ACCESSED VIA FAX INPUT AND INPUT FROM A SENDER'S PERSONAL COMPUTER, MAINFRAME, MINICOMPUTER OR LOCAL AREA NETWORK. INPUT IS DELIVERED TO THE COMPANY'S SYSTEM VIA AN INBOUND LINE CONTROLLER, COMPUTER ACCESS CONTROLLER OR THE INTERNET. THE INPUT IS THEN PREPARED FOR DELIVERY TO A FAX ADDRESS OR ADDRESSES PROVIDED BY THE SENDER AND IS TRANSMITTED VIA A FAX DELIVERY CONTROLLER AND AN OUTBOUND LINE CONTROLLER TO THE LOCAL TELEPHONE COMPANY OR LONG DISTANCE CARRIER FOR DELIVERY TO THE RECIPIENTS. ALTERNATIVELY, THE MESSAGE CAN BE DELIVERED VIA THE INTERNET OR
X.400 ELECTRONIC MAIL NETWORK, TO A TELEX MACHINE OR AS A MAILGRAM OR CABLEGRAM. THE BOTTOM PORTION OF THE ABOVE DIAGRAM ILLUSTRATES THE COMPANY'S REAL-TIME SERVICE, WHICH IS ACCESSED USING A FAX MACHINE WITH AN AUTODIALER THAT ROUTES THE FAX TO THE COMPANY'S REAL-TIME SWITCHING AND ROUTING SYSTEM VIA A FAX PAD. THE FAX IS IMMEDIATELY DELIVERED "REAL TIME" TO THE RECIPIENT VIA ANOTHER FAX PAD.

                           --------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part (together with any amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings may be inspected and obtained from the Commission's principal office in Washington, D.C. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference in this Prospectus (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (b) Amendment Nos. 1, 2, 3 and 4 on Form 8-K/A to the Company's Current Report on Form 8-K filed on January 6, 1996, January 13, 1996, May 3, 1996 and June 28, 1996, respectively; (c) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, and June 30, 1996; and (d) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-A, dated February 9, 1994, all of which have been filed with the Commission pursuant to the Exchange Act.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement included or incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of the other documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to the Company's Secretary at the Company's principal executive offices, located at 446 Highway 35, Eatontown, New Jersey 07724, telephone (908) 389-3900.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS WILL NOT BE EXERCISED. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" HEREIN REFER COLLECTIVELY TO XPEDITE SYSTEMS, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

OVERVIEW

    The Company is a leading worldwide provider of enhanced fax services ("Enhanced Fax Services"), and now also offers basic fax services ("Basic Fax Services") via a worldwide network with points of presence in over 70 cities in 38 countries. Through internal growth and strategic acquisitions, the Company has significantly increased its net revenues, its earnings before interest, taxes, depreciation and amortization ("EBITDA") and its net income in recent years. For the year ended December 31, 1995, net revenues increased 34.4% to $55.7 million, EBITDA (before non-recurring charges) increased 51.9% to $12.0 million and net income (before non-recurring charges) increased 36.1% to $6.4 million, as compared to the year ended December 31, 1994. For the six months ended June 30, 1996, net revenues increased 158.4% to $61.6 million, EBITDA increased 162.9% to $14.1 million and net income increased 61.6% to $5.0 million, as compared to the six months ended June 30, 1995. After giving pro forma effect to several acquisitions completed in November 1995, the Company's net revenues for the year ended December 31, 1995, were $107.1 million. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but it is not intended to be a substitute for or replacement of operating income or reported net income. See "Business," "Pro Forma Condensed Combined Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company's Enhanced Fax Services consist primarily of its fax broadcast ("Fax Broadcast") and gateway messaging ("Gateway Messaging") services. The Fax Broadcast service enables a customer to rapidly distribute the same document to multiple recipients by sending a single transmission through the Company's system to a list of fax addresses. For example, use of the Fax Broadcast service allows a newsletter publisher to send its newsletter to all of its subscribers in a matter of minutes by means of a single transmission to the Company. This process may save significant amounts relative to the costs of printing and mailing or managing the fax process and documenting the delivery of the fax communication to each addressee. While the Company's typical Fax Broadcast is transmitted to approximately 100 recipients, customers have sent a single fax broadcast to as many as approximately 280,000 recipients. The Company believes that Fax Broadcast service is the largest component of the Enhanced Fax Services market. Gateway Messaging, the Company's other primary Enhanced Fax Service, enables a customer to send information from the customer's computer through the Company's system to a recipient's fax or telex machine, or to a recipient via the Internet or X.400 electronic mail networks or other electronic media. The Company's Gateway Messaging service typically involves the processing of a large volume of individual communications, each of which is in the same format but contains different information. See "Business--Products and Services--Enhanced Fax Services."

    The Company's Basic Fax Services consist of its store and forward ("Store and Forward") and real-time ("Real-Time") services. The Company's Basic Fax Services allow a customer to use an automatic dialing device attached to the customer's fax machine to direct international faxes to the Company's document distribution network for delivery to the recipient. The Company entered the Basic Fax Services market as a result of the acquisition of Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave" and, collectively with Swift and ViTel, the "SVC Companies") in November 1995. The Company's initial Basic Fax Service was a Store and Forward service, in which the fax is stored in the Company's system for subsequent delivery. In response to demand in the market for a basic fax service which would enable the sender to obtain immediate confirmation that the fax had been delivered, the Company launched its Real-Time service in 1996, the fax equivalent of "plain old telephone service" or "POTS." In Real-Time service, the customer uses the same automatic dialing device as is used in the Store and Forward service, but rather than store the fax for subsequent delivery, the Company connects the sender's fax machine directly to the recipient's fax machine, thereby delivering the fax immediately (i.e., in "real time"). The Company is currently offering its Store and Forward service in over 30 countries and its Real-Time service in Japan, Korea, Hong Kong, Singapore, Switzerland and the United States, and plans to offer this service in at least five additional countries by the end of 1996. See "Business--Products and Services--Basic Fax Services."

    In order to offer high quality Enhanced and Basic Fax Services cost effectively, the Company has established a worldwide document distribution network (the "Xpedite Network"). The Xpedite Network consists of the Company's document distribution system, the systems of the SVC Companies which are connected to the Company's system, the Company's "Nodal Partners" and the leased telecommunications lines which connect all of these systems. "Nodal Partners" are certain independent entities which have purchased an electronic document distribution system from the Company and which sell Basic Fax Services. A "Node" is an element of the Xpedite Network located at a geographically distinct point of presence which allows access to or egress from the Xpedite Network via a local telephone call. The Company's Nodes allow it to deliver a larger number of faxes using inexpensive local calls rather than higher priced long distance or international fax calls. The Company's leased telecommunications lines, which connect the Nodes, provide secure, high quality connections and minimize telecommunications expenses. In addition, the Company's leased telecommunications lines provide the reliable, continuous, high-speed throughput required for delivery of Real-Time services. See "Business--The Xpedite Network."

    The Company provides Enhanced and Basic Fax Services in North America and overseas. The Company believes that the market for Enhanced Fax Services is annually at least $300 million in North America and $800 million worldwide. The target market for the Company's Basic Fax Services is the global fax transmission market, which the Company believes is annually in excess of $3 billion in North America and $10 billion worldwide. The Company believes that its markets will continue to grow, fueled by growth in international trade and continued growth in the utilization of fax machines and computer fax devices. See "Business--Markets."

    The Company's business has grown as a result of, among other things, the development of a highly-trained sales organization. The Company has increased its sales force from 98 salespeople as of December 31, 1994 to 189 salespeople as of June 30, 1996; of such 189 salespeople, 145 were operating in North America and 44 were operating internationally. The Company believes that it has the largest sales organization in North America focused on the Enhanced Fax Services market. See "Business--Sales and Marketing."

    In addition  to growth  resulting from  expansion of  its sales  force,  the
Company has expanded through strategic acquisitions and relationships. In February 1993, the Company acquired certain enhanced fax and messaging services assets from TRT/FTC Communications, Inc. ("TRT"). The Company has also entered into affiliate relationships in Europe with Xpedite Systems GmbH ("Xpedite Germany"), Xpedite Systems, S.A. ("Xpedite France") and Xpedite Systems Ltd. ("Xpedite UK" and, collectively with Xpedite Germany and Xpedite France, the "European Affiliates"). In November 1995, the Company acquired the SVC
Companies, which significantly expanded the Company's North American and international businesses. On a pro forma basis, the acquisition of the SVC Companies approximately doubled the Company's net revenues for the year ended December 31, 1995. See "Pro Forma Condensed Combined Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business--Strategic Acquisitions and Relationships" and Note 2 of Notes to Consolidated Financial Statements.

BUSINESS STRATEGY

    The Company's strategy is to expand from being primarily a provider of Enhanced Fax Services in North America to become a provider of both Enhanced and Basic Fax Services on a worldwide basis. The Company's strategic plan has the following key components:

    - EXPAND ENHANCED FAX SERVICES

    The Company plans to leverage its proven experience in the Enhanced Fax Services market by continuing to develop new applications for its Enhanced Fax Services and by offering Enhanced Fax Services in geographic areas in which the Company has not historically offered such services. Among its recent innovations, the Company introduced its "Cash Management Reporting Service," which enables banks to send financial reports to their customers via fax at a specified time each day, and has implemented the "XWEB" service, which allows customers to access the Company's services via the Internet. In order to establish a platform for expanding sales of its Enhanced Fax Services overseas, the Company intends to have installed its document distribution system in at least six additional locations overseas during 1996.

    - LAUNCH BASIC FAX SERVICES

    The Company intends to capitalize on the multi-billion dollar market for Basic Fax Services by aggressively marketing both its Store and Forward and Real-Time services through its direct sales force, sales agents, resellers and Nodal Partners, and by installing the infrastructure required for the delivery of such services on a worldwide basis. By utilizing the Xpedite Network to minimize the cost of delivering fax documents, the Company is able to offer Basic Fax Services at prices which are less than the cost which would be incurred by a customer to deliver the fax using its regular telephone service. The Company currently offers its Store and Forward service in over 30 countries and its Real-Time service in six countries, and plans to add Real-Time service in at least five additional countries by the end of 1996.

    - INCREASE SALES FORCE

    The Company believes that its highly-trained direct sales force is one of the key elements of its success. The Company plans to expand its direct sales force by adding 30 to 40 additional salespeople worldwide by the end of 1996. The Company intends to use its existing sales and distribution organization to market its Basic Fax Services, and plans to continue to aggressively expand its direct sales group in the Pacific Rim, North America and Europe in order to increase such sales. The Company also intends to continue expanding its Nodal Partner and other third party distribution relationships.

    - EXPAND THE XPEDITE NETWORK

    In order to continue to lower its fax delivery costs, the Company seeks to expand the Xpedite Network by adding new Nodes and leased telecommunications lines. The number of Nodes in the Xpedite Network has increased from seven Nodes in three countries as of December 31, 1994 to over 70 Nodes in 38 countries as of the date of this Prospectus. The Company intends to leverage the Xpedite Network by installing the Company's system in at least six additional locations overseas during 1996. This will allow the Company to expand its Enhanced Fax Services and launch its Basic Fax Services on a worldwide basis.

    - PURSUE ADDITIONAL STRATEGIC ACQUISITIONS AND RELATIONSHIPS

    The Company continuously seeks to acquire additional electronic document distribution service companies in order to expand its geographic coverage, leverage the Xpedite Network, and achieve economies of scale, operating efficiencies and increased market share. The Company completed the acquisition of the SVC Companies in November 1995, has executed an agreement to increase its ownership interest in Xpedite France, is currently negotiating to increase its ownership interest in Xpedite Germany and has executed a letter of intent to purchase the assets of one of its Nodal Partners in Korea. The Company also seeks strategic relationships which present opportunities for the Company to leverage operating costs and the Xpedite Network, such as the Company's 50%-owned joint venture in Singapore.

                                  THE OFFERING


Common Stock offered by:
  The Company................................  550,000 shares
  The Selling Stockholders...................  290,000 shares
    Total....................................  840,000 shares(1)
Common Stock to be outstanding after the
 Offering....................................  8,674,745 shares(2)(3)
Use of Proceeds by the Company...............  To repay certain outstanding indebtedness, provide working capital and for other general
                                               corporate purposes, including future
                                               acquisitions. See "Use of Proceeds."
Nasdaq National Market Symbol................  XPED


- ---------------
(1) Assumes the Underwriters' over-allotment options are not exercised. See "Underwriting."

(2) Does not include 1,015,382 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and warrants, of which 516,308 shares may be exercised within 60 days after this Offering. Also does not include 72,000 shares held in treasury.

(3) Reflects prepayment of approximately $5.1 million of outstanding indebtedness by delivery of 351,000 shares issued in June 1996; such shares were placed in escrow pending approval by the Company's stockholders of such prepayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following tables present certain summary consolidated financial and operating data for the Company. This summary data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                                                                               SIX MONTHS
                                                                YEARS ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                 -------------------------------------------------------  --------------------
                                                   1991       1992       1993(1)      1994      1995(2)     1995       1996
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------

                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:

  Domestic service.............................  $   5,052  $   9,400   $  28,341   $  39,523  $  48,210  $  21,973  $  37,724
  International service........................     --         --          --          --          3,630     --         20,291
  System sales and other.......................      1,049        629         731       1,906      3,844      1,862      3,581
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
    Total net revenues.........................      6,101     10,029      29,072      41,429     55,684     23,835     61,596
Costs and expenses:
  Cost of sales................................      3,400      4,731      14,000      16,992     21,602      8,779     28,238
  Selling and marketing........................      1,738      3,284       7,680      11,180     15,059      6,632     13,305
  General and administrative...................        628        982       1,942       2,746      3,964      1,612      4,015
  Research and development.....................        645        569       1,695       2,834      3,415      1,596      2,483
  Depreciation and amortization................        344        428         975       1,432      2,723      1,037      3,498

  Write-off of in-process research and
   development costs (3).......................     --         --          --          --         53,000     --         --
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
Operating income (loss) (3)....................       (654)        35       2,780       6,245    (44,079)     4,179     10,057
Interest income (expense)......................       (966)      (523)       (373)        433        233        411     (1,757)
Other income...................................     --         --          --          --             23     --            130
Income tax expense.............................     --         --            (712)     (1,950)    (2,741)    (1,515)    (3,461)
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net income (loss) (3)..........................  $  (1,620) $    (488)  $   1,695   $   4,728  $ (46,564) $   3,075  $   4,969
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net income (loss) per common share (3)(4)......     --      $   (0.17)  $    0.34   $    0.71  $   (6.67) $    0.45  $    0.61
Weighted average shares outstanding (4)........     --          2,826       4,599       6,600      6,982      6,882      8,204
OTHER DATA:
EBITDA (5).....................................  $    (298) $     467   $   3,967   $   7,919  $  12,030  $   5,367  $  14,111

Average minutes of fax transmission
  delivered per business day...................         45         98         273         463        667        579      1,221


                                                                                               JUNE 30, 1996
                                                                                       ------------------------------
                                                                                        ACTUAL(6)   AS ADJUSTED(7)(8)
                                                                                       -----------  -----------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $   4,528       $  11,428
Total assets.........................................................................      76,698          83,598
Long-term debt, excluding current maturities.........................................      33,425          30,819
Stockholders' equity.................................................................       9,239          18,745


- ---------------
(1) The Company acquired certain assets from TRT on February 1, 1993. See "Business--Strategic Acquisitions and Relationships" and Note 2 of Notes to Consolidated Financial Statements.

(2) Includes results of operations of the SVC Companies from the date of acquisition--November 20, 1995. See "Business--Strategic Acquisitions and Relationships" and Note 2 of Notes to Consolidated Financial Statements.

(3) In connection with the acquisitions of the SVC Companies in November 1995, the Company wrote off $53.0 million of in-process research and development costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements.

(4) Amounts for 1992 and 1993 give pro forma effect to the issuance of shares of Common Stock upon the assumed conversion in each period of shares of the Company's previously outstanding 8% Redeemable Preferred Stock (the "Preferred Stock") at a conversion price equal to $15.00 (the public offering price for the Common Stock in the Company's initial public offering in February 1994).

(5) EBITDA consists of operating income plus depreciation and amortization, a portion of which is included in cost of sales. For 1995, EBITDA was computed excluding the non-recurring charge resulting from the write-off of in-process research and development costs. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but is not intended to be a substitute for or replacement of operating income or reported net income.

(6) Reflects prepayment of approximately $5.1 million of outstanding indebtedness by delivery of 351,000 shares issued in June 1996; such shares were placed into escrow pending approval by the Company's stockholders of such prepayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."


(7) Adjusted to give effect to the sale of the 550,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $19.25 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



(8) Assumes the Company uses approximately $2.6 million of the net proceeds from the Offering to repay indebtedness under the term loan portion of the Company's credit facility. In the event the Company's lenders do not approve the use of net proceeds for working capital and general corporate purposes, all net proceeds will be used to repay indebtedness under the term loan portion of the credit facility, in which event "Cash and cash equivalents" would be $4,528, "Total assets" would be $76,698 and "Long-term debt, excluding current maturities" would be $23,919. See "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

    BUSINESS EXPANSION. The Company's principal objective is the achievement of accelerated growth throughout the world, by expansion of existing facilities and acquisition of entities engaged in the Company's businesses. There can be no assurance that the Company will be able to expand its ability to provide fax services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of the Company's system to process increasing amounts of fax traffic, increasing the capability of the Company's system to perform tasks required by the Company's customers, or identifying and establishing alliances with new Nodal Partners in order to enable the Company to expand the Xpedite Network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of the Company in the markets in which it provides its fax services, which could have an adverse effect on the Company's business. In addition, such growth will involve substantial investments of capital, management and other resources. The Company may be required to raise additional capital through private or public equity or debt financings, or to increase the available credit under the Company's existing $45.0 million credit facility (the "Credit Facility"), in order to execute its growth strategy. There can be no assurance that the Company will generate sufficient cash for future growth through earnings or external financings, or that such financing will be available on terms acceptable to the Company, or that the Company will be able to employ any such resources in a manner which will result in accelerated growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business-- Business Strategy" and "--Strategic Acquisitions and Relationships."

    INTEGRATION OF ACQUISITIONS. An element of the Company's expansion strategy has been the acquisition by the Company of entities engaged in the electronic document distribution services business worldwide, primarily in international markets. The success of the Company's acquisitions will be dependent upon its ability to manage and integrate effectively the operations of entities it acquires. The process of integrating acquired businesses worldwide may involve unforeseen difficulties and may require a disproportionate amount of management resources. There can be no assurance that the Company will be able to successfully integrate the operations of any businesses it acquires or that the Company will not experience additional losses as a result of such acquisitions and integration. See "Business--Overview," "--Business Strategy" and "--Strategic Acquisitions and Relationships."

    TECHNOLOGICAL CHANGE. The telecommunications industry is characterized by continuous technological change. Future technological advances in the telecommunications industry may result in the availability of new services, products or methods of electronic document delivery (such as the Internet) that could compete with the electronic document distribution services currently provided by the Company or decreases in the cost of existing products or services that could enable the Company's established or potential customers to fulfill their own needs for electronic document distribution services more cost efficiently than through the use of the Company's services. There can be no assurance that the Company will not be adversely affected in the event of such technological change, or that changes in technology will not enable additional companies to offer services which could replace some or all of the services presently offered by the Company. See "Business--Products and Services" and "--Competition."

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Many aspects of the Company's international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy. See "Business--Business Strategy," "--Sales and Marketing" and "--Strategic Acquisitions and Relationships."

    The Company has been informed that two foreign individuals, who may be beneficial owners of certain of the entities (the "Former SVC Shareholders") from which the Company acquired the SVC Companies, are the subjects of a criminal investigation in Thailand relating to the alleged embezzlement of funds from the Bangkok Bank of Commerce; and that certain of such funds may have been used by the Former SVC Shareholders to purchase interests in the SVC Companies prior to the sale of the SVC Companies to the Company. The Company has been informed that such individuals maintain their innocence with regard to all such charges. The Company does not believe that such investigation will have any material adverse effect on the Company.

    COMPETITION. The Company faces a high degree of competition in each of its businesses. Many of the Company's competitors, which include AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI"), Sprint Corp. ("Sprint") and numerous national post, telephone and telegraph companies ("PTTs") around the world, and potential competitors such as the regional Bell operating companies ("RBOCs"), possess significantly greater financial, marketing, technological and other resources than the Company. Each of AT&T, MCI and Sprint, and many of the PTTs, offer enhanced and/or basic fax communications services similar to those offered by the Company. The Company cannot predict whether AT&T, MCI, Sprint, any PTT or any other competitor will expand its enhanced and/or basic fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, the Company's receiving, queuing, routing and other systems logic and architecture are not proprietary to the Company and as a result, there can be no assurance that such information will not be acquired or duplicated by the Company's existing and potential competitors. Generally, the Company does not typically have long-term contractual agreements with its customers and there can be no assurance that its customers will continue to transact business with the Company in the future. In addition, even if there is continued growth in the use of enhanced and/or basic fax services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for enhanced and/or basic fax communications services. There also can be no assurance that customers will not elect to use alternatives to the Company's fax communications services, including the Internet, to carry such customers' communications or that companies offering such alternatives will not develop product features or pricing policies which are more attractive to customers than those offered by the Company. See "Business--Competition."

    REGULATION OF TELECOMMUNICATIONS INDUSTRY. The Company is subject to regulation by the Federal Communications Commission (the "FCC"), which adopts and implements regulations and policies that directly or indirectly affect the ownership and operation of telecommunications service providers, and has the power to impose penalties for violations of relevant statutes and FCC regulations. In February 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), which substantially amends existing law applicable to the telecommunications industry. Although the Telecommunications Act may substantially lessen regulatory burdens, certain provisions of the Telecommunications Act could materially affect the growth and operation of the Company's business and subject the Company to additional competition. Moreover, the impact of the Telecommunications Act is difficult to predict at this time, because of the uncertainty surrounding future rulemaking by the FCC to interpret its provisions, the delayed effectiveness of other provisions of the Telecommunications Act and the outcome of pending and potential judicial challenges.


    CONTROL BY CURRENT STOCKHOLDERS. The Company's directors, executive officers and their affiliates control approximately 36.4% of the outstanding shares of Common Stock. After giving effect to the sale of Common Stock offered hereby (assuming the Underwriters' over-allotment options are not exercised), the Company's directors, executive officers and their affiliates will control approximately 34.5% of the outstanding shares of Common Stock. Accordingly, those stockholders will continue to have the ability, if acting in concert, to influence the outcome of elections of the Company's Board of Directors and votes on matters presented for approval by the stockholders of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company. See "Principal and Selling Stockholders."

    In connection with the acquisitions of the SVC Companies in November 1995, the Company and certain stockholders of the Company (the "New Stockholders") entered into a Shareholders Agreement, dated November 20, 1995 (the "Shareholders Agreement"). Under the Shareholders Agreement, as amended to date, the New Stockholders have agreed to suspend their right to designate a nominee to serve as a member of the Board of Directors of the Company until such time as the Board of Directors determines, in good faith, that the investigation in
Thailand discussed above under "--Risks Associated with International Operations" is no longer pending.

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends on its ability to attract, motivate and retain highly skilled and qualified management, sales and technical personnel. In the event the Company is unable to continue to do so, its operations and growth prospects could be adversely affected. In addition, in implementing its strategy, the Company is dependent on the services of certain key employees, some of whom have executed employment agreements with the Company. The Company may be adversely affected if these individuals do not continue to participate in corporate management. Roy B. Andersen, Jr., the President and Chief Executive Officer of the Company, was diagnosed in 1993 as having a form of leukemia. Mr. Andersen received treatment in 1993 for his condition, has maintained his full work schedule since such diagnosis and treatment and has informed the Company that he intends to maintain his full work schedule. However, there can be no assurance that Mr. Andersen will not need to curtail his activities on behalf of the Company. See "Management."

    POSSIBLE VOLATILITY OF STOCK PRICE. There has been volatility in the market prices of securities of telecommunications companies, including in the market price of the Common Stock. Future announcements concerning the Company or its competitors, including quarterly financial operating results, developments in the fax communications services business or the telecommunications industry or other developments may have a significant effect on the market price of the Common Stock. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. See "Price Range of Common Stock and Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of Common Stock in the public market after the date hereof could adversely affect the market price of the Common Stock. As of August 12, 1996, the Company had 8,124,745 shares of Common Stock issued and outstanding. Immediately following completion of the Offering, 8,674,745 shares of Common Stock will be issued and outstanding, substantially all of which will be freely tradeable (including the 840,000 shares sold in this Offering and 1,510,000 shares the resale of which is covered by a Registration Statement filed by the Company on July 17, 1996 in connection with the acquisitions of the SVC Companies and which are not included in this Offering). However, the Company and holders of not less than 3,678,443 shares of Common Stock (which includes 372,713 shares issuable upon exercise of currently exercisable stock options and warrants to purchase Common Stock), including each of the Company's officers and directors, the Selling Stockholder and certain other stockholders, have agreed that they will not, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell or grant any option to purchase or otherwise sell or dispose (or announce any offer, pledge, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition), of any shares of Common Stock or other capital stock or securities exchangeable or exercisable for, or convertible into, shares of Common Stock or other capital stock for a period of 90 days after the date of this Prospectus, except (i) for shares of Common Stock offered hereby, (ii) with the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters, and (iii) in the case of the Company, for issuances under the terms of the Plans (as defined below). See "Principal and Selling Stockholders" and "Underwriting."

    As of the date of this Prospectus, the Company has outstanding 326,342 options to purchase shares of Common Stock pursuant to the 1992 Incentive Stock Option Plan (the "1992 Plan"), 412,347 options to purchase shares of Common Stock pursuant to the 1993 Incentive Stock Option Plan (the "1993 Plan") and 256,527 options to purchase shares of Common Stock pursuant to the Company's 1996 Incentive Stock Option Plan (the "1996 Plan" and, collectively with the 1992 Plan and the 1993 Plan, the "Plans"). The Company has filed a Registration Statement on Form S-8 to register the Common Stock issued or reserved for issuance upon exercise of options granted under the 1992 Plan and the 1993 Plan. The Company has reserved an additional 750,000 shares of Common Stock for issuance pursuant to options under the 1996 Plan, which was approved by the Company's stockholders in January 1996. The Company expects to file a registration statement on Form S-8 with the Commission with respect to the shares of Common Stock issuable under the 1996 Plan as soon as practicable. Shares issued upon exercise of options granted under the Plans generally will be freely tradeable after the effective date of a registration statement covering such shares without restriction or further registration under the Securities Act.

    In addition to the Plans, the Company has issued warrants to certain current and former non-employee directors and founders of the Company to purchase an aggregate of 138,500 shares of Common Stock at exercise prices ranging from $0.50 to $17.50 per share. The Company has also reserved 200,000 shares of Common Stock for issuance pursuant to options granted in April 1996 to certain executive officers of the Company which will vest upon the achievement by the Company of certain performance targets based upon the price per share of the Common Stock. See "Management." Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock.

    CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL. The Company's Amended and Restated Certificate of Incorporation and By-laws contain provisions which may have the effect of delaying or preventing a change in control of the Company. Such provisions include a classified Board of Directors, blank check preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval) and limitations on stockholder action. See "Management."
                            ------------------------

    THIS  PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, STATEMENTS UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" REGARDING THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY AND PLANS AND OBJECTIVES OF MANAGEMENT OF THE COMPANY FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE
COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                USE OF PROCEEDS


    The net proceeds to the Company (net of underwriting discounts and commissions and estimated Offering expenses) from the sale of the 550,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $19.25 per share are estimated to be $9.5 million ($11.0 million if the Underwriters' over-allotment options are exercised in full).



    The Company intends to use approximately $2.6 million of the net proceeds from the Offering to repay a portion of outstanding indebtedness under the term loan portion of the Credit Facility. The terms of the Credit Facility require the Company to use the entire net proceeds from the Offering to repay the term loan portion of the Credit Facility; however, the Company is currently seeking approval of its lenders to use all but $2.6 million of the net proceeds for working capital and general corporate purposes as described in the next paragraph. The term loan portion presently accrues interest at a floating rate (8.375% as of July 1, 1996) based upon the London Interbank Offered Rate ("LIBOR") plus 2.75% per annum and matures in November 2001. Borrowings under the Credit Facility were used to consummate the acquisitions of the SVC Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    Subject to the approval described above, the balance of the net proceeds will be used for working capital and general corporate purposes, including the completion by the Company of its acquisition of an increased ownership interest in Xpedite France, other future acquisitions and the launch of the Company's Real-Time service. The Company considers acquisition opportunities from time to time and is currently negotiating to increase its ownership interest in Xpedite Germany and has executed a letter of intent to purchase the assets of one of its Nodal Partners in Korea. There can be no assurance that any of such transactions will be completed. The increased interests in Xpedite France and Xpedite Germany are not pursuant to the "put" and "call" arrangements with the European Affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Pending the above uses, the net proceeds to the Company will be invested in United States government securities or other short-term investment grade securities.


    The Company will not receive any of the proceeds from the sale of the 290,000 shares of Common Stock offered by the Selling Stockholders hereby. See "Principal and Selling Stockholders."


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is traded on the Nasdaq National Market under the symbol "XPED." The table below sets forth for the periods indicated commencing on February 14, 1994, the date that the Common Stock was first offered to the public, the high and low sale prices for the Common Stock as reported by the Nasdaq National Market.


                                                                               HIGH        LOW
                                                                             ---------  ---------
Year ended December 31, 1994
  First Quarter (from February 14, 1994)...................................  $   18.75  $   13.00
  Second Quarter...........................................................      18.00      12.00
  Third Quarter............................................................      22.50      13.75
  Fourth Quarter...........................................................      22.75      15.50
Year ended December 31, 1995
  First Quarter............................................................      20.75      16.25
  Second Quarter...........................................................      23.50      13.25
  Third Quarter............................................................      18.75      13.50
  Fourth Quarter...........................................................      17.88      12.50
Year ending December 31, 1996
  First Quarter............................................................      18.25      14.25
  Second Quarter...........................................................      28.25      16.25
  Third Quarter (to August 14, 1996).......................................      27.75      18.75

    On August 14, 1996, the last sale price reported on the Nasdaq National Market for the Common Stock was $19.25 per share. On the same date, there were approximately 180 holders of record of the Common Stock.


    The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the Credit Facility contains certain restrictions on the payment of cash dividends.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of June 30, 1996, on an actual basis and as adjusted to give effect to the sale of the 550,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $19.25 per share and the application of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company.



                                                                                              JUNE 30, 1996
                                                                                        --------------------------
                                                                                        ACTUAL(2)   AS ADJUSTED(3)
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)

Short-term debt(1)....................................................................  $    6,578   $      6,578
                                                                                        ----------  --------------
                                                                                        ----------  --------------
Long-term debt, excluding current maturities..........................................  $   33,425   $     30,819
Stockholders' equity:
  Common stock, $0.01 par value per share; 15,000,000 shares authorized; 8,195,163 shares issued and outstanding; as adjusted, 8,745,163 shares issued and outstanding
   (4)................................................................................          82             87
  Additional paid-in capital..........................................................      54,250         63,751
  Accumulated deficit.................................................................     (44,877)       (44,877)
  Less: Treasury stock: 72,000 shares at cost.........................................        (216)          (216)
                                                                                        ----------  --------------
      Total stockholders' equity......................................................       9,239         18,745
                                                                                        ----------  --------------
      Total capitalization............................................................  $   42,664   $     49,564
                                                                                        ----------  --------------
                                                                                        ----------  --------------


- ---------------
(1)  Includes  current   maturities  of   long-term  debt   and  capital   lease
     obligations.

(2) Reflects prepayment of approximately $5.1 million of outstanding indebtedness by delivery of 351,000 shares issued in June 1996; such shares were placed into escrow pending approval by the Company's stockholders of such prepayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."


(3) Assumes the Company uses approximately $2.6 million of the net proceeds from the Offering to repay indebtedness under the term loan portion of the Credit Facility. In the event the Company's lenders do not approve the use of net proceeds for working capital and general corporate purposes, all net proceeds will be used to repay indebtedness under the term loan portion of the Credit Facility, in which event "Long-term debt, excluding current maturities" would be $23,919 and "Total Capitalization" would be $42,664. See "Use of Proceeds."


(4) Does not include 944,188 shares of Common Stock issuable as of June 30, 1996 upon the exercise of outstanding stock options, of which 1,582 shares were issued upon exercise subsequent to June 30, 1996.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The selected consolidated Statement of Operations Data and Balance Sheet Data set forth below at and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of the Company. The selected consolidated Statement of Operations Data and Balance Sheet Data set forth below at and for the six-month periods ended June 30, 1995 and 1996 are derived from the unaudited consolidated financial statements. The unaudited consolidated financial data include all adjustments, consisting of normal, recurring accruals, which management considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, together with the related notes thereto, included elsewhere in this Prospectus.

                                                                                                               SIX MONTHS
                                                                YEARS ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                 -------------------------------------------------------  --------------------
                                                   1991       1992       1993(1)      1994      1995(2)     1995       1996
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Domestic service.............................  $   5,052  $   9,400   $  28,341   $  39,523  $  48,210  $  21,973  $  37,724
  International service........................     --         --          --          --          3,630     --         20,291
  System sales and other.......................      1,049        629         731       1,906      3,844      1,862      3,581
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
    Total net revenues.........................      6,101     10,029      29,072      41,429     55,684     23,835     61,596
Costs and expenses:
  Cost of sales................................      3,400      4,731      14,000      16,992     21,602      8,779     28,238
  Selling and marketing........................      1,738      3,284       7,680      11,180     15,059      6,632     13,305
  General and administrative...................        628        982       1,942       2,746      3,964      1,612      4,015
  Research and development.....................        645        569       1,695       2,834      3,415      1,596      2,483
  Depreciation and amortization................        344        428         975       1,432      2,723      1,037      3,498
  Write-off of in-process research and
    development costs (3)......................     --         --          --          --         53,000     --         --
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
Operating income (loss) (3)....................       (654)        35       2,780       6,245    (44,079)     4,179     10,057
Interest income (expense)......................       (966)      (523)       (373)        433        233        411     (1,757)

Other income...................................     --         --          --          --             23     --            130
Income tax expense.............................     --         --            (712)     (1,950)    (2,741)    (1,515)    (3,461)
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net income (loss) (3)..........................  $  (1,620) $    (488)  $   1,695   $   4,728  $ (46,564) $   3,075  $   4,969
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net income (loss) per common share (3) (4).....     --      $   (0.17)  $    0.34   $    0.71  $   (6.67) $    0.45  $    0.61
Weighted average shares outstanding (4)........     --          2,826       4,599       6,600      6,982      6,882      8,204

OTHER DATA:
EBITDA (5).....................................  $    (298) $     467   $   3,967   $   7,919  $  12,030  $   5,367  $  14,111
Average minutes of fax transmission delivered
  per business day.............................         45         98         273         463        667        579      1,221

                                                                                 DECEMBER 31,                          JUNE 30,
                                                           ---------------------------------------------------------  -----------
                                                             1991       1992       1993(1)      1994       1995(2)      1996(6)
                                                           ---------  ---------  -----------  ---------  -----------  -----------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments........  $      76  $   1,906   $     472   $  16,139   $   9,076    $   4,528
Total assets.............................................      2,004      5,019      13,962      34,352      72,883       76,698
Long-term debt, excluding current maturities.............      1,330      4,201       3,098          13      36,323       33,425
Preferred Stock..........................................     --          6,663       7,262      --          --           --
Stockholders' equity (deficit)...........................     (8,339)    (7,502)     (6,599)     27,085      (1,116)       9,239

- ---------------
(1) The Company acquired certain assets from TRT on February 1, 1993. See "Business--Strategic Acquisitions and Relationships" and Note 2 of Notes to Consolidated Financial Statements.

(2) Includes results of operations of the SVC Companies from the date of acquisition--November 20, 1995. See "Business--Strategic Acquisitions and Relationships" and Note 2 of Notes to Consolidated Financial Statements.

(3) In connection with the acquisitions of the SVC Companies in November 1995, the Company wrote off $53.0 million of in-process research and development costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements.

(4) Amounts for 1992 and 1993 give pro forma effect to the issuance of shares of Common Stock upon the assumed conversion in each period of shares of Preferred Stock at a conversion price equal to $15.00 (the public offering price for the Common Stock in the Company's initial public offering in February 1994).

(5) EBITDA consists of operating income plus depreciation and amortization, a portion of which is included in cost of sales. For 1995, EBITDA was computed excluding the non-recurring charge resulting from the write-off of in-process research and development costs. EBITDA is a commonly-used measure of financial performance in the telecommunications industry, but is not intended to be a substitute for or replacement of operating income or reported net income.

(6) Reflects prepayment of approximately $5.1 million of outstanding indebtedness by delivery of 351,000 shares issued in June 1996; such shares were placed into escrow pending approval by the Company's stockholders of such prepayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."

                              PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

    The following unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 1995 gives effect to the acquisitions of the SVC Companies, which were consummated on November 20, 1995, as if they had occurred on January 1, 1995.

    The historical results for each of the SVC Companies represent the actual results of operations for each of such companies for the period from January 1, 1995 through November 20, 1995, the date of the acquisitions of the SVC Companies. No adjustments were made to the historical results of operations for any of the SVC Companies in order to present the results of operations on a December 31 fiscal year.

    This information should be read in conjunction with the Company's Consolidated Financial Statements, together with the notes thereto, and the financial statements of each of the SVC Companies included elsewhere in this Prospectus. The following unaudited pro forma condensed combined statement of operations does not purport to represent what the results of operations actually would have been had the acquisitions of the SVC Companies occurred on January 1, 1995, or to project the Company's results of operations for any future period or date. The pro forma adjustments are based upon certain assumptions and estimates that management of the Company believes are reasonable. The Company believes that all adjustments considered necessary for a fair presentation have been included in the unaudited pro forma condensed combined statement of operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THROUGH NOVEMBER 20, 1995
                                       HISTORICAL   ---------------------------------   PRO FORMA
                                         XPEDITE      VITEL      SWIFT      COMWAVE    ADJUSTMENTS   PRO FORMA
                                       -----------  ---------  ---------  -----------  -----------  -----------
Net revenues.........................   $  55,684   $  26,977  $  17,200   $   7,265                 $ 107,126
Cost of sales........................      21,602      14,953     10,776       3,902                    51,233
                                       -----------  ---------  ---------  -----------               -----------
Gross margin.........................      34,082      12,024      6,424       3,363                    55,893
Operating expenses, excluding
 depreciation and amortization.......      22,438      11,455      6,342       2,218                    42,453
Depreciation and amortization........       2,723       1,825        666         482          369        6,065
                                       -----------  ---------  ---------  -----------  -----------  -----------
Operating income(d)..................       8,921      (1,256)      (584)        663         (369)       7,375
Interest and other (income)
 expense.............................        (256)        (38)       (34)        192        4,651(b)      4,515
                                       -----------  ---------  ---------  -----------  -----------  -----------
Income before income taxes and
 non-recurring charge................       9,177      (1,218)      (550)        471       (5,020)       2,860
Income tax expense (benefit).........       2,741                                170       (1,777)(c)      1,134
                                       -----------  ---------  ---------  -----------  -----------  -----------
Net income before non-recurring
 charge..............................   $   6,436   $  (1,218) $    (550)  $     301    $  (3,243)   $   1,726(e)
                                       -----------  ---------  ---------  -----------  -----------  -----------
                                       -----------  ---------  ---------  -----------  -----------  -----------
Net income before non-recurring
 charge per common share.............   $    0.92                                                    $    0.21
                                       -----------                                                  -----------
                                       -----------                                                  -----------
Weighted average shares
 outstanding.........................       6,982                                           1,249        8,231
                                       -----------                                     -----------  -----------
                                       -----------                                     -----------  -----------

    See accompanying notes (a)-(e) to this unaudited pro forma statement of operations.

                     NOTES TO PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

SUMMARY OF TRANSACTIONS

    On November 20, 1995, the Company purchased all of the outstanding capital stock of ViTel, Swift and Comwave. The purchase prices for the acquisitions, including $2.4 million of transaction costs, were approximately $41.5 million, $23.2 million and $11.4 million, respectively, totaling $76.1 million. The purchase prices were paid through the issuance of 1,249,000 shares of Common Stock valued at $18.3 million, subordinated notes payable to the sellers of
ViTel with a carrying value of $4.9 million (the "ViTel Notes") and $50.5 million in cash. The transactions are accounted for as purchases, and accordingly, the purchase prices were allocated to the net assets acquired based upon the estimated fair values as follows:

                                                                                   (IN MILLIONS)
Tangible net assets..............................................................    $     7.2
In-process research and development costs........................................         53.0
Customer lists...................................................................          5.6
Purchased software...............................................................          2.7
Costs in excess of fair value of net assets acquired.............................          7.6
                                                                                         -----
                                                                                     $    76.1
                                                                                         -----
                                                                                         -----

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

(a) To reflect amortization of identifiable intangible assets and costs in excess of fair value of net assets acquired. Amortization periods are as follows:

Customer lists....................................................    8 years
Purchased software................................................    5 years
Costs in excess of fair value of net assets acquired..............   10 years

    Amounts also include a reduction of $1.4 million for depreciation and amortization expense previously recognized on assets acquired for which the amounts were adjusted to fair value.

(b) To reflect the following:

                                                                                      (IN
                                                                                  THOUSANDS)
Additional interest expense on term loan.......................................    $   3,500
Additional interest expense on ViTel Notes.....................................          394
Interest expense on liabilities not assumed....................................          (58)
Interest income from cash and investments used to finance a portion of the
  acquisition price............................................................          610
Debt issue cost amortization...................................................          205
                                                                                      ------
                                                                                   $   4,651
                                                                                      ------
                                                                                      ------

    At the Company's option, the $40 million term loan portion of the Credit Facility bears interest at either (a) the bank's Base Rate, defined as the higher of (i) 0.5% ("Base Margin") in excess of the Federal Funds rate or
    (ii) the bank's prime rate plus 1.5% per annum; or (b) a rate equal to the LIBOR rate plus 2.75% per annum. An interest rate of 10% has been assumed in the calculation of the additional interest expense on this debt for pro forma purposes. If the assumed rate were increased or decreased by 0.125%, the effect on pro forma results of operations would be $50,000.

    The ViTel Notes did not accrue interest until May 20, 1996. Beginning on May 20, 1996, the ViTel Notes began to accrue interest at the rate of 17.0% per annum until November 20, 1996, and thereafter at the rate of 12.0% per annum until maturity on January 1, 2002. The ViTel Notes were recorded at fair value using a 9.0% effective interest rate.

(c) To adjust federal and state income taxes for the effect of the pro forma adjustments.

(d) The write-off of in-process research and development costs is excluded from the pro forma calculation of operating income as it is a non-recurring item. See Note (3) of "Summary Consolidated Financial and Operating Data."

(e) Included in the historical results of the SVC Companies and in the pro forma results are certain one-time expenses, including (i) $2.7 million of stock acquisition expenses relating to the acquisition of ViTel by certain of the Former SVC Shareholders and (ii) $0.3 million of severance costs, "stay" bonuses and consulting fees.

    The Company is in the process of implementing cost savings measures relating to the integration of the SVC Companies. To date, the Company has implemented cost savings measures which, if implemented as of January 1, 1995, management believes would have resulted in approximately $0.8 million of operations costs savings in 1995 (including cost reductions resulting from renegotiation of long distance rates and from re-routing ViTel long distance traffic to lower-cost carriers).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the financial condition and results of operations of the Company for the three years ended December 31, 1993, 1994 and 1995 and the six month periods ended June 30, 1995 and 1996. It should be read in conjunction with the Company's Consolidated Financial Statements, the related notes thereto and other financial and operating information included elsewhere and incorporated by reference in this Prospectus.

OVERVIEW

    The Company derives a substantial majority of all of its revenues from charges for the provision of Basic and Enhanced Fax Services. Customers are charged based primarily upon the telephone connection time used to make the delivery of a fax communication to each recipient. Although the Company generally does not have long-term contractual service agreements with its customers, the Company's customers tend to continue to use the Company's fax communications services once they have begun to use such services and, as a result, the Company's operating results benefit from the recurring monthly revenue stream from such customers. The Company also receives revenues from the provision of other messaging services, such as telex and electronic mail.

    In addition to service revenues from electronic document distribution services, the Company generates system sales, royalty and other revenues by selling electronic document distribution systems and components and licensing the Company's software to other fax communications services providers. System sales generally have been structured to generate royalty income from the purchasers of such systems, based on the revenues received by the purchaser from such systems.

    On November 20, 1995, the Company acquired all of the outstanding capital stock of each of the SVC Companies (the "SVC Acquisitions"). The SVC Companies provide Enhanced and Basic Fax Services worldwide. The purchase prices for the SVC Acquisitions, including transaction costs, were approximately $23.2 million for Swift, $41.5 million for ViTel, and $11.3 million for Comwave, respectively, which includes a total of $2.0 million held in escrow to secure the indemnification obligations of certain of the sellers. A portion of the aggregate purchase price was paid through the issuance of an aggregate of 1,249,000 shares of Common Stock valued at $18.3 million, and subordinated notes payable to the sellers of ViTel of approximately $5.1 million (the "ViTel Notes"). The Company expects the ViTel Notes to be prepaid by the issuance to the holders of such notes of 351,000 shares of Common Stock (subject to the pending receipt of approval of such prepayment by the Company's stockholders). The SVC Acquisitions were accounted for as purchases. Accordingly, the assets acquired and liabilities assumed through these purchases have been recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included $53.0 million of in-process research and development costs, customer lists of $5.6 million and purchased software of $2.7 million. Since the technological feasibility of the in-process research and development costs had not yet been established and the technology being developed had no alternative future use at the acquisition date, the in-process research and development costs were immediately written-off and included in the Company's results of operations as a non-recurring charge for the year ended
December 31, 1995. The results of the SVC Companies are included in the Company's results of operations from the date of the SVC Acquisitions.

    Until the acquisitions of the SVC Companies, substantially all of the Company's revenues were generated in North America. Net revenues and results of operations for the SVC Companies are included in those of the Company for the six months ended June 30, 1996. As a result of the SVC Acquisitions, the Company is classifying net service revenue as either "international" or "domestic." The Company defines "domestic" service revenues as those generated by the Company's United States and Canadian sales forces. All other service revenues are defined by the Company as "international" service revenues.

    As a result of the SVC Acquisitions and internal growth, the Company's service revenues for the six months ended June 30, 1996 were $37.7 million in North America and $20.3 million internationally. Revenues and EBITDA (before non-recurring charges) for the year ended December 31, 1995, after giving pro forma effect to the acquisitions of the SVC Companies by the Company as if such acquisitions had occurred on January 1, 1995, were $107.1 million and $13.8 million, respectively.


    Subsequent to the SVC Acquisitions, the Company has made and will continue to make significant development efforts to integrate the systems of the SVC Companies into the Xpedite Network. In addition, the Company intends to integrate certain development efforts which had been commenced by the SVC Companies, which address features which are complementary to the Company's system and are intended to minimize the need to have several systems. The efforts to integrate and interconnect the acquired systems with the Company's existing systems are substantial.


RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain operating data as a percentage of net revenues:

                                                                                                        SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                         ----------------------------------------  --------------------------
                                                             1993          1994          1995          1995          1996
                                                         ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Domestic service.....................................       97.5%         95.4%         86.6%         92.2%         61.2%
  International service................................       --            --             6.5          --            33.0
  System sales and other...............................        2.5           4.6           6.9           7.8           5.8
                                                             -----         -----         -----         -----         -----
    Total net revenues.................................      100.0         100.0         100.0         100.0         100.0
Costs and expenses:
  Cost of sales........................................       48.1          41.0          38.8          36.8          45.9
  Selling and marketing................................       26.4          27.0          27.0          27.8          21.6
  General and administrative...........................        6.7           6.6           7.1           6.8           6.5
  Research and development.............................        5.8           6.8           6.2           6.7           4.0
  Depreciation and amortization........................        3.4           3.5           4.9           4.4           5.7
  Write off of in-process research and development
   costs...............................................       --            --            95.2          --            --
                                                             -----         -----         -----         -----         -----
Operating income (loss)................................        9.6          15.1         (79.2)         17.5          16.3
  Interest income (expense)............................       (1.3)          1.0           0.5           1.7          (2.8)
  Other income.........................................       --            --            --            --             0.2
  Income tax expense...................................       (2.5)         (4.7)         (4.9)         (6.3)         (5.6)
                                                             -----         -----         -----         -----         -----
Net income (loss)......................................        5.8%         11.4%        (83.6)%        12.9%          8.1%
                                                             -----         -----         -----         -----         -----
                                                             -----         -----         -----         -----         -----
OTHER DATA:
  EBITDA (1)...........................................       13.6%         19.1%         21.6%         22.5%         22.9%

- ------------
(1) EBITDA for the year ended December 31, 1995 was calculated excluding the non-recurring charge of $53 million related to the acquisitions of the SVC Companies.

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    For the six months ended June 30, 1996, net revenues increased by 158.4% to $61.6 million, as compared to the same period in 1995. Net service revenues increased by 164.0% to $58.0 million for the six months ended June 30, 1996, as compared to the six months ended June 30, 1995. The SVC Acquisitions contributed approximately $28.3 million in net service revenues for the six months ended June 30, 1996;

$8.0 million in domestic service revenue and $20.3 million in international service revenue. Prior to the SVC Acquisitions, the Company had minimal international service revenues. The remaining increase in domestic net service revenues resulted primarily from the efforts of the Company's sales force in penetrating new markets and selling new applications in existing markets. As a result of the SVC Acquisitions and internal growth, fax minutes increased to approximately 154.5 million minutes in the six months ended June 30, 1996, from approximately 73.3 million minutes in the six months ended June 30, 1995.

    System sales and other net revenues increased by 92.3% to $3.6 million for the six months ended June 30, 1996, as compared to the same period in 1995. The increase was primarily the result of an increased volume of sales of system upgrades and expansion equipment, and related royalty revenue.

    The Company's gross margins were 54.2% and 63.2% for the six months ended June 30, 1996 and 1995, respectively. Service margin rates decreased to 54.0% for the first six months of 1996, as compared to 63.5% for the same period in 1995. The decline in service margins resulted primarily from the SVC Acquisitions' international service revenues, which are sold at a lower gross margin but typically generate a higher retained revenue per page. Partially offsetting the impact of the lower international gross margin were lower long distance rates resulting from favorable negotiations with the Company's primary telecommunications service providers, completion of additional direct interconnections with local exchange carriers and the interconnection of the Company's systems with those acquired in connection with the SVC Acquisitions. Domestic service margins were also impacted by a reduction of approximately 15% in the average price charged per minute to customers to deliver a fax page, as compared with the first six months of the prior year. This reduction was in response to competition in the markets in which the Company operates. The Company expects further domestic price reductions of approximately 10% over the next year in response to competitive pressures, and the Company believes that any future reduction in pricing will be partially offset by further reductions in fax delivery costs. In addition, the Company believes that an increase in the volume of revenues and increased operating efficiencies will also mitigate the impact of declining prices on domestic margins. Margin rates on system sales and other revenues also decreased slightly to 56.4% for the six months ended June 30, 1996, as compared to 59.2% for the same period in 1995, primarily as a result of changes in the proportions of the Company's net revenue accounted for by various of the Company's products.

    Selling and marketing expenses increased by 100.6% to $13.3 million for the six months ended June 30, 1996, as compared to the same period in 1995. Expenses relating to the operations of the SVC Companies accounted for $5.2 million of this increase. The remainder of this increase is attributable primarily to the expansion of the Company's domestic direct sales force and customer care and sales support functions, in response to the increase in the Company's net revenues. Selling and marketing expenses as a percentage of net revenues decreased to 21.6% for the six months ended June 30, 1996, as compared to 27.8% for the six months ended June 30, 1995. As of June 30, 1996, the Company employed 189 direct sales employees domestically and internationally, as compared with 120 domestically and none internationally at June 30, 1995.

    General and administrative expenses increased by 149.2% to $4.0 million for the six months ended June 30, 1996, as compared to the same period in 1995. The operations of the SVC Companies accounted for $2.0 million of this increase, with the remainder primarily resulting from additional administrative overhead costs relating to the Company's growth in net revenues. General and administrative expenses as a percentage of net revenues were 6.5% and 6.8% for the six months ended June 30, 1996 and the six months ended June 30, 1995, respectively.

    Research and development expenses increased by 55.6% to $2.5 million for the six months ended June 30, 1996, as compared to the same period in 1995. The operations of the SVC Companies accounted for $0.6 million of this increase. The remaining increase was primarily due to costs for developing product enhancements and new services and features, and integration of the systems of the SVC Companies into the Xpedite Network. Research and development expenses as a percentage of net revenues decreased to 4.0% for the six months ended June 30, 1996, as compared to 6.7% for the six months ended June 30, 1995.

    Depreciation and amortization increased by 237.6% to $3.5 million for the six months ended June 30, 1996, as compared to the same period in 1995. This increase is attributable to the purchase of additional capital equipment for expansion of the Company's systems to support the growth in the Company's net revenues, combined with depreciation and amortization of tangible and intangible assets related to the SVC Acquisitions.

    Operating income increased by 140.7% to $10.1 million for the six months ended June 30, 1996, as compared with the same period in 1995, resulting primarily from increased net service revenues. Operating income as a percentage of net revenues decreased to 16.3% for the six months ended June 30, 1996, as compared with 17.5% for the six months ended June 30, 1995.

    Interest income decreased to $0.2 million for the six months ended June 30, 1996, as compared with $0.4 million for the six months ended June 30, 1995, as a result of the Company utilizing available cash in connection with the SVC Acquisitions. For the six months ended June 30, 1996, the Company also incurred interest expense of $2.0 million, primarily related to the Credit Facility entered into to finance the SVC Acquisitions.

    Income tax expense for the six months ended June 30, 1996 was $3.5 million, or 41.0% of income before income taxes, as compared to 33.0% for the same period in 1995. The Company's effective income tax rate for the six months ended June 30, 1996, exclusive of amortization of costs in excess of fair value relating to the SVC Acquisitions (a non-deductible item), was 39.0%.

    As a result of the factors discussed above, the Company's net income increased by 61.6% to $5.0 million for the six months ended June 30, 1996, as compared with $3.1 million for the same period in 1995. Net income per share of Common Stock increased by 35.6% to $0.61 for the six months ended June 30, 1996, as compared to $0.45 for the six months ended June 30, 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Net revenues increased by 34.4% to $55.7 million in 1995 from $41.4 million in 1994. Net service revenues for 1995 were $51.8 million compared to $39.5 million in 1994, an increase of 31.2%. Of this increase in net service revenues, the SVC Companies contributed net service revenues of $6.1 million during the period from November 20, 1995 through December 31, 1995. The remaining increase resulted primarily from the efforts of the Company's expanded direct sales force both in penetrating new markets and selling new applications in existing markets. As a result of the SVC Acquisitions and internal growth, fax minutes increased by 43.0% to approximately 166.4 million minutes in 1995, as compared to approximately 116.4 million in 1994. The increase in net service revenues and minutes was partially offset by a reduction in the average price charged per minute by the Company to deliver a fax page.

    System sales and other net revenues were $3.8 million in 1995, as compared to $1.9 million in 1994. This increase was the result of increased sales of system upgrades and expansion equipment, and related royalty revenue.

    The Company's gross margins were 61.2% in 1995, as compared to 59.0% in 1994. Service margin rates increased to 61.1% in 1995, as compared to 59.5% in 1994. Service margins were positively impacted by lower long distance rates resulting from favorable negotiations with the Company's primary telecommunications service providers, and completion of additional direct interconnections with local exchange carriers. The positive impact of lower transmission costs on service margins was partially offset by a reduction of approximately 14.0% in the average price charged per minute to customers to deliver a fax page, in response to competition in the Company's markets. In addition, the Company expects that an increase in net revenues and increased operating efficiencies will also mitigate the impact on margins of declining prices. Margin rates on system sales increased to 62.1% in 1995, as compared to 49.3% in 1994, primarily as a result of an increase in royalty revenue of approximately $0.7 million.

    Selling and marketing expenses increased by 34.7% to $15.1 million in 1995 from $11.2 million in 1994. Selling and marketing expenses as a percentage of net revenues remained at 27.0% in 1995 and 1994. The Company continued to expand its sales and marketing organization in 1995, increasing its sales force by 67 salespeople to a total of 165 at December 31, 1995, including 47 salespeople added as a result of the SVC Acquisitions. The Company also expanded its customer care, sales support, marketing and product management functions by 26 individuals to a total of 70 at December 31, 1995, to support the increase in the Company's revenues.

    General and administrative expenses increased by 44.4% to $4.0 million in 1995 from $2.7 million in 1994, primarily as a result of additional administrative overhead costs related to the increased number of personnel employed by the Company. General and administrative expenses as a percentage of net revenues increased to 7.1% in 1995 from 6.6% in 1994.

    Research and development expenses increased by 20.5% to $3.4 million in 1995 from $2.8 million in 1994. This increase was primarily due to costs for developing enhancements and new services and features on the Company's systems. Research and development expenses as a percentage of net revenues decreased to 6.2% in 1995 from 6.8% in 1994.

    EBITDA, excluding the write-off of $53.0 million of in-process research and development costs in 1995, increased by 51.9% to $12.0 million in 1995 from $7.9 million in 1994. EBITDA, excluding such write-off of in-process research and development costs, as a percentage of net revenues increased to 21.6% in 1995 from 19.1% in 1994. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but is not intended to be a substitute for or replacement of operating income or reported net income. These increases were primarily attributable to increased gross margins resulting from decreased telecommunications line charges and improved operating efficiencies.

    Depreciation and amortization increased to $2.7 million in 1995 from $1.4 million in 1994, as a result of additional capital equipment purchased during 1995 and 1994 to support the growth in the Company's net revenues.

    The Company incurred an operating loss of $44.1 million in 1995, as compared to operating income of $6.2 million in 1994, as a result of the write-off of $53.0 million of in-process research and development costs in connection with the SVC Acquisitions.

    Interest income, net of interest expense, was $0.2 million in 1995, as compared to net interest income of $0.4 million in 1994. Interest expense was $0.5 million in 1995, related to debt under the Credit Facility and the Vitel Notes issued to finance the acquisition of the SVC Companies.

    Income tax expense in 1995 was $2.7 million or 6.3% of the Company's loss before income taxes as compared to 29.2% in 1994. The Company's effective tax rate in 1995, exclusive of the write-off of in-process research and development costs in connection with the SVC Acquisitions (a non-deductible item), was 30.0%. See Note 6 of the Notes to the Consolidated Financial Statements.

    As a result of the factors discussed above, the Company's net loss for 1995 was $46.6 million, as compared with net income of $4.7 million in 1994.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Net revenues increased by 42.5% to $41.4 million in 1994 from $29.1 million in 1993. Fax Broadcast net revenues increased by 67.5% to $31.0 million in 1994 from $18.5 million in 1993. In addition, fax minutes increased by 70.2% to approximately 116.4 million minutes in 1994 from approximately 68.4 million minutes in 1993. This increase in Fax Broadcast net revenues resulted primarily from the expansion of the Company's direct sales force to 98 salespersons as of December 31, 1994 from 73 salespersons as of December 31, 1993, and the penetration of additional vertical markets by the Company's direct sales force. The increases in Fax Broadcast net revenues and fax minutes were partially offset by a reduction of approximately 6.5% in the price charged per minute by the Company to deliver a fax page. Net revenues from the Gateway Messaging service decreased to $8.5 million in 1994 from $9.8 million in 1993. This decrease resulted from a significant decline in revenues from telex service, which decreased by 41.7% to $2.1 million in 1994, as compared to $3.6 million in 1993. The Company's telex revenues were derived primarily from the customers and assets acquired from TRT in February 1993. The Company anticipated the decline in telex revenues, both as a consequence of the TRT acquisition, and due to the fact that the Company had not traditionally been a telex carrier.

    Cost of sales increased by 21.4% to $17.0 million in 1994 from $14.0 million in 1993. Cost of sales as a percentage of net revenues decreased to 41.0% in 1994 from 48.1% in 1993, primarily as a result of decreased telecommunications line charges and operating efficiencies. The Company lowered its per minute telecommunications rates partly through negotiation with carriers (reflecting the increasing volume of telecommunications transmission time being purchased by the Company), and through the elimination of the higher costs per minute that had been charged to the Company by TRT prior to the acquisition of the TRT assets by the Company. The integration of the TRT assets into the Company's systems also allowed the Company to eliminate certain duplicative operations support functions.

    Selling and marketing expenses increased by 45.6% to $11.2 million in 1994 from $7.7 million in 1993. Selling and marketing expenses as a percentage of net revenues increased to 27.0% in 1994 from 26.4% in 1993. The Company continued to expand its sales and marketing organization in 1994, increasing its sales force by 25 salespeople to a total of 98 at December 31, 1994. The Company also expanded its customer care, sales support, marketing, and product management functions by 12 individuals to a total of 44 at December 31, 1994, to support the Company's increase in net revenues.

    General and administrative expenses increased by 41.4% to $2.7 million in 1994 from $1.9 million in 1993, primarily as a result of the additional administrative overhead costs related to the increased number of personnel employed by the Company. General and administrative expenses as a percentage of net revenues decreased to 6.6% in 1994 from 6.7% in 1993, resulting from increased net revenues and greater operating efficiencies.

    Research and development expenses increased by 67.3% to $2.8 million in 1994 from $1.7 million in 1993. Research and development expenses as a percentage of net revenues increased to 6.8% in 1994 from 5.8% in 1993. These increases were partly due to costs incurred to fully integrate the assets acquired from TRT into the Company's systems, as well as costs to develop new services and features.

    EBITDA increased by 99.6% to $7.9 million in 1994 from $4.0 million in 1993. EBITDA as a percentage of net revenues increased to 19.1% in 1994 from 13.6% in 1993. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but is not intended to be a substitute for or replacement of operating income or reported net income. These increases were primarily attributable to increased gross margins resulting from decreased telecommunications line charges and improved operating efficiencies.

    Depreciation and amortization increased to $1.4 million in 1994 from $1.0 million in 1993, as a result of the purchase by the Company of additional capital equipment during 1994 to support the growth in the Company's net revenues.

    Operating income increased to $6.2 million in 1994 from $2.8 million in 1993. Operating income as a percentage of net revenues increased to 15.1% in 1994 from 9.6% in 1993. These increases were primarily attributable to the increase in Fax Broadcast revenues, and increased gross margins.

    Interest income, net of interest expense, was $0.4 million in 1994. The Company incurred net interest expense of $0.4 million in 1993. This change resulted from the use of a portion of the net proceeds from the Company's initial public offering in February 1994 to repay all outstanding debt during the first quarter of 1994 (except for capital lease obligations), and the investment of the balance of such net proceeds.

    As a result of the factors discussed above, the Company's net income increased to $4.7 million in 1994 from $1.7 million in 1993.

  SELECTED QUARTERLY FINANCIAL DATA

    The following table shows certain unaudited financial data of the Company for each of the six most recent fiscal quarters. The selected quarterly financial data are unaudited and have been prepared from the books and records of the Company in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (including only normal, recurring adjustments) considered necessary for a fair presentation have been included. Interim results for the three month periods ended March 31, and June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                                                                                     THREE MONTHS ENDED
                                                            --------------------------------------------------------------------
                                                             MARCH 31,   JUNE 30,   SEPT. 30    DEC. 31,   MARCH 31,   JUNE 30,
                                                               1995        1995       1995        1995        1996       1996
                                                            -----------  ---------  ---------  ----------  ----------  ---------

                                                                                       (IN THOUSANDS)
Net revenues:
  Domestic service........................................   $  10,979   $  10,994  $  11,418  $   14,819  $   18,382  $  19,342
  International service...................................      --          --         --           3,630       9,877     10,414
  System sales and other..................................         954         908        731       1,251       1,825      1,756
                                                            -----------  ---------  ---------  ----------  ----------  ---------
    Total net revenues....................................      11,933      11,902     12,149      19,700      30,084     31,512
Operating income (loss) (1)...............................       2,129       2,050      2,170     (50,428)      4,880      5,177
Other Data:
  EBITDA (2)..............................................       2,701       2,666      2,830       3,833       6,879      7,232

- ---------------
(1) Operating income (loss) for the quarter ended December 31, 1995 was calculated including a non-recurring charge of $53.0 million, relating to the acquisitions of the SVC Companies.

(2) EBITDA for the quarter ended December 31, 1995, was calculated excluding the non-recurring charge of $53.0 million related to the acquisitions of the SVC Companies.

    Total net revenues increased to $30.1 million and $31.5 million in the quarters ending March 31, and June 30, 1996, respectively, reflecting an increase of 52.7% and 4.7% over the preceding quarter, respectively. EBITDA increased to $6.9 million and $7.2 million in the quarters ended March 31, and June 30, 1996, respectively, reflecting an increase of 79.5% and 5.1% over the preceding quarter, respectively. The increases for the quarter ended March 31, 1996 are attributable primarily to the effect of the SVC Acquisitions in November 1995. The increases for the quarter ended June 30, 1996 reflect internal growth.

LIQUIDITY AND CAPITAL RESOURCES


    The Company entered into the Credit Facility on November 20, 1995, in connection with the SVC Acquisitions. The Credit Facility provides for a term loan and a revolving loan. As of June 30, 1996, there was an outstanding balance of $0.7 million on the revolving loan portion of the Credit Facility and $37.5 million outstanding under the term loan portion of the Credit Facility. The term loan is payable in quarterly installments of $1.25 million increasing periodically to $2.25 million with a final payment in November 2001. The Company intends to use approximately $2.6 million of the net proceeds from the Offering to repay a portion of the outstanding indebtedness under the term loan portion of the Credit Facility, subject to the approval by its lenders of the use of proceeds for working capital and general corporate purposes. See "Use of Proceeds." In connection with the SVC Acquisitions, the ViTel Notes were issued to the sellers of ViTel. The ViTel Notes did not accrue interest until May 1996, at which time they began to accrue interest at 17.0% per annum until November 1996, and thereafter at the rate of 12.0% per annum until maturity in January 2002. Interest on the ViTel Notes is payable annually by the issuance of additional notes in principal amount equal to the interest payment. In the event that all unpaid principal and accrued interest is not paid in full on or prior to November 20, 1996, the aggregate principal amount of the ViTel Notes will increase to approximately $7.4 million. In June 1996, the Company issued 351,000 shares of Common Stock to the holders of the ViTel Notes in prepayment of the outstanding principal amount thereof. Such shares were placed in escrow pending approval by the Company's stockholders of such prepayment.

    At June 30, 1996, the Company had $4.5 million in cash and cash equivalents. At June 30, 1996, the Company had working capital of $2.9 million. The Company generated $6.3 million in cash from operations in 1995, as compared to $5.0 million and $3.5 million in 1994 and 1993, respectively. For the six month period ended June 30, 1996, the Company generated $4.6 million in cash from operations. For the comparable period ended June 30, 1995, the Company generated $1.6 million in cash from operations.

    The Company performs ongoing credit evaluations of its customers. Reserves are maintained for potential credit losses and allowances issued to customers as a result of adjustments by the Company in the prices charged to customers. Such losses and allowances have been within management's expectations. Provisions for allowances and doubtful accounts as a percentage of net revenue were 2.9%, 3.3%, and 2.2% in 1995, 1994 and 1993, respectively. The increase from 1993 to 1994 was primarily a result of the customers acquired from TRT in 1993.

    Statement of Financial Accounting Standards ("SFAS") No. 109 requires that a valuation allowance be recorded for deferred tax assets if it is more likely than not that some or all of a company's deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends upon the existence of future taxable income. Prior to 1995, the Company recorded a tax valuation allowance in accordance with SFAS No. 109. As a result of its recent history of carryforward utilization and projected future taxable income, the Company reduced its tax valuation allowance by $2.3 million in 1995.

    Included in the net deferred tax assets recorded at December 31, 1995 is a deferred tax asset of $2.4 million reflecting the benefit of $6.0 million in loss carryforwards, which expire in varying amounts between 2004 and 2007. As a result of certain transactions involving the Company's stock, an "ownership change" as defined in Section 382 of the Internal Revenue Code occurred in 1992. Consequently, future utilization of the Company's federal net operating loss carryforwards are subject to an annual limitation of approximately $640,000.

    Net cash provided by investing activities in 1995, exclusive of $46.2 million in cash used to acquire the SVC Companies, was $0.3 million. During the years ended December 31, 1995, 1994 and 1993, the Company made capital expenditures of $3.7 million, $4.3 million and $2.3 million, respectively. The Company's primary capital expenditures consist of investments in computer systems and equipment, and telecommunications systems. The Company has currently budgeted approximately $6.5 million for capital expenditures in 1996, but has requested an increase from its lenders for capital expenditures of approximately $9.0 million in 1996. The Company made additional loans to Xpedite Germany in 1995 of $1.6 million, and has made aggregate loans to Xpedite Germany of $3.3 million as of June 30, 1996. The Company has agreed to provide up to an additional $0.6 million (converted at the current rate of exchange), in such loans over the next three years. The proceeds of the net sales of held-to-maturity securities of $5.8 million were used to partially finance the acquisitions of the SVC Companies. These securities were sold at their maturity dates during 1995.

    The Company has "put" and "call" arrangements relating to each of the European Affiliates. The purchase prices payable in connection with the exercise of such "put" or "call" options is based on, among other things, the achievement of certain financial results as set forth in the agreements relating to such "puts" and "calls." Due to the uncertainties as to the ability of each of the European Affiliates to achieve such financial results and as to whether the conditions set forth in such agreements will be met, the Company does not consider the exercise of these options to be probable during the next twelve months. If exercised, however, the purchase price payable in connection with the "put" and "call" options is payable in cash or any negotiable security, Common Stock, or a combination of cash, Common Stock, or any negotiable security, at the Company's option. See "Business--Strategic Acquisitions and Relationships."

    The Company believes that its sources of capital, including internally generated funds, and cash available pursuant to the Credit Facility will be adequate to satisfy its debt requirements and anticipated capital needs for the next twelve months. However, the Company may elect to finance its future capital requirements through additional equity or debt financing.

HEDGING TRANSACTIONS

    The Company is holding forward contracts for 3.4 million German marks, and 160 million Japanese yen, in order to hedge its loans to Xpedite Germany and amounts due from its subsidiaries at June 30, 1996, reducing its risk to fluctuations in foreign exchange rates.

    Contracts for German marks have maturity dates ranging from 1997 through 1999. The Company's contracts for Japanese yen have maturity dates during 1996. The fair value of such contracts at June 30, 1996, based upon current market quotes for contracts with similar terms, approximated the carrying value of such contracts.

    In the event of non-performance of contract terms by the banks, the Company would be required to sell German marks and Japanese yen at the prevailing exchange rates.

EFFECT OF INFLATION

    Inflation is not a material factor affecting the Company's business. In recent years, telecommunications costs have declined significantly as volumes of traffic carried by the Company have grown. However, general operating expenses such as salaries, employee benefits and occupancy costs are subject to normal inflationary pressures.

                                    BUSINESS

OVERVIEW

    The Company is a leading worldwide provider of enhanced fax services ("Enhanced Fax Services"), and now also offers basic fax services ("Basic Fax Services") via a worldwide network with points of presence in over 70 cities in 38 countries. Through internal growth and strategic acquisitions, the Company has significantly increased its net revenues, EBITDA and net income in recent years. For the year ended December 31, 1995, net revenues increased 34.4% to $55.7 million, EBITDA (before non-recurring charges) increased 51.9% to $12.0 million and net income (before non-recurring charges) increased 36.1% to $6.4 million, as compared to the year ended December 31, 1994. For the six months ended June 30, 1996, net revenues increased 158.4% to $61.6 million, EBITDA increased 162.9% to $14.1 million and net income increased 61.6% to $5.0 million, as compared to the six months ended June 30, 1995. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but it is not intended to be a substitute for or replacement of operating income or reported net income.

    The Company's Enhanced Fax Services consist primarily of its Fax Broadcast and Gateway Messaging services. The Fax Broadcast service enables a customer to rapidly distribute the same document to multiple recipients by sending a single transmission through the Company's system to a list of fax addresses. For example, use of the Fax Broadcast service allows a newsletter publisher to send its newsletter to all of its subscribers in a matter of minutes by means of a single transmission to the Company. This process may save significant amounts relative to the costs of printing and mailing or managing the fax process and documenting the delivery of the fax communication to each addressee. While the Company's typical Fax Broadcast is transmitted to approximately 100 recipients, customers have sent a single fax broadcast to as many as approximately 280,000 recipients. The Company believes that Fax Broadcast service is the largest component of the Enhanced Fax Services market. Gateway Messaging, the Company's other primary Enhanced Fax Services, enables a customer to send information from the customer's computer through the Company's system to a recipient's fax or telex machine, or to a recipient via the Internet or X.400 electronic mail networks or other electronic media. The Company's Gateway Messaging service typically involves the processing of a large volume of individual communications, each of which is in the same format but contains different information.

    The Company's Basic Fax Services consist of its Store and Forward and Real-Time services. The Company's Basic Fax Services allow a customer to use an automatic dialing device attached to the customer's fax machine to direct international faxes to the Company's document distribution network for delivery to the recipient. The Company entered the Basic Fax Services market as a result of the acquisition of the SVC Companies in November 1995. The Company's initial Basic Fax Service was a Store and Forward service, in which the fax is stored in the Company's system for subsequent delivery. In response to demand in the market for a basic fax service which would enable the sender to obtain immediate confirmation that the fax had been delivered, the Company launched its Real-Time service in 1996, the fax equivalent of POTS. In Real-Time service, the customer uses the same automatic dialing device as is used in the Store and Forward service, but rather than store the fax for subsequent delivery, the Company connects the sender's fax machine directly to the recipient's fax machine, thereby delivering the fax immediately (i.e., in "real time"). The Company is currently offering its Store and Forward service in over 30 countries and its Real-Time service in Japan, Korea, Hong Kong, Singapore, Switzerland and the United States, and plans to offer this service in at least five additional countries by the end of 1996.

    In order to offer high quality Enhanced and Basic Fax Services cost effectively, the Company has established the Xpedite Network, which consists of the Company's document distribution system, the systems of the SVC Companies which are connected to the Company's system, the Company's Nodal Partners and the leased telecommunications lines which connect all of these systems. "Nodal Partners" are certain independent entities which have purchased an electronic document distribution system from the Company and which sell Basic Fax Services. A "Node" is an element of the Xpedite Network located at a geographically distinct point of presence which allows access to or egress from the Xpedite Network via a local telephone call. The Company's Nodes allow it to deliver a larger number of faxes using inexpensive local calls rather than higher priced long distance or international fax calls. The Company's leased telecommunications lines, which connect the Nodes, provide secure, high quality connections and minimize telecommunications expenses. In addition, the Company's leased telecommunications lines provide the reliable, continuous, high-speed throughput required for delivery of Real-Time services.

    The Company provides Enhanced and Basic Fax Services in North America and overseas. The Company believes that the market for Enhanced Fax Services is annually at least $300 million in North America and $800 million worldwide. The target market for the Company's Basic Fax Services is the global fax transmission market, which the Company believes is annually in excess of $3 billion in North America and $10 billion worldwide. The Company believes that its markets will continue to grow, fueled by growth in international trade and continued growth in the utilization of fax machines and computer fax devices.

    The Company's business has grown as a result of, among other things, the development of a highly-trained sales organization. The Company has increased its sales force from 98 salespeople as of December 31, 1994 to 189 salespeople as of June 30, 1996; of such 189 salespeople, 145 were operating in North America and 44 were operating internationally. The Company believes that it has the largest sales organization in North America focused on the Enhanced Fax Services market.

    In addition to growth resulting from expansion of its sales force, the Company has expanded through strategic acquisitions and relationships. In February 1993, the Company acquired certain enhanced fax and messaging services assets from TRT. The Company has also entered into affiliate relationships in Europe with its European Affiliates. In November 1995, the Company acquired the SVC Companies, which significantly expanded the Company's North American and international businesses. On a pro forma basis, the acquisition of the SVC Companies would have approximately doubled the Company's net revenues for the year ended December 31, 1995. See "Pro Forma Condensed Combined Statement of Operations."

BUSINESS STRATEGY

    The Company's strategy is to expand from being primarily a provider of Enhanced Fax Services in North America to become a provider of both Enhanced and Basic Fax Services on a worldwide basis. The Company's strategic plan has the following key components:

    - EXPAND ENHANCED FAX SERVICES

    The Company plans to leverage its proven experience in the Enhanced Fax Services market by continuing to develop new applications for its Enhanced Fax Services and by offering Enhanced Fax Services in geographic areas in which the Company has not historically offered such services. Among its recent innovations, the Company introduced its Cash Management Reporting Service, which enables banks to send financial reports to their customers via fax at a specified time each day, and has implemented the XWEB service, which allows customers to access the Company's services via the Internet. In order to establish a platform for expanding sales of its Enhanced Fax Services overseas, the Company intends to have installed its document distribution system in at least six additional locations overseas during 1996.

    - LAUNCH BASIC FAX SERVICES

    The Company intends to capitalize on the multi-billion dollar market for Basic Fax Services by aggressively marketing both its Store and Forward and Real-Time services through its direct sales force, sales agents, resellers and Nodal Partners, and by installing the infrastructure required for the delivery of such services on a worldwide basis. By utilizing the Xpedite Network to minimize the cost of delivering fax documents, the Company is able to offer Basic Fax Services at prices which are less than the cost which would be incurred by a customer to deliver the fax using its regular telephone service. The Company currently offers its Store and Forward service in over 30 countries and its Real-Time service in six countries, and plans to add Real-Time service in at least five additional countries by the end of 1996.

    - INCREASE SALES FORCE

    The Company believes that its highly-trained direct sales force is one of the key elements of its success. The Company plans to expand its direct sales force by adding 30 to 40 additional salespeople worldwide by the end of 1996. The Company intends to use its existing sales and distribution organization to market its Basic Fax Services, and plans to continue to aggressively expand its direct sales group in the Pacific Rim, North America and Europe in order to increase such sales. The Company also intends to continue expanding its Nodal Partner and other third party distribution relationships.

    - EXPAND THE XPEDITE NETWORK

    In order to continue to lower its fax delivery costs, the Company seeks to expand the Xpedite Network by adding new Nodes and leased telecommunications lines. The number of Nodes in the Xpedite Network has increased from seven Nodes in three countries as of December 31, 1994 to over 70 Nodes in 38 countries as of the date of this Prospectus. The Company intends to leverage the Xpedite Network by installing the Company's system in at least six additional locations overseas during 1996. This will allow the Company to expand its Enhanced Fax Services and launch its Basic Fax Services on a worldwide basis.

    - PURSUE ADDITIONAL STRATEGIC ACQUISITIONS AND RELATIONSHIPS

    The Company continuously seeks to acquire additional electronic document distribution service companies in order to expand its geographic coverage, leverage the Xpedite Network, and achieve economies of scale, operating efficiencies and increased market share. The Company completed the acquisition of the SVC Companies in November 1995, has executed an agreement to increase its ownership interest in Xpedite France, is currently negotiating to increase its ownership interest in Xpedite Germany and has executed a letter of intent to purchase the assets of one of its Nodal Partners in Korea. The Company also seeks strategic relationships which present opportunities for the Company to leverage operating costs and the Xpedite Network, such as the Company's 50%-owned joint venture in Singapore.

PRODUCTS AND SERVICES

    The Company currently provides a wide range of Enhanced and Basic Fax Services, focused primarily on reliable electronic document distribution at affordable rates.

  ENHANCED FAX SERVICES

    The Company continues to focus on the development of its Fax Broadcast service, which enables a customer to rapidly distribute the same document to multiple recipients by sending a single transmission through the Company's system to a list of fax addresses. For example, use of the Fax Broadcast service allows a newsletter publisher to send its newsletter to all of its subscribers in a matter of minutes by means of a single transmission of such newsletter to the Company. This process may save significant amounts relative to the costs of printing and mailing or managing the fax process and documenting the delivery of the fax communication to addressees. Customers of the Fax Broadcast service include financial services organizations, which use the service to disseminate research reports; cruise lines, which use the service to send notices to travel agents regarding fares and availability; political groups, which use the service to transmit campaign information; trade associations, which use the service to disseminate information to their members; and public relations firms and investor relations groups, which use the service to disseminate press releases and earnings reports. While the Company's typical Fax Broadcast is transmitted to approximately 100 recipients, customers have sent a single fax broadcast to as many as approximately 280,000 recipients. The Company believes that fax broadcast service is the largest component of the enhanced fax services market.

    Gateway Messaging, the Company's other primary Enhanced Fax Service, enables a customer to send information from the customer's computer through the Company's system to a recipient's fax or telex machine, or to a recipient via the Internet or X.400 electronic mail networks or other electronic media. In contrast to a fax broadcast (in which the same document is typically transmitted to numerous recipients using a previously stored list of fax addresses), the Gateway Messaging service (which is sometimes referred to in the telecommunications industry as "text-to-fax" or "e-mail-to-fax") typically involves the transmission of a single document to a single recipient. The Company's Gateway Messaging service tends to involve the processing of a large volume of individual communications, each of which is in the same format but contains different information. For example, using Gateway Messaging, a manufacturing company could have an employee enter information regarding individual orders of its products into the manufacturer's mainframe computer, then forward such information to the Company, along with the fax, telex or electronic mail address for the recipient. Using such information, the Company prepares individual invoices, and stores the form in the Company's system. Such invoices are faxed by the Company to the manufacturing company's customers which placed the related orders. Customers of the Gateway Messaging service range from hotel chains, airlines and cruise lines, which use the service to deliver confirmations of reservations, to manufacturing and shipping companies, which rely on this service to deliver invoices, purchase orders and shipping documents.

  BASIC FAX SERVICES

    The Company's Basic Fax Services consist of Store and Forward and Real-Time services. The Company's Basic Fax Services allow a customer to use an automatic dialing device attached to the customer's fax machine to direct international fax calls to the Xpedite Network. The Company entered the Basic Fax Services market as a result of the acquisition of the SVC Companies in November 1995. The Company's initial Basic Fax Service was a Store and Forward service, in which the fax is stored in the Company's system for subsequent delivery. In response to demand in the market for a basic fax service which would enable the sender to obtain immediate confirmation that its fax had been delivered, the Company launched its Real-Time service in 1996, the fax equivalent of POTS. In the Real-Time service, the customer uses the same automatic dialing device as is used in the Store and Forward service, but rather than storing the fax for subsequent delivery, the Xpedite Network connects the sender's fax machine directly to the recipient's fax machine thereby delivering the fax immediately (i.e., in "real time"). The Company is currently offering its Real-Time service in Japan, Korea, Hong Kong, Singapore, Switzerland and the United States, and plans to offer this service in at least five additional countries by the end of 1996.

  CUSTOMER ACCESS

    A key feature of both Enhanced and Basic Fax Services is the variety of methods available to the Company's customers to access its services and retrieve customer service information. The Xpedite Network can be accessed via fax input or input from a sender's personal computer, mainframe, minicomputer or local area network ("LAN"). In addition, the Company recently implemented its XWEB service to allow customers with Internet access to subscribe to and use the Company's fax and messaging services. The XWEB capability enables a customer to use existing Web browser software to send fax, telex or electronic messages, and to retrieve customer service related information, such as whether or not all of such customer's faxes have been delivered. The Company believes the combination of its multiple access options, proprietary software and sophisticated customer support for all forms of computer access to the Xpedite Network will enhance its ability to differentiate itself from its competitors in its markets.

MARKETS

    The Company provides Enhanced and Basic Fax Services on a worldwide basis.

  ENHANCED FAX SERVICES

    The Company presently sells its Enhanced Fax Services, including its Fax Broadcast and Gateway Messaging services, to a wide range of businesses, trade and professional associations, political organizations and other enterprises.
The Company believes that the market for Enhanced Fax Services is annually at least $300 million in North America and $800 million worldwide.

    Since its inception, the Company has sought to meet the demands of its customers in the North American market by developing Enhanced Fax Services in response to specific needs. The Company believes that the market for Enhanced Fax Services is customer- and applications-driven. Expansion in the Enhanced

Fax Services market is expected to be derived from the continued development by the Company of various new applications for such services within particular industries ("vertical markets") and the development of individual applications which may be used in several different industries ("horizontal markets").

  BASIC FAX SERVICES

    The target market for the Company's Basic Fax Services, including its Store and Forward and Real-Time services, is the global fax transmission market, which the Company believes is annually in excess of $3 billion in North America and $10 billion worldwide. The Company believes that this market will continue to grow, fueled by growth in international trade and continued growth in the utilization of fax machines and computer fax devices. Published sources have projected the growth of the global utilization of fax machines and computer fax devices, as follows:

             WORLDWIDE COMBINED FAX MACHINE AND COMPUTER-BASED FAX
                           DEVICE PLACEMENTS, 1994-98
                                 (IN THOUSANDS)

      [BAR GRAPH ILLUSTRATING WORLDWIDE COMBINED FAX MACHINE AND COMPUTER-
                     BASED FAX DEVICE PLACEMENTS, 1994-98]

    The Basic Fax Services market has historically been dominated by PTTs, which furnish telecommunications services in this market at regulated rates which may be significantly greater than the underlying cost of the transmission. The
Company believes that, using the Xpedite Network, it can offer high quality service to customers in these markets at rates lower than those which are available from such other carriers.

THE XPEDITE NETWORK

    The Xpedite Network consists of the Company's document distribution system, the systems of the SVC Companies which are connected to the Company's system, the Company's Nodal Partners and the leased telecommunications lines which connect all of these systems. A Node is an element of the Xpedite Network located at a geographically distinct point of presence which allows access to or egress from the Xpedite Network via a local telephone call. The Xpedite Network presently includes Nodes in over 70 cities in 38 countries worldwide.

    The Xpedite Network is critical to the Company's ability to offer Basic Fax Services at a cost which is attractive to customers. By utilizing its Nodes, the Company is able to deliver a larger number of faxes using inexpensive local calls rather than higher priced long distance or international fax calls. The Company's leased telecommunications lines connect the Nodes, providing secure, high quality connections while minimizing telecommunications expenses. In addition, the Company's leased telecommunications lines provide the reliable, continuous, high-speed throughput which is required for the delivery of Real-Time services. Certain data networks which could be used in services offered as an alternative to the Company's, such as the Internet or public X.25 packet networks, do not provide throughput with these requisite characteristics. In addition, the Company believes that by offering both Enhanced and Basic Fax Services which are carried on the Xpedite Network, the Company will be able to develop a greater volume of fax traffic and justify the cost of adding additional Nodes and leased telecommunications lines to the Xpedite Network in additional cities worldwide.

    The Company's system is designed to make efficient use of the Xpedite Network by applying sophisticated queuing, compression, routing and distribution algorithms. As a result, the Company is able to transmit fax communications among diverse locations more efficiently than the basic long distance service of a PTT, and thereby furnish a wider variety of fax services at a lower cost to customers. In addition, the components of the Company's system used in delivering its services are designed to optimize utilization of the Company's leased telecommunications lines. The fax pads used in the Real-Time service derive 16 simultaneous fax channels from a standard 64 kilobits per second trunk line.

    The Company is in the process of interconnecting the systems acquired from the SVC Companies with the Xpedite Network, to provide cost-efficient routing for its customers' faxes. At the same time, the Company plans to install its system in certain of the overseas operating locations of the SVC Companies and use such system as the growth platform for its services in these locations.

    As a result of the acquisition of the SVC Companies, the Xpedite Network now reaches over 70 cities in 38 countries, as illustrated by the following chart.

                              THE XPEDITE NETWORK

                            CITIES WITH                                CITIES WITH                               CITIES WITH
COUNTRY                    NETWORK NODES   COUNTRY                    NETWORK NODES   COUNTRY                   NETWORK NODES
- ------------------------  ---------------  ------------------------  ---------------  ------------------------  -------------
Argentina                            1     Indonesia                            1     Philippines                         1
Australia                            2     Israel                               1     Poland                              1
Azerbaijan                           1     Italy                                1     Russia                              1
Brazil                               1     Japan                                2     Singapore                           1
Canada                               2     Kenya                                2     South Africa                        1
China                                1     Korea                                2     Spain                               1
Costa Rica                           1     Lebanon                              1     Sri Lanka                           1
Cyprus                               1     Luxembourg                           1     Switzerland                         5
Denmark                              1     Malaysia                             1     Taiwan                              1
Dominican Republic                   1     Mexico                               1     Uganda                              1
France                               5     Netherlands                          1     United Kingdom                      3
Germany                              8     New Zealand                          2     United States                      14
Hong Kong                            1     Peru                                 1

    As of June 30, 1996, the Company had over 8,000 outbound fax telephone lines. The Company is able to add fax lines in varying increments and expects to be able to add additional fax lines in order to meet the growth in demand for its services. The Company maintains adequate capacity to accommodate fax communications transmissions during the peak hours of usage of its system. The Company's equipment has significant capacity for future growth and has been designed for rapid expansion. The Company also believes that it will have excess capacity during "off-peak" hours. As the volume of its international fax transmissions has grown, the Company has observed that the concentration of peak hour traffic is reduced.

    The Company has standardized its equipment specifications and limited the number of its suppliers to achieve cost efficiencies. Substantially all of the Company's computing equipment is readily available from large, well-known suppliers such as Sun Microsystems, Inc. The Company continually evaluates new developments in electronic document distribution technology in connection with the design and enhancement of its system and development of services to be offered to customers. As the Company installs its system in various of its locations worldwide, the Company's ongoing efforts to develop its system are expected to result in the development of service enhancements which may be supported by a larger revenue base.

    The Company has developed safeguards to minimize the impact of power outages and other operational problems. The Company has installed generators at its headquarters in Eatontown, New Jersey and at its Glen Head, New York international switching center to provide an uninterrupted power supply in the event of a disruption in service provided by the local utility. In addition, the Company uses a variety of carriers to transmit its telecommunications traffic, and employs a variety of telecommunications routing technologies, including a fiber optic "ring" connection with Bell Atlantic Corporation, which allows immediate re-routing of traffic in the event of a line interruption. The Company has further developed its safeguards by establishing an additional "back-up" operations center in Piscataway, New Jersey, which the Company believes can become fully operational within 24 hours. The Company also maintains business interruption insurance providing coverage of up to $7.0 million. The Company has not suffered any material interruption in its business.

SALES AND MARKETING

    Selling Enhanced Fax Services, including Fax Broadcast and Gateway Messaging services, requires a thorough understanding of the application of the Company's services to a particular customer's business, a focus on the identified market opportunities and the ability to overcome potential customers' objections to using a third party service provider to fulfill its electronic document distribution service needs. The Company's sales personnel are taught to understand and use the terminology of participants in the targeted industry and to direct their selling efforts to the executive who benefits from the electronic document distribution service. The Company believes that this emphasis on targeted applications differs from the sales focus of competitors such as AT&T, MCI and Sprint, which the Company believes tend to concentrate on administrative groups responsible for telecommunications or information systems within a customer's organization and whose presentations generally focus on product capabilities and/or price across a broad industry base. The sales process for Enhanced Fax Services in overseas markets is similar to that used in North America.

    The Company intends to use its existing sales and distribution organization to market its Basic Fax Services, and plans to continue to aggressively expand its direct sales group in the Pacific Rim, North America and Europe in order to increase such sales. Sales and marketing of Basic Fax Services is expected to focus on industries with substantial international trade activity such as shipping, import/export, freight forwarders, manufacturing and financial services. As with its Enhanced Fax Services, the Company believes that a direct field sales organization is the most effective distribution channel in addressing the Basic Fax Services market. The Company believes that the success of companies such as MCI, Sprint and LDDS Metromedia confirm the importance of having a direct sales organization to address a basic telecommunications market in the business sector.

    The Company's marketing department is primarily responsible for identifying new markets and developing sales strategies and sales materials to support a focused sales effort in each new market. The Company's marketing materials typically include direct response advertising and public relations focused on the trade periodicals relevant to the vertical markets and horizontal markets targeted by the Company and trade show participation.

    DIRECT SALES. Direct sales by the Company's sales personnel accounted for approximately 77.0% of the Company's net revenues in both 1995 and 1994. As of June 30, 1996, the sales force had grown to 145 salespeople in North America and 44 salespeople operating overseas, as compared to a sales force of 98 salespeople operating in North America as of December 31, 1994. The Company expects that a majority of its sales growth will continue to be generated by its direct sales force.

    SALES AGENTS. In addition to the direct sales force, sales agents, who are not employees of the Company, act as representatives of the Company. The Company provides customer service and billing to the customers of its sales agents. Sales agents typically receive only a sales commission equal to a percentage of gross domestic and international sales. Sales agents accounted for approximately 12.0% of the Company's net revenues in 1995, and approximately 11.0% in 1994.

    RESELLERS. In order to supplement its direct sales force and sales agents, the Company has contracted with various resellers. A reseller "purchases" the Company's fax communications services at a discount from the Company's regular prices and resells such services under its own brand name. The reseller directly manages its customer billing and acts as the primary customer service interface. The use of resellers enables the Company to expand its presence in its markets. Resellers accounted for approximately 11.0% of the Company's net revenues in 1995, and 12.0% in 1994.

    NODAL PARTNERS. The Company also markets Basic Fax Services through its network of Nodal Partners in over 30 countries. A Nodal Partner acts as an international reseller operating independently of the Company, and in this capacity purchases an electronic document distribution system from the Company and operates the necessary computer system in its assigned territory (usually the Nodal Partner's home country). The Nodal Partner typically sells Basic Fax Services to customers located in its territory. For fax documents destined to points outside of the Nodal Partner's territory, the Nodal Partner utilizes the Xpedite Network to forward faxes. The Company and such Nodal Partner share the cost of delivering the fax; the Company receives a portion of the revenue generated from such delivery. Each Nodal Partner provides its own billing and customer support. The Company intends to continue to support its Nodal Partners where the Nodal Partner has performed its contractual obligations to the Company.

STRATEGIC ACQUISITIONS AND RELATIONSHIPS

    The Company has used and will continue using strategic acquisitions and its relationships with overseas affiliates and Nodal Partners as a means of continued growth and expansion.

    In February 1993, the Company acquired from TRT certain assets used in the enhanced fax and messaging businesses. In 1993, such assets were operated to generate revenues of approximately $9.5 million which, together with internal growth, enabled the Company to almost triple its 1992 revenues.

    As of January 29, 1993, December 15, 1993, and June 24, 1994, respectively, the Company entered into agreements with Xpedite UK, Xpedite France and Xpedite Germany, respectively. The Company's agreements with each of the European
Affiliates provide for the sale by the Company of the Company's document distribution system, a license of the Company's software (for which the European Affiliate pays royalties equal to approximately 8.0% of its net revenues), joint marketing efforts, and "put" and "call" rights which would enable or require the Company to purchase interests in the relevant European Affiliate.

    In January 1995, the Company established Xpedite Systems Canada, Inc. ("Xpedite Canada"), a wholly-owned subsidiary incorporated in New Brunswick, Canada, and located in Toronto. Xpedite Canada's focus has been to market the Company's services throughout Canada.

    In November 1995, the Company acquired the SVC Companies. Approximately two-thirds of the combined revenues of these companies have been derived from customers outside of North America. ViTel has operating centers in Tokyo, Hong Kong, Australia, the United States and London, and Nodes in seven other countries. Over 50% of ViTel's revenues have been derived from sales in the Pacific Rim and Europe. Swift has derived revenues from both United States customers and from its network of Nodal Partners. Swift utilizes systems in the United States, Hong Kong and London, as well as those of its Nodal Partners, to carry its fax traffic. Comwave has focused primarily on the sale of fax broadcast services to customers in Switzerland, Germany and the United Kingdom. The Company is continuing the process of interconnecting the Xpedite Network with the systems acquired in the SVC Acquisitions.

    The Company has executed an agreement to increase its ownership interest in Xpedite France and is currently negotiating to increase its ownership interest in Xpedite Germany. Such increases are not pursuant to the "put" and "call" arrangements with the European Affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the Company has executed a letter of intent to purchase the assets of one of its Nodal Partners in Korea, for a purchase price of approximately $2.5 million. Subject to the negotiation and execution of a purchase agreement between the parties, such acquisition is expected to close during the third quarter of 1996. However, there can be no assurance that any of such transactions will be completed.

    The Company intends to continue to develop operations elsewhere throughout North America, Europe, the Pacific Rim and other developed nations, either directly or through arrangements with companies located in these areas. Where such operations are developed, the Company intends to link these systems together with the Company's own systems to form an integrated international telecommunications network, which the Company believes will enable it to offer a portfolio of fax communications services more cost-effectively than its competitors. The Company is actively seeking partners in other countries to launch additional affiliates.

COMPETITION

    The Company competes based on a number of factors, such as customer service and support, service features and price. Of these factors, the Company believes that service and support are the most important for Enhanced Fax Services, while price is the critical competitive component with respect to Basic Fax Services in developed countries with high quality long distance networks. In a service industry in which a broad range of optional features are offered, the Company's competitive strategy emphasizes a sales and support network that is well-versed in the capabilities of the services offered to customers. The Company believes that, while it continues to expand its development activity in order to add a broad range of features to its services, it is the focus of its sales and support organizations on customers' needs that enables the Company to compete effectively.

    AT&T, MCI and Sprint, as well as other long distance carriers and national PTTs, provide certain enhanced fax communications services in competition with the Company. The Company believes it can compete effectively with its competitors because of its focus on the enhanced fax communications services market, its broad array of service features and its cost-effective worldwide Xpedite Network. The Company believes that, while AT&T and Sprint have begun to expand the number of international Nodes employed by them, they have not committed to the direct deployment of targeted sales personnel to focus on the international fax markets, and that AT&T and Sprint currently are relying primarily on worldwide partners and agents in marketing their enhanced fax services outside of the United States.

    In addition to the long distance carriers and PTTs, the Company competes with a number of service bureaus based on the factors described above. Many service bureaus face considerable obstacles in developing a business competitive with the Company's. While it may be easy to begin service with a small personal computer-based system, considerable system development expenditures are required to enable such a system to grow to support the volumes and features needed to be an effective competitor in the marketplace. Further, a small service bureau typically will not have a sufficient volume of traffic to develop the economic leverage necessary to obtain telecommunications services at rates enabling it to compete cost-effectively with the Company. In addition, considerable investment in a sales and marketing organization is required to develop a substantial business base. As a result of the Company's investment in its sales and marketing organization, the Company believes that the size of its sales force significantly exceeds that of any service bureau in the United States, and the Company knows of no other service bureau with as many sales personnel and Nodes in as many countries as the Company.

    Immediately prior to the acquisition of the SVC Companies, the Company had approximately 5,000 telecommunication lines dedicated to fax transmission, which the Company believes was more than twice as many dedicated lines as its nearest competitor. Since such acquisition, the Company has added approximately 3,000 lines as a result of the acquisition of the SVC Companies and through internal expansion, and the Company intends to continue to add dedicated lines as its volume of fax transmissions makes the installation of such lines cost effective to support the growth of the Company's business.

    The   Company  believes  that   its  major  advantages   in  addressing  the
international markets is that it is offering both Basic and Enhanced Fax Services and already has operating centers and full time sales personnel in the major telecommunications centers around the world, and that its network of Nodal Partners extends this presence beyond such major centers. Another major advantage is that the Company's Basic Fax Services include both Real-Time and Store and Forward options, while the Company's competitors may only offer one of such options.

    Another alternative to using the Company's services is for a potential customer to fulfill its own needs for fax communications services. The "home grown" solution may simply be an individual at a fax machine or may involve the customer acquiring its own computerized fax communications system (sometimes known as "customer premise equipment" or "CPE"). The Company believes that the CPE solution is suitable in some applications, but is generally not feasible for the Company's customers, who require the capacity to effect a significant volume of electronic document deliveries in a short period of time. The Company believes that the CPE solution for a fax broadcast application would require the customer to obtain and maintain a large number of telephone transmission lines which would remain idle for significant periods of time. Further, for international fax traffic, the customer would be required to set up a worldwide nodal network; the Company believes that this is only practical for large multinational firms and even these firms would be unlikely to develop a network which would reach as many countries as the Xpedite Network. As a fax communications services provider with many customers, the Company is able to spread the costs of operating the Xpedite Network over a large number of users. In addition to being concerned with the irregular nature of demand, a customer selecting a CPE solution must consider the total cost of system acquisition, ongoing technical support, reliability, technological obsolescence and accountability. Based on the foregoing, the Company believes that a substantial percentage of customers in the market for fax communications services will elect a service provider rather than CPE. In fact, as the Company's prices have fallen over time in the United States, a number of customers who tried to implement CPE solutions have returned as service customers.

    Similarly, electronic transmission of information via the Internet provides an alternative to the Company's fax services. However, Internet transmission does not offer prompt confirmation of receipt of information in "real time" and has the additional risks of limited security and confidentiality of information transmitted over a worldwide network easily accessed by third parties. Finally, while a fax transmission alerts the recipient that information has been delivered, information transmitted via e-mail often relies on the recipient inquiring whether information has been delivered. Transmission by the Internet cannot be an alternative if a sender or recipient of information does not have access to the Internet.

ADDITIONAL INFORMATION

    EMPLOYEES. The Company considers its relationship with its employees to be satisfactory. The Company employed 530 persons as of June 30, 1996, substantially all of whom were full-time employees, and none of whom was covered by a collective bargaining arrangement. Of these employees, 225 were engaged in sales and marketing; 200 in operations and customer support; 50 in research and development; and 55 in general and administrative activities. Approximately 30% of the Company's employees are located in the Company's Eatontown, New Jersey headquarters; none of the Company's remaining offices employs more than 10% of the Company's employees.

    PATENTS AND PROPRIETARY INFORMATION. The Company regards certain of its computer software as proprietary and seeks to protect such software with common law copyrights, trade secret laws and internal non-disclosure agreements and safeguards. The Company currently holds no United States or foreign patents, but has several United States patent applications pending. The Company does not believe that patent protection of any of its intellectual property is material to its business.

    On July 31, 1996, the Company received a letter from counsel for AudioFAX IP LLC ("AudioFAX"), which informed the Company that AudioFAX is the owner of certain United States and Canadian patents in the fax processing business entitled "Facsimile Telecommunications Systems and Method" (the "Patents"), and inquired as to the Company's interest in obtaining a license of the Patents. The Company is in the process of reviewing the Patents. The Company cannot predict whether AudioFAX will continue to pursue the licensing of the Patents to the Company, or whether the Company will determine that it is advisable to obtain a license of the Patents.


    INSURANCE. The Company has insurance covering risks incurred in the ordinary course of business, including general liability, special and business property coverage (including coverage of electronic data processing equipment and media), and business interruption insurance. The Company believes its insurance coverage is adequate.

    PROPERTIES. The Company's headquarters facility, which includes its principal administrative, sales, marketing, management information systems and product development offices and its operations center, is located in approximately 28,000 square feet of leased space in Eatontown, New Jersey. The lease on this facility terminates September 30, 1998 (excluding a five-year renewal option exercisable by the Company). The Company also maintains a development facility, located in approximately 3,500 square feet of leased space, in Ft. Lauderdale, Florida. The lease on this facility expired by its terms on February 1, 1994 and the Company continues to occupy this facility on a month-to-month basis. The Company owns an office building located in London, consisting of approximately 4,000 square feet of office space.

    The Company also maintains approximately 20,000 square feet of leased space for the principal administrative, sales and management information systems offices and operations center of its international division in Glen Head, New York. The lease covering approximately 75% of this space expires on December 30, 1999, and the lease covering the remaining space expires on September 30, 2001, subject, in each case, to extension or earlier termination in certain circumstances.

    During 1994, the Company leased approximately 4,900 square feet of space in a Piscataway, New Jersey facility, where the Company has established an additional operations center which is substantially identical, in terms of capability, to its current operations center at its headquarters in Eatontown, New Jersey. This facility provides the Company with another level of protection in its operational systems, and is expected to enable the Company to continue its operations in the event of a disaster at either facility. The lease on this facility terminates on February 28, 2001. The additional facility is designed to enable the Company to more easily expand its systems, will provide additional processing and transmission capacity and will be linked with the Company's facilities at its headquarters. As of June 30, 1996, the Company has invested approximately $0.9 million acquiring and equipping this facility.

    The Company leases an additional 38 sales and support offices across the United States and Canada, consisting of approximately 36,000 square feet in the aggregate, pursuant to the terms of various short-term lease agreements. The Company also leases 14 sales and support offices in other countries around the world, consisting of approximately 22,000 square feet in the aggregate, pursuant to the terms of various short-term lease agreements. The Company believes that its existing facilities are adequate to meet current requirements and that suitable additional space in close proximity to its existing headquarters will be available as needed to accommodate growth of its operations and additional sales and support offices through the foreseeable future. For the six months ended June 30, 1996, the Company incurred approximately $1.2 million for facilities rental expense.

    LEGAL PROCEEDINGS. The Company is involved from time to time in routine legal matters incidental to its business. Management believes that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

    The current Directors and executive officers of the Company are as follows:

               NAME                     AGE                              POSITION
- -----------------------------------  ---------  -----------------------------------------------------------

Roy B. Andersen, Jr................     48      President, Chief Executive Officer and Director

Robert S. Vaters...................     36      Executive Vice President, Finance, Chief Financial Officer
                                                and Secretary

Dennis Schmaltz....................     48      Vice President, Operations and Engineering

Max A. Slifer......................     48      Executive Vice President, North American Operations

George Abi Zeid....................     42      Executive Vice President, International Operations

John C. Baker(1)...................     46      Director

Philip A. Campbell(1)..............     59      Director

Robert Chefitz(2)..................     36      Director

David Epstein(2)...................     62      Director

- ---------------
(1)  Member of Compensation Committee

(2)  Member of Audit Committee

    The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class 1 Directors Robert Chefitz and Philip A. Campbell expire in 1997, the term of Class 2 Director Roy B. Andersen, Jr. expires in 1998, and the terms of Class 3 Directors John C. Baker and David Epstein expire in 1996. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. There are no family relationships among the Company's officers and Directors.

    ROY B. ANDERSEN, JR. is the Company's Chief Executive Officer and has been President and a Director of the Company since its formation in July 1988. From February 1987 until July 1988, Mr. Andersen served as Executive Vice President and Chief Operating Officer of Electronic Courier Systems, Inc. From 1980 to 1987, Mr. Andersen was employed by Western Union, where he helped develop its EasyLink electronic mail service. At Western Union, Mr. Andersen served as Vice President of Telex and EasyLink marketing, from 1986 to 1987. Mr. Andersen also served as the Vice Chairman of the Electronic Mail Association of America, a professional electronic mail association, from 1985 to 1987.

    ROBERT S. VATERS has served as Executive Vice President, Finance, Chief Financial Officer and Secretary since June 1996. From April 1993 until June 1996, Mr. Vaters was employed by Young & Rubicam, Inc. where he served as a Senior Vice President and Treasurer. From 1989 to 1993, Mr. Vaters served as Vice President and Treasurer of Sequa Capital Corporation. Prior to 1989, Mr. Vaters spent seven years as a commercial banker. Mr. Vaters is a director of Rockford Industries.

    DENNIS SCHMALTZ has served as Vice President, Operations and Engineering, since the inception of the Company. Prior to joining the Company he was employed by Telentry Systems, Inc. in 1985 and as director of development of Electronic Courier Systems, Inc. from March 1986 to July 1988. Prior to joining Telentry Systems, Inc., Mr. Schmaltz was employed by Onetix, Inc., which was involved in the development of the original technology utilized by the Company to convert word processing documents to fax documents.

    MAX A. SLIFER has served as Executive Vice President of North American Operations of the Company since June 1994. From 1989 to 1994, Mr. Slifer was the Company's Vice President of Sales and Marketing.

Prior to joining the Company, he served in various sales management positions with Western Union. From 1987 to 1988, he served as Western Union's Vice President of sales and distribution and prior to that was Western Union's national Vice President of cellular telephone sales and regional Vice President of sales. Mr. Slifer joined Western Union in 1974.

    GEORGE  ABI ZEID  has served  as the  Company's Executive  Vice President of
International Operations since November 1995. Mr. Abi Zeid founded Swift in 1980, and was its President and Chief Executive Officer from its formation until November 1995. Mr. Abi Zeid also served as the President and Chief Operating Officer of each of ViTel, from January 1995, and Comwave, from November 1994, until they were acquired by the Company in November 1995.

    JOHN C. BAKER has served as a director of the Company since June 1992. In September 1995, Mr. Baker founded Baker Capital Corp., a private equity investment management firm, and serves as its President. From 1981 to 1995, Mr. Baker was employed by Patricof & Co. Ventures, Inc., a multinational venture capital company, most recently as Senior Vice President. Mr. Baker is a director of American Mobile Satellite Corporation, Intermedia Communications, Inc., Resource Bancshares Mortgage Group, Inc., FORE Systems, Inc. and of several private companies, including AirNet Communications, Inc.

    PHILIP A. CAMPBELL has served as a director of the Company since April 1996. Mr. Campbell has served since April 1995 as Chairman of Tele-Resources International, Inc., a telecommunications consulting and investment firm. Mr. Campbell was engaged in private consulting from May 1994 to April 1995. From July 1991 to May 1994, Mr. Campbell served as Chairman of CDC Communications, Inc., a telecommunications consulting firm. From January 1988 to January 1991, Mr. Campbell served as a Director, Vice Chairman and Chief Financial Officer of Bell Atlantic Corporation. From February 1959 to January 1988, Mr. Campbell served in a variety of positions with Bell Atlantic Corporation (including service as a Director of Bell Atlantic Corporation and as President of Bell Atlantic Network Services Inc. from July 1983 to January 1988), New Jersey Bell Telephone Company, Indiana Bell Telephone Company, Illinois Bell Telephone Company and AT&T.

    ROBERT CHEFITZ has served as a director of the Company since June 1992. Mr. Chefitz joined Patricof & Co. Ventures, Inc., a multinational venture capital company, in 1987. He has been a Vice President of Patricof & Co. Ventures, Inc. since 1991. Previously, Mr. Chefitz was a Senior Associate with Golder, Thoma & Cressey, an investment firm. Mr. Chefitz is a director of Langer BioMechanics, Inc., as well as several private companies.

    DAVID EPSTEIN has served as a director of the Company since June 1992. Mr. Epstein has specialized in the commercial real estate industry since 1963. Mr. Epstein is currently President and the controlling shareholder of Clarion Capital Corp., a corporation engaged in the acquisition and syndication of commercial real estate properties. Mr. Epstein is also a principal shareholder of First Registry, Inc., a corporation engaged in the acquisition and syndication of commercial real estate properties, as well as a general partner in numerous limited partnerships. Mr. Epstein has acted as an advisor to nationwide retail chains with respect to commercial real estate. Mr. Epstein owns several shopping centers in Connecticut, New York and Michigan, in addition to industrial properties.

    In April 1996, the Company issued warrants to each of Messrs. Baker, Campbell, Chefitz and Epstein to purchase 25,000 shares of Common Stock, for an aggregate of 100,000 shares of Common Stock, at an exercise price of $17.50 per share (fair value at date of grant). In addition, the Company has reserved 200,000 shares of Common Stock for issuance pursuant to options which may be granted to certain executive officers of the Company which will be awarded upon the achievement by the Company of certain performance targets based upon the price per share of the Common Stock (the "Performance Options"). Specifically, such executives will be awarded an aggregate of 100,000 Performance Options, or half of the total number of Performance Options, if the average price per share of the Company's Common Stock during a 90-day period commencing prior to December 31, 1996 is greater than $22.50, or if the Company completes a public offering of its Common Stock prior to December 31, 1996 at a price per share greater than or equal to $22.50. Such executives will be awarded an aggregate of 100,000 Performance Options, or the remainder of the total number of Performance Options, if the average price per share of the Company's Common Stock during a 90-day period commencing prior to December 31, 1997 is greater than $30.00. Performance Options, if granted, vest over a four-year period from the date of award. There is no exercise price for the Performance Options, and therefore such options will result in a compensation charge over the vesting period.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 12, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered by this Prospectus, by (a) all persons known by the Company to own beneficially more than 5% of the Common Stock, (b) the Selling Stockholder, (c) each officer and director of the Company and (d) all officers and directors of the Company as a group.



                                              SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                                 PRIOR TO OFFERING(1)         NUMBER OF         AFTER OFFERING(1)(2)
                                             ----------------------------      SHARES       ----------------------------
         NAME OF BENEFICIAL OWNER                NUMBER         PERCENT      OFFERED(2)         NUMBER         PERCENT
- -------------------------------------------  ---------------  -----------  ---------------  ---------------  -----------
Robert Chefitz(3)(4).......................    1,774,171           21.4%         --           1,774,171           20.4%
APA Excelsior III, L.P.(5).................    1,121,882(6)        13.8          --           1,121,882           12.9
Finance Management Ltd.(7).................      598,379            7.4          --             598,379            6.9
David Epstein(3)(8)........................      545,895            6.7          --             545,895            6.3
Stuart Epstein(8)(9).......................      463,363            5.7        200,000          263,363            3.0
Coutts & Co. (Jersey), Ltd., Custodian for
  APA Excelsior III/ Offshore, L.P.(5).....      427,634(10)        5.3          --             427,634            4.9
Roy B. Andersen, Jr.(11)...................      257,450            3.1          --             257,450            2.9
George Abi Zeid(7).........................      223,150            2.7          --             223,150            2.6
Gold Chalet Overseas Ltd.(7)...............      146,907            1.8         90,000           56,907           *
Max A. Slifer(11)..........................      142,775            1.8          --             142,775            1.6
Dennis Schmaltz(11)........................      142,020            1.7          --             142,020            1.6
John C. Baker(3)...........................       25,000           *             --              25,000           *
Philip A. Campbell(3)......................        8,333           *             --               8,333           *
Robert S. Vaters...........................            0           *             --                   0           *
All officers and directors as a group (9
  persons)(12).............................    3,118,794           36.4%         --           3,118,794           34.5%


- ---------------
 *   Less than one percent (1%).

(1) Includes shares subject to stock options and warrants which are exercisable within 60 days of the date of this Prospectus.

(2)  Assumes that the Underwriters' over-allotment options are not exercised.


(3) Includes shares issuable upon exercise of warrants, as follows: Robert Chefitz--25,000 shares; David Epstein--25,000 shares; John C. Baker--25,000 shares; and Philip A. Campbell--8,333 shares.


(4) Includes 1,121,882 shares owned by APA Excelsior III, L.P., 427,634 shares owned by Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P., 142,417 shares owned by APA/Fostin Pennsylvania Venture Capital Fund, L.P. and 57,238 shares owned by CIN Venture Nominees, Ltd. (the foregoing, collectively, the "Capital Funds"), as to which Mr. Chefitz disclaims beneficial ownership. Mr. Chefitz, a director of the Company, is a general partner of APA Excelsior III, L.P., APA Excelsior III/ Offshore, L.P. and APA/Fostin Pennsylvania Venture Capital Fund, L.P. and a vice president of Patricof & Co., the investment manager for CIN Venture Nominees, Ltd.


(5) Robert Chefitz, a director of the Company, is a general partner of, or an officer of the general partner of, such entity.



(6) Does not include any shares owned by any of the other Capital Funds. APA Excelsior III, L.P. is an affiliate of Patricof & Co.



(7) Includes shares registered for resale pursuant to a Registration Statement on Form S-3 filed with the Commission on July 17, 1996 in connection with the SVC Acquisitions, as follows: Finance Management Ltd.--598,379 shares; George Abi Zeid--223,150 shares; and Gold Chalet Overseas Ltd.-- 56,907 shares.



(8) David Epstein and Stuart Epstein have been significant stockholders of the Company since its formation in 1988. David Epstein is a director of the Company. All of the shares of Common Stock being offered by Stuart Epstein were borrowed from David Epstein. Stuart Epstein will be obligated to repay this loan by delivering that number of shares of Common Stock equal to the number of shares borrowed. Stuart Epstein will pledge an equivalent number of shares of Common Stock as security for the loan from David Epstein.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)


(9) Includes 50,000 shares held in trust for the benefit of Mr. Epstein's children, as to which he disclaims beneficial ownership.



(10) Does not include any shares owned by any of the other Capital Funds. Coutts & Co. (Jersey), Ltd., custodian for APA Excelsior III/Offshore, L.P., is an affiliate of Patricof & Co.



(11) Includes shares issuable upon exercise of stock options, as follows: Roy B. Andersen, Jr.--161,200 shares; Max A. Slifer--34,475 shares; and Dennis Schmaltz--93,705 shares.



(12) Includes 1,749,171 shares of Common Stock owned by the Capital Funds, as to which Mr. Chefitz disclaims beneficial ownership. Also includes 372,713 shares of Common Stock issuable upon the exercise of stock options and warrants.

                                  UNDERWRITING


    The underwriters of the Offering of the Common Stock (the "Underwriters"), for whom Bear, Stearns & Co. Inc. and Prudential Securities Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders the aggregate number of shares of Common Stock set forth opposite their name below:



                                                                                   NUMBER OF
                                   UNDERWRITER                                       SHARES
- ---------------------------------------------------------------------------------  ----------
Bear, Stearns & Co. Inc..........................................................
Prudential Securities Incorporated...............................................

                                                                                   ----------
    Total........................................................................     840,000
                                                                                   ----------
                                                                                   ----------



    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.



    The Company and the Selling Stockholders have been advised that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not to exceed $ per share. The selected dealers may reallow a concession to certain other dealers not to exceed $ per share. After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.


    In connection with the Offering, certain Underwriters and selling group members, if any, or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before the commencement of offers or sales of the Common Stock. The passive market making must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.


    The Company and the Selling Stockholders each have granted the Underwriters options to purchase up to 82,500 and 43,500 additional shares of Common Stock, respectively, at the public offering price less underwriting discounts and commissions set forth on the cover page of this Prospectus, solely to cover over-
allotments, if any. Such options may be exercised at any time until 30 days after the date of this Prospectus. To the extent the Underwriters exercise such options, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.


    In connection with the Offering, the Company, each of its officers and directors, the Selling Stockholders and certain other stockholders have agreed that they will not, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell or grant any option to purchase or otherwise sell or dispose (or announce any offer, pledge, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or securities exchangeable or exercisable for, or convertible into, shares of Common Stock or other capital stock for a period of 90 days after the date of this Prospectus, except (i) for shares of Common Stock offered hereby, (ii) with the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters, and (iii) in the case of the Company, for issuances under the terms of the Plans.


                                 LEGAL MATTERS


    Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan, New York, New York.


                                    EXPERTS

    The consolidated financial statements of Xpedite Systems, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement. The consolidated financial statements of Xpedite Systems, Inc. appearing in Xpedite Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference. Such consolidated financial statements have been included and incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheets of Swift and its subsidiaries as of August 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended August 31, 1995, included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated by reference herein in reliance on the report of David Berdon & Co. LLP, certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheets of Swift and its subsidiaries as of August 31, 1992 and 1993, and the related consolidated statements of income and retained earnings, and cash flows for each of the two years in the period ended August 31, 1993, incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated by reference herein in reliance on the report of Merdinger, Fruchter, Rosen & Corso, P.C., certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheets of ViTel and its subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995, included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated by reference herein in reliance on the report of BDO Seidman, LLP, certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

    The consolidated report and financial statements of Comwave and its subsidiaries in Swiss francs at and as of the year ended December 31, 1994 and at and as of the nine-month period ended September 30, 1995, included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated by reference herein in reliance on the report of Visura Treuhand-Gesellschaft, given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                            NUMBER
                                                                                                          -----------
XPEDITE SYSTEMS, INC.
Report of Independent Auditors..........................................................................         F-2
Consolidated Balance Sheets, December 31, 1994, 1995 and June 30, 1996..................................         F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the
  six months ended June 30, 1995 and 1996...............................................................         F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994
  and 1995 and the six months ended June 30, 1996.......................................................         F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the
  six months ended June 30, 1995 and 1996...............................................................         F-6
Notes to Consolidated Financial Statements..............................................................         F-8

SWIFT GLOBAL COMMUNICATIONS, INC.
Independent Auditors' Report............................................................................        F-21
Consolidated Balance Sheets, August 31, 1994 and 1995...................................................        F-22
Consolidated Statements of Income for the years ended August 31, 1994 and 1995..........................        F-23
Consolidated Statements of Shareholders' Equity for the years ended August 31, 1994
  and 1995..............................................................................................        F-24
Consolidated Statements of Cash Flows for the years ended August 31, 1994 and 1995......................        F-25
Notes to Consolidated Financial Statements..............................................................        F-26

VITEL INTERNATIONAL HOLDING COMPANY, INC.
Independent Auditors' Report............................................................................        F-33
Consolidated Balance Sheets, June 30, 1994 and 1995.....................................................        F-34
Consolidated Statements of Operations for the years ended June 30, 1993, 1994 and 1995..................        F-35
Consolidated Statements of Changes in Stockholders' Equity for the years ended June 30, 1993, 1994 and
  1995..................................................................................................        F-36
Consolidated Statements of Cash Flows for the years ended June 30, 1993, 1994 and 1995..................        F-37
Summary of Accounting Policies..........................................................................        F-38
Notes to Consolidated Financial Statements..............................................................        F-40

COMWAVE COMMUNICATIONS AG, CH-BASEL
Audit Report on the Consolidated Accounts...............................................................        F-47
Consolidated Statement of Profit/Loss for the nine months ended September 30, 1994 and 1995 and for the
  year ended December 31, 1994..........................................................................        F-48
Consolidated Balance Sheet, December 31, 1994 and September 30, 1995....................................        F-49
Consolidated Statement of Deficit for the nine months ended September 30, 1994 and 1995 and for the year
  ended December 31, 1994...............................................................................        F-50
Consolidated Cash Flow Statement for the nine months ended September 30, 1994 and 1995 and for the year
  ended December 31, 1994...............................................................................        F-51
Notes Forming Part of the Consolidated Financial Statements.............................................        F-52

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Xpedite Systems, Inc.

    We have audited the accompanying consolidated balance sheets of Xpedite Systems, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xpedite Systems, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                       /s/ ERNST & YOUNG LLP


MetroPark, New Jersey
March 22, 1996

                             XPEDITE SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                        --------------------------
                                                                            1994          1995
                                                                        ------------  ------------    JUNE 30,
                                                                                                        1996
                                                                                                    ------------
                                                                                                    (UNAUDITED)
                                                     ASSETS
- ----------------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents...........................................  $ 10,320,933  $  9,076,250  $  4,528,300
  Investments in held-to-maturity securities..........................     5,818,012       --            --
  Accounts receivable, net of reserve for allowances and doubtful accounts of $549,000, $993,000 and $1,213,000 for 1994, 1995 and
    1996, respectively................................................     6,887,425    16,567,118    20,233,510
  Deferred income taxes...............................................        16,000     2,406,663     2,406,663
  Other current assets................................................       670,485     2,324,129     4,079,687
                                                                        ------------  ------------  ------------
      Total current assets............................................    23,712,855    30,374,160    31,248,160
Property, plant and equipment, net....................................     6,369,068    16,235,393    18,580,061
Customer lists, net of accumulated amortization of $535,000, $897,000
  and $1,440,000 for 1994, 1995 and 1996, respectively................     1,697,587     6,935,206     7,667,919
Purchased software, net of accumulated amortization of $489,000,
  $886,000 and $1,483,000 for 1994, 1995 and 1996, respectively.......     1,036,845     3,591,852     3,304,384
Costs in excess of fair value of net assets acquired, net of accumulated amortization of $78,000 and $494,000 for 1995 and 1996,
  respectively........................................................       --          8,226,593     7,810,655
Investments in affiliates, at cost....................................       339,700       510,390       493,557
Loans to affiliate....................................................       902,589     2,525,102     3,285,777
Deferred income taxes.................................................       100,000     1,815,237     1,815,237
Other assets..........................................................       193,232     2,668,838     2,492,434
                                                                        ------------  ------------  ------------
      Total...........................................................  $ 34,351,876  $ 72,882,771  $ 76,698,184
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable....................................................  $  2,303,222  $ 10,712,562  $ 11,082,553
  Accrued expenses....................................................     4,095,789     7,127,162     6,770,545
  Current portion of long-term debt...................................       --         10,652,747     6,286,833
  Current portion of capital lease obligations........................        30,511       307,232       291,375
  Income taxes payable................................................       274,306     3,254,114     3,805,578
  Other current liabilities...........................................       550,000       588,115       110,003
                                                                        ------------  ------------  ------------
      Total current liabilities.......................................     7,253,828    32,641,932    28,346,887
Long-term debt........................................................       --         35,763,421    32,956,050
Long-term portion of capital lease obligations........................        13,037       559,257       468,819
Deferred income taxes.................................................       --          4,786,300     4,785,022
Other liabilities.....................................................       --            247,809       902,058
Commitments and contingencies.........................................       --            --            --
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value, authorized 1,000,000 shares; none
    issued and outstanding in 1994, 1995 and 1996.....................       --            --            --
  Common Stock, $.01 par value, authorized 15,000,000; issued and outstanding 6,480,562, 7,773,399 and 8,195,163 shares at 1994,
    1995 and 1996, respectively.......................................        64,805        77,734        81,952
  Additional paid-in capital..........................................    30,541,797    48,921,115    54,250,143
  Accumulated deficit.................................................    (3,296,591)  (49,898,797)  (44,876,747)
  Less: Treasury stock; 75,000 shares at 1994 and 72,000 shares at
    1995 and 1996; at cost............................................      (225,000)     (216,000)     (216,000)
                                                                        ------------  ------------  ------------
      Total stockholders' equity (deficit)............................    27,085,011    (1,115,948)    9,239,348
                                                                        ------------  ------------  ------------
      Total...........................................................  $ 34,351,876  $ 72,882,771  $ 76,698,184
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                         -----------------------------------------  --------------------------
                                             1993          1994          1995           1995          1996
                                         ------------  ------------  -------------  ------------  ------------
                                                                                           (UNAUDITED)
Net revenues:
  Service revenues.....................  $ 28,340,866  $ 39,523,569  $  51,840,379  $ 21,973,506  $ 58,015,436
  System sales and other...............       731,326     1,905,766      3,843,583     1,861,675     3,580,555
                                         ------------  ------------  -------------  ------------  ------------
      Total net revenues...............    29,072,192    41,429,335     55,683,962    23,835,181    61,595,991
Cost of sales:
  Operations, line charges and support
    engineering........................    13,655,152    16,025,855     20,144,082     8,020,868    26,677,926
  Cost of sales of systems.............       344,472       965,746      1,458,238       757,951     1,559,618
                                         ------------  ------------  -------------  ------------  ------------
      Total cost of sales..............    13,999,624    16,991,601     21,602,320     8,778,819    28,237,544
                                         ------------  ------------  -------------  ------------  ------------
Gross margin...........................    15,072,568    24,437,734     34,081,642    15,056,362    33,358,447
Operating expenses:
  Selling and marketing................     7,680,497    11,180,076     15,059,118     6,632,342    13,304,888
  General and administrative...........     1,942,194     2,746,325      3,964,401     1,611,773     4,014,502
  Research and development.............     1,694,632     2,834,681      3,414,577     1,596,391     2,483,396
  Depreciation and amortization........       975,458     1,432,079      2,722,930     1,036,729     3,498,304
  Write-off of in-process research and
    development costs..................       --            --          53,000,000       --            --
                                         ------------  ------------  -------------  ------------  ------------
      Total operating expenses.........    12,292,781    18,193,161     78,161,026    10,877,235    23,301,090
                                         ------------  ------------  -------------  ------------  ------------
Operating income (loss)................     2,779,787     6,244,573    (44,079,384)    4,179,127    10,057,357
Interest income........................        17,191       516,948        769,341       410,737       245,431
Interest expense.......................      (389,940)      (83,563)      (535,889)      --         (2,002,891)
Other income...........................       --            --              22,878       --            130,061
                                         ------------  ------------  -------------  ------------  ------------
Income (loss) before income taxes......     2,407,038     6,677,958    (43,823,054)    4,589,864     8,429,958
Income tax expense.....................       712,000     1,950,400      2,740,890     1,514,700     3,460,817
                                         ------------  ------------  -------------  ------------  ------------
Net income (loss)......................  $  1,695,038  $  4,727,558  $ (46,563,944) $  3,075,164  $  4,969,141
                                         ------------  ------------  -------------  ------------  ------------
                                         ------------  ------------  -------------  ------------  ------------
Net income (loss) per Common Share.....                $       0.71  $       (6.67) $       0.45  $       0.61
                                                       ------------  -------------  ------------  ------------
                                                       ------------  -------------  ------------  ------------
Pro forma net income per Common
  Share................................  $       0.34
                                         ------------
                                         ------------
Weighted average shares outstanding....     4,598,500     6,600,000      6,982,200     6,882,000     8,204,000
                                         ------------  ------------  -------------  ------------  ------------
                                         ------------  ------------  -------------  ------------  ------------

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                    COMMON STOCK       ADDITIONAL                   TREASURY STOCK
                                               ----------------------   PAID-IN    ACCUMULATED   --------------------
                                                SHARES      AMOUNT      CAPITAL      DEFICIT      SHARES     AMOUNT      TOTAL
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------
BALANCE, JANUARY 1, 1993.....................  4,056,482   $  40,565   $2,176,680   $(9,719,187)    --      $  --      $(7,501,942)
Exercise of stock options....................    104,208       1,042       51,062       --          --         --          52,104
8% Redeemable Preferred Stock dividends......     --          --         (575,944)      --          --         --        (575,944)
Accretion of 8% Redeemable Preferred Stock...     --          --          (43,416)      --          --         --         (43,416)
Treasury stock acquired......................     --          --           --           --         (75,000)  (225,000)   (225,000)
Net income...................................     --          --           --        1,695,038      --         --       1,695,038
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------

BALANCE, DECEMBER 31, 1993...................  4,160,690      41,607    1,608,382   (8,024,149)    (75,000)  (225,000) (6,599,160)
Exercise of stock options and warrants.......    191,272       1,912      133,273       --          --         --         135,185
8% Redeemable Preferred Stock dividends......     --          --          (74,476)      --          --         --         (74,476)
Accretion of 8% Redeemable Preferred Stock...     --          --         (288,791)      --          --         --        (288,791)
Conversion of 8% Redeemable Preferred
  Stock......................................    478,600       4,786    7,174,214       --          --         --       7,179,000
Issuance of Common Stock.....................  1,650,000      16,500   21,989,195       --          --         --      22,005,695
Net income...................................     --          --           --        4,727,558      --         --       4,727,558
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------

BALANCE, DECEMBER 31, 1994...................  6,480,562      64,805   30,541,797   (3,296,591)    (75,000)  (225,000) 27,085,011
Exercise of stock options and warrants.......     44,072         441       94,549       --          --         --          94,990
Issuance of Common Stock.....................  1,249,000      12,490   18,254,135       --          --         --      18,266,625
Cumulative translation adjustment............     --          --           --          (33,445)     --         --         (33,445)
Treasury stock reissued......................     --          --           30,750       --           3,000      9,000      39,750
Treasury stock acquired......................     --          --           --           --            (235)    (4,935)     (4,935)
Retirement of treasury stock.................       (235)         (2)        (116)      (4,817)        235      4,935      --
Net loss.....................................     --          --           --      (46,563,944)     --         --      (46,563,944)
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------
BALANCE, DECEMBER 31, 1995...................  7,773,399      77,734   48,921,115  (49,898,797)    (72,000)  (216,000) (1,115,948)
Exercise of stock options....................     70,764         708      139,391       --          --         --         140,099
Cumulative translation adjustments...........     --          --           --           52,909      --         --          52,909
Conversion of subordinated debt..............    351,000       3,510    5,189,637       --          --         --       5,193,147
Net income...................................     --          --           --        4,969,141      --         --       4,969,141
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------

BALANCE, JUNE 30, 1996 (unaudited)...........  8,195,163   $  81,952   $54,250,143 ($44,876,747)   (72,000) $(216,000) $9,239,348
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------
                                               ---------  -----------  ----------  ------------  ---------  ---------  ----------

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                               ----------------------------------------  -------------------------
                                                  1993          1994          1995           1995         1996
                                               -----------  ------------  -------------  ------------  -----------

                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)............................  $ 1,695,038  $  4,727,558  $ (46,563,944) $  3,075,164  $ 4,969,141
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation and amortization..............    1,187,520     1,674,189      3,060,801     1,188,378    3,925,065
  Write-off of in-process research and
    development..............................      --            --          53,000,000       --           --
  Other non-cash losses......................      --            --            --             --           225,990
  Deferred income taxes......................     (273,000)      157,000     (2,012,700)      --            (1,278)
  Change in operating assets and liabilities:
      Accounts receivable....................   (4,665,989)     (477,246)      (839,721)     (722,075)  (3,658,969)
      Other current assets...................     (179,667)     (461,046)       355,833      (207,409)  (1,661,542)
      Other assets...........................     (170,249)       41,783       --            (134,085)     (14,418)
      Accounts payable.......................      578,820     1,147,423     (3,128,006)     (273,165)    (108,716)
      Accrued expenses.......................    5,145,920    (1,926,770)       631,373    (1,067,131)     299,361
      Deferred revenue.......................       13,000       (13,000)      --             --           --
      Other liabilities......................      --            --             176,021       --           100,219
      Income taxes payable...................      153,000       121,306      1,665,745      (274,306)     509,313
                                               -----------  ------------  -------------  ------------  -----------
Net cash provided by operating activities....    3,484,393     4,991,197      6,345,402     1,585,371    4,584,166
INVESTING ACTIVITIES
Acquisition of property, plant and
  equipment..................................   (2,290,559)   (4,280,337)    (3,650,251)   (2,141,710)  (4,689,966)
Acquisition of businesses....................     (500,000)      --         (46,199,458)      --        (1,275,000)
Purchase of computer software................      (57,622)     (365,028)      (252,327)      --           --
Purchase of held-to-maturity securities......      --         (5,818,012)   (11,692,002)   (5,873,990)     --
Sale of held-to-maturity securities..........      --            --          17,510,014       --           --
Investments in affiliates....................      --           (339,700)        (4,599)      --            (2,352)
Loans to affiliate...........................      --           (902,589)    (1,622,513)     (713,146)    (760,675)
                                               -----------  ------------  -------------  ------------  -----------
Net cash used in investing activities........   (2,848,181)  (11,705,666)   (45,911,136)   (8,728,846)  (6,727,993)
FINANCING ACTIVITIES
Payments of acquisition liability............   (1,200,000)     (600,000)      --             --           --
Proceeds from notes payable..................      --          1,495,701     40,000,000       --           700,000
Payment of debt issuance costs...............      --            --          (1,402,500)      --           --
Repayments of other loans and notes
  payable....................................      (11,025)   (2,599,486)      (292,892)      --        (2,862,197)
Repayments of related party loans and notes
  payable....................................     (633,429)   (3,618,102)      --             --           --
Repayments of capital lease obligations......      (26,990)      (39,502)       (79,917)      (18,747)     (98,002)
Net proceeds from issuance of Common Stock...     (178,221)   22,371,206        129,805        71,558      140,099
Redemption of Preferred Stock shares.........      --           (372,000)      --             --           --
Payment of Preferred Stock dividends.........      (20,035)      (74,476)      --             --           --
                                               -----------  ------------  -------------  ------------  -----------
Net cash (used in) provided by financing
  activities.................................   (2,069,700)   16,563,341     38,354,496        52,811   (2,120,100)
Effect of exchange rate changes on cash......      --            --             (33,445)         (184)    (284,023)
                                               -----------  ------------  -------------  ------------  -----------
(Decrease) increase in cash and cash
  equivalents................................   (1,433,488)    9,848,872     (1,244,683)   (7,090,848)  (4,547,950)
Cash and cash equivalents at beginning of
  year.......................................    1,905,549       472,061     10,320,933    10,320,933    9,076,250
                                               -----------  ------------  -------------  ------------  -----------
Cash and cash equivalents at end of year.....  $   472,061  $ 10,320,933  $   9,076,250  $  3,230,085  $ 4,528,300
                                               -----------  ------------  -------------  ------------  -----------
                                               -----------  ------------  -------------  ------------  -----------

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL STATEMENT OF CASH FLOWS DISCLOSURE

    The Company entered into capital lease agreements for equipment in the amount of $97,006 and $161,200 in 1993 and 1995, respectively.

    The Company made interest payments of $392,671, $104,973, $31,011, $2,061 (unaudited) and $2,123,648 (unaudited) during the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively. The Company made income tax payments of $832,000, $1,663,000, $3,103,000, $1,538,737
(unaudited) and $2,967,014 (unaudited) during the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.

    The Company declared Preferred Stock dividends of $575,944 and $74,476 during 1993 and 1994, respectively. Of these dividends, $556,000 and $0, respectively, were payable in additional shares of Preferred Stock and $19,944 and $74,476, respectively, were payable in cash. The carrying value of the Preferred Stock was increased by $43,416 and $288,791 during 1993 and 1994, respectively, which represents the accretion of the difference between the carrying value and the mandatory redemption value at the date of issue using the interest method.

    During 1993, the Company purchased 75,000 shares of outstanding Common Stock from a former officer of the Company at $3.00 per share in exchange for an agreement to pay such amount to this officer. During 1995, the Company issued 3,000 treasury shares of Common Stock, as part of a legal settlement with a former investor.

    During 1994, 7,179 shares of Preferred Stock were converted into Common Stock at a conversion price of $15.00 per share of Common Stock.

    The purchase price for the businesses acquired in 1995 is allocated to the assets acquired and liabilities assumed based on their estimated fair market values as follows:

Fair value of assets acquired:
  Current assets excluding cash................................  $11,466,998
  Property, plant and equipment................................   7,956,162
  In-process research and development..........................  53,000,000
  Customer lists...............................................   5,600,000
  Purchased software...........................................   2,700,000
  Cost in excess of fair value of net assets acquired..........   8,304,201
  Other assets.................................................   1,561,401
Less liabilities assumed:
  Current liabilities..........................................  (16,173,973)
  Other liabilities............................................  (5,040,388)
Common Stock issued to sellers.................................  (18,266,625)
Subordinated debt issued to sellers............................  (4,908,318)
                                                                 ----------
Net cash paid..................................................  $46,199,458
                                                                 ----------
                                                                 ----------

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Xpedite Systems, Inc. (the "Company") was incorporated in Delaware in July 1988. The Company develops and markets enhanced fax communication services worldwide. The Company generates revenues from the following: (i) usage fees charged for the Company's fax broadcast service ("Fax Broadcast") and gateway messaging service ("Gateway Messaging") to customers in diverse industries; (ii) sales of fax message handling systems, including equipment; and (iii) royalties with respect to the use of the Company's software. Revenues from the sales of systems are recognized when risk of ownership and title passes to the customer. The Company performs ongoing credit evaluations of customers and does not generally require collateral. Reserves are maintained for potential credit losses and allowances, and such losses and allowances have been within management's expectations.

BASIS OF PRESENTATION

    The consolidated financial statements and notes to consolidated financial statements for the six month period ended June 30, 1995 and 1996 are unaudited and have been prepared from the books and records of the Company in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (including only normal, recurring adjustments) considered necessary for a fair presentation have been included. Interim results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year.

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements have been prepared on a consolidated basis to include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

    The Company and each of its subsidiaries use their local currency as their functional currency. Gains and losses from foreign currency transactions are included in the determination of net income. Cumulative translation adjustments, which result from the process of translating the consolidated financial statements from the functional currencies of each subsidiary into the reporting currency, are included as a component of stockholders' equity.

FOREIGN EXCHANGE FORWARD CONTRACTS

    Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency. Such contracts are designated as hedges; therefore, gains and losses are deferred until contracts are settled and are included in interest income (expense) when the contracts are settled.

    The Company held contracts for German marks and Japanese yen of approximately $3.4 million at December 31, 1995, and $3.8 million at June 30, 1996, and German marks of approximately $1.0 million at December 31, 1994, associated with the loans to affiliates (see Note 10) and intercompany balances with subsidiaries.

    Contracts for German marks have maturity dates ranging from 1997 through 1999. Contracts for Japanese yen have maturity dates during 1996.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    The fair value of such contracts at December 31, 1995, and June 30, 1996, based upon current market quotes for contracts with similar terms, approximated the carrying value of such contracts. In the event of non-performance of contract terms by the banks, the Company would be required to sell German marks and Japanese yen at the prevailing exchange rates.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents. The fair value of these investments approximates cost.

INVESTMENTS IN HELD-TO-MATURITY SECURITIES

    The Company's investments in held-to-maturity securities at December 31, 1994 are recorded at amortized cost and consist of U.S. Treasury Bills with maturities of between three and six months when purchased. The gross unrealized gain and estimated fair value of these investments were $26,788 and $5,844,800, respectively, at December 31, 1994. These investments were sold at their maturity dates during 1995 and there were no investments in held-to-maturity securities at December 31, 1995, and June 30, 1996. Realized gains on the sale of investments in held-to-maturity securities in 1995 were not material.

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets:

                                                                                            YEARS
                                                                                         -----------
Buildings..............................................................................          25
Equipment..............................................................................           5
Furniture and fixtures.................................................................           7

    Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the related improvement.

PURCHASED SOFTWARE AND CUSTOMER LISTS

    Purchased software is being amortized on a straight line basis over the estimated useful life of three to five years. Such amortization is greater than the amount computed using the ratio that current gross revenues related to the purchased software bear to the total of current and anticipated future gross revenues related to the purchased software. Amortization of purchased software amounted to $212,062, $242,110, $337,871, $151,649, and $493,893 during the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively, and is included in cost of sales.

    Customer lists are being amortized on a straight-line basis over the estimated useful life of eight years. In the opinion of management, the customer list assets will be recovered over a period of eight years based upon the anticipated future revenue stream generated from the customer base existing on the acquisition dates.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) COSTS IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED

    Costs in excess of the fair value of the tangible net assets and identifiable intangible assets of businesses acquired are amortized on a straight-line basis over ten years. The Company assesses the recoverability of costs in excess of the fair value of the net assets acquired by determining whether the carrying value of these assets can be recovered through undiscounted forecasted future cash flows over their remaining lives.

IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The
Company adopted Statement 121 as of January 1, 1995, which did not have a material effect on the Company's consolidated financial position or results of operations.

INCOME TAXES

    Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK BASED COMPENSATION

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. The Company accounts for stock based compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees", and intends to continue to do so.

RESEARCH AND DEVELOPMENT

    The Company expenses research and development costs related to existing software and systems as incurred.

NET INCOME (LOSS) PER COMMON SHARE

    The net income (loss) per Common Share for the years ended December 31, 1994 and 1995, and the six months ended June 30, 1995 and 1996 is computed using the weighted average number of common shares and dilutive common share equivalents outstanding. The amount of dilution, where appropriate, is computed by application of the treasury stock method. The pro forma net income per common share for the year ended December 31, 1993, is computed using the weighted average number of common and common equivalent shares outstanding during the period, assuming the exercise of Common Stock options and stock warrants using the treasury stock method and reflects the conversion of shares of 8% Redeemable Preferred Stock ("Preferred Stock") and cash dividend payments made thereon in connection with the Company's initial public offering (see Note 9).

RECLASSIFICATIONS

    Certain 1993 and 1994 amounts have been reclassified to conform to 1995 presentation.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

2.  ACQUISITIONS
    On November 20, 1995, the Company purchased all of the outstanding capital stock of Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave"). The purchase prices for the acquisitions, including transaction costs, were approximately $23,195,000, $41,540,000 and $11,340,000, respectively, which includes a total of $2,000,000 held in escrow for settlement of certain representations and warranties. A portion of the purchase prices were paid through the issuance of 1,249,000 shares of the Company's Common Stock valued at $18,267,000, and subordinated notes payable to the sellers of ViTel with a carrying value of approximately $4,908,000 (see Note 5). The acquisitions were accounted for as purchases. Accordingly, the acquired assets and liabilities assumed through these purchases have been recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included $53,000,000 of in-process research and development costs, customer lists of $5,600,000, and purchased software of $2,700,000. Since the technological feasibility of the in-process research and development costs had not yet been established and the technology had no alternative future use at the acquisition date, the in-process research and development costs were immediately written-off and included in the results of operations as a non-recurring charge for the year ended December 31, 1995.

    A stockholder of the Company received $348,000 of fees for services provided in connection with the transactions.

    The results of operations of the purchased businesses are included in the accompanying consolidated statements of operations from the date of acquisition. Unaudited pro forma results as if the acquisitions had occurred on January 1, 1994 and 1995, which includes the $53,000,000 write-off of in-process research and development costs, are as follows:

                                                                    1994            1995
                                                               --------------  --------------
Net revenues.................................................  $   88,164,000  $  107,126,000
Net loss.....................................................  $  (53,272,000) $  (51,274,000)
Net loss per Common Share....................................  $        (6.79) $        (6.23)

    The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisitions taken place at the beginning of the periods presented nor are they intended to be indicative of results that may occur in the future.

    As of  February 1,  1993,  the Company  significantly expanded  its  Gateway
Messaging business by purchasing certain tangible and intangible non-current assets related to the fax and telex business from TRT/ FTC Communications, Inc. ("TRT"), a subsidiary of Pacific Telecom, Inc. The total purchase price was $3,600,000. The acquisition was accounted for as a purchase, and the results of operations relating to such acquisition are included with those of the Company from the date of acquisition. Net revenues generated from TRT operations were $9,490,000 for the period from February 1, 1993, to December 31, 1993 and $7,386,000 for the year ended December 31, 1994.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

2.  ACQUISITIONS--(CONTINUED)
    The fair values of the assets acquired are summarized as follows:

Equipment..................................................................  $  330,000
Software...................................................................   1,038,000
Customer list..............................................................   2,232,000
                                                                             ----------
                                                                             $3,600,000
                                                                             ----------
                                                                             ----------

3.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                    DECEMBER 31,
                                                             ---------------------------    JUNE 30,
                                                                 1994          1995           1996
                                                             ------------  -------------  -------------
Land.......................................................  $    --       $      75,753  $      75,753
Building...................................................       --             103,977        103,503
Equipment..................................................     8,075,058     17,880,624     21,489,296
Furniture and fixtures.....................................       945,193      1,681,859      2,059,860
Leasehold improvements.....................................       193,992        884,940      1,324,938
                                                             ------------  -------------  -------------
                                                                9,214,243     20,627,153     25,053,350
Less accumulated depreciation and amortization.............     2,845,175      4,391,760      6,473,289
                                                             ------------  -------------  -------------
                                                             $  6,369,068  $  16,235,393  $  18,580,061
                                                             ------------  -------------  -------------
                                                             ------------  -------------  -------------

4.  ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                       DECEMBER 31,
                                                                --------------------------    JUNE 30,
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
TRT cost of service...........................................  $  1,529,475  $     75,913  $    --
Certain cost of service, inclusive of communication line
  charges.....................................................       754,723     1,358,454     2,082,701
Salaries and related benefits.................................     1,261,631     3,213,181     2,761,541
Accrued interest..............................................       --            467,671        89,533
Other.........................................................       549,960     2,011,943     1,836,770
                                                                ------------  ------------  ------------
                                                                $  4,095,789  $  7,127,162  $  6,770,545
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

5.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                           DECEMBER 31,      JUNE 30,
                                                                               1995            1996
                                                                          --------------  --------------
Term loan...............................................................  $   40,000,000  $   37,500,000
Revolving loan..........................................................        --               700,000
Subordinated notes to former owners.....................................       4,957,450        --
Notes payable to banks..................................................         989,930         668,297
Notes payable to former owners of ViTel.................................         468,788         374,586
                                                                          --------------  --------------
                                                                              46,416,168      39,242,883
Less current maturities.................................................     (10,652,747)     (6,286,833)
                                                                          --------------  --------------
                                                                          $   35,763,421  $   32,956,050
                                                                          --------------  --------------
                                                                          --------------  --------------

    The Company entered into a credit agreement which provided a $40,000,000 term loan to finance the acquisition of Swift, ViTel, and Comwave in November 1995 (see Note 2). The term loan is payable in quarterly installments of $1,250,000 increasing periodically to $2,250,000 with a final payment in November 2001. The credit agreement also provides for a $5,000,000 revolving loan limited to 80% of eligible accounts receivable, as defined. The credit agreement expires in November 2001. A commitment fee is payable at a rate of 0.5% per annum of the unused portion of the revolving loan. There was no amount outstanding under the revolving loan at December 31, 1995; $0.7 million was outstanding at June 30, 1996.

    At the Company's option, the term loan and revolving loan bear interest at either (a) the bank's Base Rate, defined as the higher of (i) 0.5% ("Base Margin") in excess of the Federal Funds rate or (ii) the bank's prime rate plus 1.5%; or (b) at a rate equal to the LIBOR rate plus 2.75%. The Base Margin will be adjusted in November 1996 and thereafter until maturity based on the Company's outstanding indebtedness and results of operations. The Company has elected to be charged interest at LIBOR (5.6%) plus 2.75% at December 31, 1995 and LIBOR (5.625%) plus 2.75% at June 30, 1996. Substantially all of the assets of the Company collateralize the term loan and revolving loan.

    The principal amounts of the subordinated notes issued in connection with the acquisition of ViTel were approximately $5,133,000. The notes began to accrue interest on May 20, 1996, at the rate of 17% per annum until November 20, 1996, and thereafter at the rate of 12% per annum until maturity on January 1, 2002. Accordingly, the notes were recorded at their fair value of $4,908,000 at the date of acquisition. Interest of $49,000 and $225,000 has been accreted through December 31, 1995 and May 20, 1996, respectively, using a 9% effective interest rate. Interest on the notes is payable annually by the issuance of additional notes in principal amount equal to the interest payment.

    In the event that all unpaid principal and accrued interest is not paid in full on or prior to November 20, 1996, the aggregate principal amount of the notes will increase to approximately $7,445,000. In June 1996, the Company issued 351,000 shares of Common Stock to the holders of the ViTel notes in prepayment of the outstanding principal amount of the notes; such shares were placed in escrow pending approval by the Company's stockholders of such prepayment. Such prepayment has been reflected in the accompanying financial statements during the six months ended June 30, 1996.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

5.  LONG-TERM DEBT--(CONTINUED)
    The credit agreement contains certain financial covenants which include minimum levels of net worth, current ratio, earnings before interest, taxes, depreciation and amortization ("EBITDA") and indebtedness as compared to EBITDA.

    The notes payable to banks consists of the following: (a) a note payable to a U.K. bank bearing interest at 9.5% with an outstanding balance of $28,000 and $19,000 at December 31, 1995 and June 30, 1996, respectively, on which principal and interest is payable monthly through September 1997, and repayment of which is collateralized by liens on real property, which has a carrying value of $182,235 at December 31, 1995; and (b) four notes in the amount of $962,000 in the aggregate and three notes in the amount of $649,000 in the aggregate at December 31, 1995 and June 30, 1996, respectively, payable to Japanese banks bearing interest at rates ranging from 2.8% to 3.6%, on which principal and interest is payable monthly or quarterly through September 1998.

    The notes payable to former owners of ViTel bear interest at rates ranging from 7% to 12%. Principal and interest is payable monthly through April 2000.

    Aggregate maturities of long-term debt at December 31, 1995 for the next five years and thereafter are as follows: 1996-$10,652,747; 1997-$5,628,206; 1998-$6,135,215; 1999-$7,000,000; 2000-$8,000,000; thereafter-$9,000,000.

    The carrying amount of the Company's borrowings approximates the fair value.

    Costs incurred in connection with obtaining the term and revolving loans totaled $1,403,000 and are included in Other Assets in the accompanying consolidated balance sheets. These costs are amortized on a straight line basis over the life of the credit agreement, which is six years. Accumulated amortization totaled $26,000 and $143,000 at December 31, 1995 and June 30, 1996, respectively.

6.  INCOME TAXES
    The components of income tax expense (benefit) for the years ended December 31, 1993, 1994 and 1995 are:

                                                                             1993          1994          1995
                                                                          -----------  ------------  -------------
Federal:
  Current...............................................................  $   784,000  $  1,493,000  $   3,971,390
  Deferred..............................................................     (211,000)      122,000     (2,050,400)
State and local:
  Current...............................................................      201,000       300,400        782,200
  Deferred..............................................................      (62,000)       35,000         37,700
                                                                          -----------  ------------  -------------
                                                                          $   712,000  $  1,950,400  $   2,740,890
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

6.  INCOME TAXES--(CONTINUED)
    The reconciliation of income taxes computed at the U.S. statutory federal tax rate to income tax expense for the years ended December 31, 1993, 1994 and 1995 are:

                                                                        1993                 1994                   1995
                                                                 ------------------   -------------------   ---------------------
                                                                  AMOUNT    PERCENT     AMOUNT    PERCENT      AMOUNT     PERCENT
                                                                 ---------  -------   ----------  -------   ------------  -------
Tax expense (benefit) at U.S. statutory rate...................  $ 818,000     34%    $2,270,400    34%     $(14,900,000)  (34)%
Write-off of in process research and development...............                                               18,020,000    41
State income taxes, net of federal income tax benefit..........     92,000      4        221,000     3           541,000     1
Reduction in valuation allowance...............................   (381,000)   (16)      (336,000)   (5)       (2,279,000)   (5)
Other items....................................................    183,000      8       (205,000)   (3)        1,358,890     3
                                                                               --                   --                      --
                                                                 ---------            ----------            ------------
Income tax expense.............................................  $ 712,000     30%    $1,950,400    29%     $  2,740,890     6%
                                                                               --                   --                      --
                                                                               --                   --                      --
                                                                 ---------            ----------            ------------
                                                                 ---------            ----------            ------------

    Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                                        1994          1995
                                                                    ------------  ------------
Reserve for allowances for doubtful accounts......................  $    185,000  $    760,200
Accruals and reserves.............................................       145,000     1,278,400
Future tax benefits of net operating loss carryforwards...........     2,279,000     2,376,000
                                                                    ------------  ------------
Gross deferred tax asset..........................................     2,609,000     4,414,600
                                                                    ------------  ------------
Deferred tax liabilities:
  Fixed assets....................................................       214,000     1,423,800
  Intangibles.....................................................       --          3,320,000
  Other liabilities...............................................       --             42,500
                                                                    ------------  ------------
Gross deferred tax liability......................................       214,000     4,786,300
                                                                    ------------  ------------
Net deferred tax asset (liability)................................     2,395,000      (371,700)
Valuation allowance for deferred tax assets.......................    (2,279,000)     (192,700)
                                                                    ------------  ------------
Net deferred tax assets (liability)...............................  $    116,000  $   (564,400)
                                                                    ------------  ------------
                                                                    ------------  ------------

    The Company has recorded a deferred tax asset of $2,376,000 at December 31, 1995 reflecting the benefit of $5,960,000 in loss carryforwards, which expire in varying amounts between 2004 and 2007. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

    As a result of certain transactions involving the Company's stock, an ownership change, as defined in Section 382 of the Internal Revenue Code, occurred in 1992. Consequently, future utilization of the Company's federal net operating loss carryforwards are subject to an annual limitation of approximately $640,000.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

7.  LEASES

    The Company leases office space and office equipment under long-term lease agreements.

    The obligations related to the leasing of equipment, which expire in 1996, are classified as capital leases. Equipment under capital leases totaled $70,009 and $835,526, net of accumulated depreciation, at December 31, 1994 and 1995, respectively.

    The leases of real property are classified as operating leases and expire through 2001. These leases are subject to increases in property taxes and maintenance costs.

    The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1995:

                                                                                           CAPITAL     OPERATING
                                                                                            LEASES       LEASES
                                                                                          ----------  ------------
1996....................................................................................  $  377,842  $  2,163,266
1997....................................................................................     278,807     1,730,500
1998....................................................................................     194,714     1,352,391
1999....................................................................................     115,927       725,302
2000....................................................................................       6,123       252,528
Thereafter..............................................................................                   154,025
                                                                                          ----------  ------------
Total minimum lease payments............................................................     973,413  $  6,378,012
                                                                                                      ------------
                                                                                                      ------------
Less amount representing interest.......................................................     106,924
                                                                                          ----------
Present value of minimum lease payments.................................................     866,489
Less current portion....................................................................     307,232
                                                                                          ----------
                                                                                          $  559,257
                                                                                          ----------
                                                                                          ----------

    Rent expense totaled $605,146, $895,730, $1,201,632, $518,412 and $1,237,797
for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively.

8.  BENEFIT PLANS

    In November 1993, the Company established an incentive stock option plan for its officers and employees (the "1993 Plan"). A total of 450,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1993 Plan.

    The 1992 Incentive Stock Option Plan (the "1992 Plan") was approved by the Board of Directors in 1992 and authorized the issuance of up to 715,696 options.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

8.  BENEFIT PLANS--(CONTINUED)
    Stock option plans' activity is summarized as follows:

                                                                                    1993        1994       1995
                                                                                 ----------  ----------  ---------
Outstanding at beginning of year...............................................     585,780     604,450    675,420
Canceled.......................................................................      (6,672)    (12,608)    (6,319)
Granted........................................................................     129,550     266,350    170,600
Exercised (prices ranging from $0.50 to $16.125 per share).....................    (104,208)   (182,772)   (35,738)
                                                                                 ----------  ----------  ---------
Outstanding at end of period (prices ranging from $0.50 to $16.125 per
  share).......................................................................     604,450     675,420    803,963
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
Exercisable at end of year (prices ranging from $0.50 to $16.125 per share)....     176,218     210,993    397,943
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

    In 1991 and 1992, the Company issued 4,500 and 10,500 stock warrants, respectively, in connection with bridge financing which entitle the holders to purchase shares of Common Stock at a purchase price of $3.42 per share. In November 1994 and 1995, 8,500 and 5,000, respectively, were exercised, leaving 1,500 warrants outstanding, which expire September 30, 1996.

    During 1993, the Company issued 7,000 stock warrants to a consultant to purchase shares of Common Stock at a purchase price of $0.50 per share. These warrants expire December 31, 1999. Also during 1993, the Company issued 5,000 stock warrants to a stockholder of the Company to purchase shares of Common Stock at a purchase price of $7.00 per share. These warrants expire November 16, 2003.

    In February 1994, the Company granted warrants to purchase 10,000 shares of Common Stock at a purchase price of $15.00 per share, to a new member of the Board of Directors. During 1995, 3,334 of these warrants were exercised. The remaining 6,666 warrants were canceled during 1995.

    The Company has a defined contribution 401(k) plan (the "Plan") which allows all eligible employees to defer a portion of their income through contributions to the Plan. Under the terms of the Plan, the Company contributes an amount equal to 50% of the employee's elective deferrals up to 5% of the total annual compensation paid to the Plan participant. The Company's expense under the Plan was $75,100, $174,090, $228,294, $109,178 and $201,743 for the years ended
December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively.

9.  INITIAL PUBLIC OFFERING

    In February 1994, the Company issued 1,650,000 shares of Common Stock in an initial public offering. The Company used a portion of the net proceeds of the offering to repay all outstanding indebtedness (except indebtedness related to capital lease obligations) and to redeem 227 shares of Preferred Stock. At the closing of the offering, 7,179 shares of Preferred Stock were converted into Common Stock at a conversion price equal to the initial public offering price ($15.00 per share of Common Stock).

10. SYSTEM AND MARKETING AGREEMENTS

    On June 24, 1994, the Company entered into a System and Marketing Agreement with Xpedite Systems, GmbH, a German corporation, ("Xpedite Germany"), whereby the Company agreed to sell Xpedite Germany an enhanced fax communications service system, including a non-exclusive, non-transferable, terminable license to use the Company's software. Xpedite Germany is controlled by affiliates of certain venture capital funds managed by Patricof & Co. Ventures, Inc., which venture capital funds are

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

10. SYSTEM AND MARKETING AGREEMENTS--(CONTINUED)
stockholders of the Company. The agreement has three major components: (a) a sale of an initial system to Xpedite Germany for $472,800 which includes payment for all hardware and software; (b) royalties to the Company for the use of the software and software maintenance and configuration management; and (c) predetermined prices for additional equipment ("expansion costs").

    Under a Put and Call Option Agreement dated as of June 24, 1994, the Company has agreed with APA Expert Beteiligungsellschaft GmbH and certain others (collectively, the "Xpedite Germany Shareholders") and Xpedite Germany to purchase the capital stock of Xpedite Germany (the "Option Shares") from the Xpedite Germany Shareholders. The Xpedite Germany Shareholders have granted the Company a "call" option with respect to their Option Shares, exercisable (subject to certain conditions) at various times prior to December 31, 2006. The Company has granted the Xpedite Germany shareholders a "put" option with respect to their Option Shares, exercisable (subject to certain conditions) at various times prior to December 31, 2006. The purchase price potentially payable in connection with the exercise of such 'put' option is based upon the product of the earnings of Xpedite Germany, as defined in the agreement, and a percentage of the Company's stock price to earnings ratio, as defined in the agreement. Xpedite Germany has not met the minimum amount of earnings necessary for the put option to be exercisable, and therefore, due to the uncertainties as to the ability of Xpedite Germany to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next twelve months. However, assuming that Xpedite Germany achieves the minimum amount of earnings of $1.7 million and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1995, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $23 million. If Xpedite Germany achieves the minimum earnings level at sometime in the future, and the Xpedite Germany Shareholders choose to exercise this put option, the actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price. The purchase price can be paid in cash, the Company's Common Stock or a combination of cash and the Company's Common Stock, at the Company's option.

    In 1994, the Company invested, at then current exchange rates, approximately $150,000 for a 19% equity interest in Xpedite Germany. As of December 31, 1995, the Company has also provided Xpedite Germany approximately $2.5 million in non-convertible loans which are non-interest bearing through December 31, 1995, and payable in German marks. Beginning January 1, 1996, these loans bear interest at 10% per annum. The Company agreed to provide up to an additional $800,000 in such loans over the next three years. The Company has purchased forward contracts for 3,383,000 German marks to hedge the loan amount outstanding at December 31, 1995, reducing its risk to fluctuation in foreign exchange rates.

    On January 29, 1993, the Company entered into a System and Marketing Agreement with Xpedite Systems, Ltd., a United Kingdom corporation ("Xpedite UK"), to provide to Xpedite UK a fax message handling system, including hardware, software and equipment. Xpedite UK is controlled by affiliates of certain venture capital funds managed by Patricof & Co. Ventures, Inc., which venture capital funds are stockholders of the Company. The agreement has three major components: (a) a sale of an initial system to Xpedite UK for $604,000 which includes payment for all hardware and software; (b) royalties to the Company for the use of the software and software maintenance and configuration management; and (c) predetermined prices for additional equipment ("expansion costs"). The Company does not have an equity interest in Xpedite UK.

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

10. SYSTEM AND MARKETING AGREEMENTS--(CONTINUED)
    Under a Put and Call Option Agreement amended as of July 6, 1995, the Company has agreed with APAX Partners & Co. Ventures, Ltd. and certain others (collectively, the "Xpedite UK Shareholders") and Xpedite UK to purchase the capital stock of Xpedite UK (the "Option Shares") from the Xpedite UK Shareholders. The Xpedite UK Shareholders have granted the Company a "call" option with respect to their Option Shares, exercisable (subject to certain conditions) from January 1, 1998 until December 31, 2005. The Company has granted the Xpedite UK Shareholders a "put" option with respect to their Option Shares, exercisable from January 1, 1998 until December 31, 2005. The purchase price potentially payable in connection with the exercise of such "put" option is based upon the product of the earnings of Xpedite UK, as defined in the agreement, and a percentage of the Company's stock price to earnings ratio, as defined in the agreement. Xpedite UK has not met the minimum amount of earnings necessary for the put option to be exercisable, and therefore, due to the uncertainties as to the ability of Xpedite UK to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next twelve months. However, assuming that Xpedite UK achieves the minimum amount of earnings of $2.5 million and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1995, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $38 million. If Xpedite UK achieves the minimum earnings level at sometime in the future, and the Xpedite UK Shareholders choose to exercise this put option, the actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price. The purchase price can be paid in cash, the Company's Common Stock or a combination of cash and the Company's Common Stock, at the Company's option.

    Pursuant to a System Agreement dated May 4, 1992, between the Company and Xpedite Systems, S.A. (successor to Eurofax, a French corporation) ("Xpedite France"), Xpedite France purchased an enhanced fax communications service system including a non-exclusive, non-transferable, terminable license to the Company's software for use in France. The initial purchase price of the system was $296,000. The agreement also provides for royalties to be paid to the Company based on varying percentages of the net revenues of Xpedite France. The agreement also provides that Xpedite France may for ten years from the date of the agreement purchase additional hardware and software to be used in such system. Software licenses under this agreement have been granted for 25 years. In November 1994, the Company invested, at then current exchange rates, approximately $190,000 for a 2.7% equity interest in Xpedite France.

    As of December 15, 1993, the Company entered into a Put and Call Option Agreement with APAX Partners & Cie., Olivier de Puymorin, and Xpedite France, to purchase the capital stock of Xpedite S.A. ("Option Shares") from the Xpedite France shareholders. Xpedite France is controlled by affiliates of certain venture capital funds managed by Patricof & Co. Ventures, Inc. which venture capital funds are stockholders of the Company. The Xpedite France shareholders have granted the Company a "call" option with respect to their Option Shares, exercisable (subject to certain conditions) from the first day of the month following the eighteen month anniversary of the closing date of an initial public offering until the earlier to occur of December 31, 2005 or the date on which the Company sells any shares of Xpedite France owned by the Company. The Company has granted the Xpedite France shareholders a "put" option with respect to their Option Shares, exercisable (subject to certain conditions) at various times prior to December 31, 2005. The purchase price potentially payable in connection with the exercise of such "put" option is based upon the product of the earnings of Xpedite France, as defined in the agreement, and a percentage of the Company's stock price to earnings ratio, as defined in the agreement. Xpedite France has not met the minimum amount of earnings necessary for the put option to be exercisable, and therefore, due to the

                             XPEDITE SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
          DECEMBER 31, 1993, 1994 AND 1995 AND JUNE 30, 1995 AND 1996

  (AMOUNTS AND DISCLOSURE APPLICABLE TO JUNE 30, 1995 AND 1996 ARE UNAUDITED)

10. SYSTEM AND MARKETING AGREEMENTS--(CONTINUED) uncertainties as to the ability of Xpedite France to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next twelve months. However, assuming that Xpedite France achieves the minimum amount of earnings of $1.5 million and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1995, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $23 million. If Xpedite France achieves the minimum earnings level at sometime in the future, and the Xpedite France shareholders choose to exercise this put option, the actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price. The purchase price can be paid in cash, the Company's Common Stock or a combination of cash and the Company's Common Stock, at the Company's option.

    If and when the put and call options are exercised, the investments in Xpedite Germany, Xpedite UK and Xpedite France will be accounted for either on the equity method of accounting or will be consolidated, depending on the Company's percentage of ownership.

11. SEGMENT DATA AND GEOGRAPHIC INFORMATION

    The Company operates in one industry segment. The following table presents financial information based on the Company's geographic segments for the year ended December 31, 1995:

                                                                          NET         OPERATING     IDENTIFIABLE
                                                                       REVENUES     (LOSS) INCOME      ASSETS
                                                                     -------------  --------------  -------------
North America......................................................  $  52,022,430  $  (44,020,454) $  49,650,056
Far East...........................................................      2,198,893        (102,167)    11,994,268
Europe.............................................................      1,462,639          43,237     11,238,447
                                                                     -------------  --------------  -------------
Total..............................................................  $  55,683,962  $  (44,079,384) $  72,882,771
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

12. SUBSEQUENT EVENTS
    The Company has executed an agreement to increase its ownership interest in Xpedite France, is currently negotiating to increase its ownership interest in Xpedite Germany, and has executed a letter of intent to purchase the assets of one of its Nodal Partners in Korea. The increased interests in Xpedite France and Xpedite Germany are not pursuant to the Put and Call Option Agreements.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
Swift Global Communications, Inc.
Glen Head, New York

    We have audited the accompanying consolidated balance sheets of Swift Global Communications, Inc., and Subsidiaries as of August 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our previously issued report dated October 25, 1995 we stated that the August 31, 1993 financial statements, audited by other auditors, did not fairly present financial position, results of operations, and cash flows in conformity with generally accepted accounting principles due to the misapplication of accounting principles with regard to product development costs. As stated in
Note 11, the Company has corrected this error by restating the August 31, 1993 financial statements and, accordingly, our present opinion of the August 31, 1994 and 1995 financial statements, as presented herein, is different from that expressed in our previous report.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Swift Global Communications, Inc. and Subsidiaries as of August 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          DAVID BERDON & CO. LLP
                                          Certified Public Accountants

New York, New York
October 25, 1995 (except for
Notes 1, 6, 7, 8, 11, 12 and 13,
as to which the date is May 31, 1996)

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            AUGUST 31, 1994 AND 1995

                                                                                            1994*        1995
                                                                                         -----------  -----------
                                                     ASSETS
- -----------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
  Cash and cash equivalents (Note 1(f) and (g))........................................  $ 1,471,058  $ 1,155,027
  Accounts receivable (net of allowance for uncollectible accounts of $130,000 in 1994
   and $389,000 in 1995) (Notes 1(f) and 12)...........................................    3,195,769    3,235,347
  Loans receivable -- related parties (Note 2).........................................       73,915      654,018
  Prepaid expenses and other current assets............................................       61,093       52,177
  Security deposit.....................................................................      --           350,000
                                                                                         -----------  -----------
      TOTAL CURRENT ASSETS.............................................................    4,801,835    5,446,569
PROPERTY AND EQUIPMENT -- Net (Notes 1(c), 3 and 5)....................................    2,944,833    3,350,986
OTHER ASSETS:
  Goodwill (net of accumulated amortization of $2,125 in 1994 and $8,125 in 1995) (Note
   1(e))...............................................................................      167,875      161,875
  Security deposits....................................................................      116,772      184,932
                                                                                         -----------  -----------
      TOTAL OTHER ASSETS...............................................................      284,647      346,807
                                                                                         -----------  -----------
                                                                                         $ 8,031,315  $ 9,144,362
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
- -----------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
  Accounts payable.....................................................................  $ 2,351,795  $ 3,488,059
  Accrued expenses payable (Note 4)....................................................      494,334      960,830
  Accrued expenses payable -- related parties (Notes 8(c), 9 and 10)...................      --           271,525
  Current portion of long-term debt (Note 5)...........................................      608,676      --
  Current portion of long-term debt -- related party (Note 5)..........................      200,000      --
  Obligations under capital leases -- current portion (Note 8).........................       23,182        2,582
  Income taxes payable (Note 7)........................................................      274,000      260,711
  Other current liabilities............................................................      191,280      102,949
  Loan payable -- related party (Note 10)..............................................      --            70,215
                                                                                         -----------  -----------
      TOTAL CURRENT LIABILITIES........................................................    4,143,267    5,156,871
Other Liabilities:
  Obligations under capital leases (Note 8)............................................        1,352      --
  Deferred income taxes payable (Note 7)...............................................      483,717      396,000
  Accrued postretirement benefits (Note 8(c))..........................................       22,500       37,727
                                                                                         -----------  -----------
      TOTAL OTHER LIABILITIES..........................................................      507,569      433,727
                                                                                         -----------  -----------
      TOTAL LIABILITIES................................................................    4,650,836    5,590,598
MINORITY INTEREST......................................................................      --             4,243
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY (Notes 6 and 11):
  Common stock, $.01 par value: 10,000,000 shares authorized; 2,112,189 issued and
   outstanding.........................................................................       21,122       21,122
  Additional paid-in capital...........................................................    2,999,478    2,983,478
  Retained earnings....................................................................      359,879      544,921
                                                                                         -----------  -----------
      TOTAL SHAREHOLDERS' EQUITY.......................................................    3,380,479    3,549,521
                                                                                         -----------  -----------
                                                                                         $ 8,031,315  $ 9,144,362
                                                                                         -----------  -----------
                                                                                         -----------  -----------

- -------------
*   Reclassified to conform to August 31, 1995 presentation

  The accompanying notes are an integral part of these consolidated financial statements.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE YEARS ENDED AUGUST 31, 1994 AND 1995

                                                                                         1994           1995
                                                                                     -------------  -------------
SALES (Notes 12 and 13):
  Fax..............................................................................  $   8,845,148  $  11,115,666
  Telex............................................................................      2,801,364      4,325,465
  Equipment and other..............................................................        903,112      2,023,844
                                                                                     -------------  -------------
                                                                                        12,549,624     17,464,975
                                                                                     -------------  -------------
COST OF GOODS SOLD:
  Fax..............................................................................      5,015,332      6,968,680
  Telex............................................................................      1,351,499      2,537,010
  Equipment and other..............................................................        463,573        976,483
                                                                                     -------------  -------------
                                                                                         6,830,404     10,482,173
                                                                                     -------------  -------------
GROSS PROFIT.......................................................................      5,719,220      6,982,802
                                                                                     -------------  -------------
EXPENSES (Note 10):
  Selling..........................................................................      1,218,876      1,439,175
  General and administrative.......................................................      3,792,232      4,364,165
  Provision for doubtful accounts..................................................         80,242        858,188
  Interest.........................................................................        196,236         34,356
                                                                                     -------------  -------------
      TOTAL EXPENSES...............................................................      5,287,586      6,695,884
                                                                                     -------------  -------------
INCOME BEFORE PROVISION FOR INCOME TAX AND MINORITY INTEREST.......................        431,634        286,918
Provision for income tax (Note 7)..................................................        247,948         97,633
                                                                                     -------------  -------------
NET INCOME BEFORE MINORITY INTEREST................................................        183,686        189,285
Minority interest..................................................................       --               (4,243)
                                                                                     -------------  -------------
NET INCOME.........................................................................  $     183,686  $     185,042
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (NOTE 6)
                  FOR THE YEARS ENDED AUGUST 31, 1994 AND 1995

                                            COMMON STOCK
                                      ------------------------                                                 TOTAL
                                         NUMBER                   PAID-IN       RETAINED     TREASURY      SHAREHOLDERS'
                                       OF SHARES      AMOUNT      CAPITAL       EARNINGS       STOCK          EQUITY
                                      ------------  ----------  ------------  ------------  -----------  -----------------

BALANCE -- SEPTEMBER 1, 1993........       10,857   $  112,605  $    --        $  294,733    $  (7,545)    $     399,793
Net income for the year.............       --           --           --           183,686       --               183,686
Issuance of common stock............          200       --           --            --           --              --
Purchase of common stock............       --           --           --            --         (203,000)         (203,000)
Retirement and recapitalization of
 common stock.......................         (267)     (92,005)      --          (118,540)     210,545          --
Common stock dividend...............    2,049,192       --           --            --           --              --
Exercise of warrants and waiver of
 purchase rights....................       52,207          522          (522)      --           --              --
Capital contribution................       --           --         3,000,000       --           --             3,000,000
                                      ------------  ----------  ------------  ------------  -----------  -----------------
BALANCE -- AUGUST 31, 1994..........    2,112,189       21,122     2,999,478      359,879       --             3,380,479
Repurchase of warrants..............       --           --           (16,000)      --           --               (16,000)
Net income for the year.............       --           --           --           185,042       --               185,042
                                      ------------  ----------  ------------  ------------  -----------  -----------------
BALANCE -- AUGUST 31, 1995..........    2,112,189   $   21,122  $  2,983,478   $  544,921    $  --         $   3,549,521
                                      ------------  ----------  ------------  ------------  -----------  -----------------
                                      ------------  ----------  ------------  ------------  -----------  -----------------

  The accompanying notes are an integral part of these consolidated financial statements.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED AUGUST 31, 1994 AND 1995

                                                                                            1994*        1995
                                                                                         -----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................................  $   183,686  $   185,042
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation and amortization......................................................      537,986      680,039
    Deferred income taxes (benefit)....................................................       99,978      (87,717)
    Bad debts..........................................................................       80,242      858,188
    Minority interest..................................................................      --             4,243
  Changes in assets and liabilities:
    Decrease (increase) in:
      Accounts receivable..............................................................   (1,452,609)    (897,766)
      Prepaid expenses and other current assets........................................      315,337        8,916
      Security deposits................................................................      (19,803)    (418,160)
    Increase (decrease) in:
      Accounts and accrued expense payable.............................................     (711,141)   1,874,285
      Other current liabilities........................................................      120,311      (88,331)
      Income taxes payable.............................................................      147,900      (13,289)
      Accrued postretirement benefits..................................................       22,500       15,227
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES....................................     (675,613)   2,120,677
                                                                                         -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Increase) decrease in loans receivable..............................................      456,246     (580,103)
  Expenditures for property and equipment..............................................     (676,613)  (1,077,692)
  Increase in goodwill.................................................................     (170,000)      (2,500)
                                                                                         -----------  -----------
NET CASH (USED IN) INVESTING ACTIVITIES................................................     (390,367)  (1,660,295)
                                                                                         -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in loan payable -- related party............................................      --            70,215
  Proceeds from long-term debt.........................................................      610,000      --
  Repayment of long-term debt..........................................................   (1,013,278)    (808,676)
  Payments of capital lease obligations................................................      (32,150)     (21,952)
  Capital contribution.................................................................    3,000,000      --
  Purchase of common stock.............................................................     (203,000)     --
  Purchase of warrants.................................................................      --           (16,000)
                                                                                         -----------  -----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES....................................    2,361,572     (776,413)
                                                                                         -----------  -----------
NET (DECREASE) INCREASE IN CASH........................................................    1,295,592     (316,031)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................................      175,466    1,471,058
                                                                                         -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................................  $ 1,471,058  $ 1,155,027
                                                                                         -----------  -----------
                                                                                         -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for
    Interest...........................................................................  $   178,964  $    42,437
                                                                                         -----------  -----------
                                                                                         -----------  -----------
    Income taxes.......................................................................  $        70  $   198,639
                                                                                         -----------  -----------
                                                                                         -----------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Retirement of treasury stock.........................................................  $   210,545  $   --
                                                                                         -----------  -----------
                                                                                         -----------  -----------

- -------------

*   Reclassified to conform to August 31, 1995 presentation

  The accompanying notes are an integral part of these consolidated financial statements.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Swift Global Communications, Inc. and two subsidiaries: Swift Global Communications (HK) Limited ("Hong Kong"), a 95%-owned Hong Kong corporation and Swift Global International, Ltd., a wholly-owned corporation. All material intercompany accounts and transactions have been eliminated.

(B) LINE OF BUSINESS

    The principal business activity of the Company is to route telex and facsimile messages via their computerized transmission network. The Company operates internationally and has entered into agreements with companies ("nodes") in various countries. In addition, the Company sells communications equipment to the nodes.

(C) PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based on the estimated useful lives of the respective assets (5 to 10 years). Leasehold improvements are being amortized on a straight-line basis over the terms of the respective leases. Maintenance and repairs are charged to expense as incurred.

(D) TRANSLATION OF FOREIGN CURRENCY

    The Company translates the foreign currency financial statements of Hong Kong in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". If material, translation adjustments are accumulated and reported in a separate component of shareholders' equity and are excluded from the determination of net income. Gains or loss from foreign currency transactions, which are immaterial, are included in the accompanying statements of income.

(E) GOODWILL

    Goodwill, relating to the purchase of additional shares of Hong Kong common stock, is being amortized using the straight-line method over a period of twenty years.

(F) CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. At August 31, 1995, the Company has substantially all its cash on deposit with one financial institution. Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base and its geographic dispersion.

(G) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

NOTE 2. LOANS RECEIVABLE
    At August 31, 1994 and 1995, loans receivable consist primarily of noninterest-bearing advances to shareholders, employees and related entities which are payable on demand.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 3. PROPERTY AND EQUIPMENT
    Property and equipment at August 31, 1994 and 1995 is summarized as follows:

                                                                        1994          1995
                                                                    ------------  ------------

Computer equipment................................................  $  3,962,252  $  4,690,328
Computer software.................................................     1,322,886     1,411,678
Computer software-in-progress.....................................       116,246       316,351
Assets under capital leases.......................................       125,982       125,982
Transportation equipment..........................................       169,353       169,353
Furniture and fixtures............................................       141,451       188,787
Leasehold improvements............................................       293,366       306,749
                                                                    ------------  ------------
                                                                       6,131,536     7,209,228
Less, accumulated depreciation and amortization...................     3,186,703     3,858,242
                                                                    ------------  ------------
                                                                    $  2,944,833  $  3,350,986
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 4. ACCRUED EXPENSES
    Accrued expenses consists of the following:

                                                                           1994        1995
                                                                        ----------  ----------

Cost of service.......................................................  $  213,670  $  356,944
Consulting and professional fees......................................     122,835     297,500
Other.................................................................     157,829     306,386
                                                                        ----------  ----------
                                                                        $  494,334  $  960,830
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 5. LONG-TERM DEBT

                                                                                               1994        1995
                                                                                            ----------  ----------

At August 31, 1994 and 1995, respectively, long-term debt consists of the following:
  Note payable, collateralized by certain equipment, due in monthly installments of
   $4,000, plus interest at 10%; the note was repaid in January 1995......................  $  391,550  $   --
  Note payable -- collateralized by certain equipment; due in monthly installments of
   $6,944 plus interest at 12%; balance prepaid in September 1994.........................      48,578      --
  8% promissory note -- principal and interest due March 1, 1995; collateralized by 95,455
   shares of common stock, and guaranteed by an officer/shareholder of the Company........     160,000      --
  12% promissory notes -- payable to certain shareholders; balance prepaid in September
   1994...................................................................................     200,000      --
  Sundry -- at interest rates from 15.9% to 24%...........................................       8,548      --
                                                                                            ----------  ----------
                                                                                            $  808,676  $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 6. SHAREHOLDERS' EQUITY

(A) STOCK DIVIDEND

    In July 1994, the Board of Directors approved an increase in the number of its authorized shares from 10,000 (no par value) to 10,000,000 ($.01 par value), and declared a stock dividend of approximately 190 shares for each share held.

(B) COMMON STOCK WARRANTS

    (i) On August 26, 1993, 275 warrants, each to purchase one share of common stock, were issued in connection with a loan. At the date of issuance, the exercise price exceeded the fair value of the Company's common stock. The Company deemed the warrants of no value as of the date of issue. On February 24, 1994, an additional 75 warrants were issued. After giving effect to the aforementioned July 1994 stock dividend, 66,818 warrants were outstanding at an exercise price of $1.17 per share. The holder of the warrants had the ability to cause the Company to purchase the warrants at a price based on a formula specified in the warrants.

    In connection with the stock purchase agreement (see (e) below) 52,207 warrants were exercised at an exercise price of $61,082. The holder received $61,082 in exchange for waiving its right to cause the Company to purchase the remaining outstanding warrants.

    The remaining 14,611 common stock warrants expire on December 31, 2013. Each warrant is convertible into one share of common stock at a price of $1.17 per share. The warrants are callable on December 30, 2007 and each subsequent December 30, provided that the Company shall call no more than 10% of the warrants outstanding on the prior December 31. The call price shall be the greater of:

    (1)8.5   times  earnings   before  interest,  taxes   and  depreciation  and
       amortization.

    (2)3.5 times book value per share.

    (3)The highest price per share paid during the prior 750 days to or by the Company or its two largest shareholders, less the exercise price then in effect multiplied by 11,000 and divided by the aggregate number of shares outstanding on the date of agreement to buy or sell such stock.

    (ii) On February 28, 1994, additional warrants, each to purchase one share of common stock, were issued in connection with a loan. At the date of issuance, the exercise price exceeded the fair value of the Company's common stock. The Company deemed the warrants of no value as of the date of issue. After giving effect to the July 1994 stock dividend, 100,000 warrants were outstanding. In January 1995, the Company repurchased the warrants for $16,000.

(C) ISSUANCE OF COMMON STOCK

    In February 1994, the Company issued 200 shares of common stock to a former employee/shareholder due to an erroneous allocation of a stock repurchase in prior years. Upon issuance of such shares, the former employee/shareholder rescinded prior claims made against the Company.

(D) TREASURY STOCK

    In February 1994, the Company repurchased 200 shares of common stock for $203,000. Prior to the aforementioned stock dividend, all of the Company's treasury stock was retired.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 6. SHAREHOLDERS' EQUITY (CONTINUED)
(E) STOCK PURCHASE AGREEMENT

    On July 22, 1994, a stock purchase agreement was effected, under which the shareholders of the Company sold 75% of their stock. Under the terms of the agreement, the purchaser was required to make a $3 million capital contribution to the Company.

NOTE 7. INCOME TAXES
    The income tax provision for the years ended August 31, 1994 and 1995 is comprised of the following:

                                                                              1994                   1995
                                                                     ----------------------  ---------------------
Current:
  Federal..........................................................              $   98,800             $  134,781
  State and local..................................................                  34,170                 29,543
  Foreign..........................................................  $   33,500              $  21,026
  Benefit of net operating loss carryforward.......................     (18,500)     15,000     --          21,026
                                                                     ----------  ----------  ---------  ----------
                                                                                    147,970                185,350
                                                                                 ----------             ----------
Deferred:
  Federal..........................................................                  72,578                (72,292)
  State and local..................................................                  27,400                (15,425)
                                                                                 ----------             ----------
                                                                                     99,978                (87,717)
                                                                                 ----------             ----------
                                                                                 $  247,948             $   97,633
                                                                                 ----------             ----------
                                                                                 ----------             ----------

    The deferred tax liability reflects the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at August 31, 1994 and 1995 are as follows:

                                                                           1994        1995
                                                                        ----------  ----------
Deferred tax liabilities:
  Property and equipment..............................................  $  508,000  $  525,000
                                                                        ----------  ----------
Deferred tax assets:
  Allowance for uncollectible accounts................................      --         102,000
  Other...............................................................      24,283      27,000
                                                                        ----------  ----------
                                                                            24,283     129,000
Less, valuation allowance.............................................      --          --
                                                                        ----------  ----------
                                                                            24,283     129,000
                                                                        ----------  ----------
Net deferred tax liability............................................  $  483,717  $  396,000
                                                                        ----------  ----------
                                                                        ----------  ----------

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 7. INCOME TAXES (CONTINUED)
    Reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended August 31, 1994 and 1995 is as follows:

                                                                                    1994                   1995
                                                                            ---------------------  ---------------------
                                                                              AMOUNT        %        AMOUNT        %
                                                                            ----------  ---------  ----------  ---------

Tax at U.S. statutory rate................................................  $  146,756       34.0  $   97,552       34.0
Change in estimated tax rates from an average graduated federal income tax
 rate to the highest statutory federal income tax rate....................      45,555       10.5      --         --
State income taxes, net of federal income tax benefit.....................      40,637        9.4       9,318        3.2
Foreign income taxes......................................................      15,000        3.5      21,026        7.3
Reduction of taxes provided in prior years................................      --         --         (30,263)     (10.5)
                                                                            ----------        ---  ----------  ---------
                                                                            $  247,948       57.4  $   97,633       34.0
                                                                            ----------        ---  ----------  ---------
                                                                            ----------        ---  ----------  ---------

NOTE 8. COMMITMENTS AND CONTINGENCIES

(A) CAPITAL LEASES

    The Company leases various computer equipment and automobiles under long-term lease agreements. Future minimum payments under the capital leases with initial terms of one year or more consist of the following at August 31, 1994 and 1995:

                                                                             1994       1995
                                                                           ---------  ---------

Minimum lease payments...................................................  $  34,164  $   3,796
Less, amounts denoting interest..........................................      9,630      1,214
                                                                           ---------  ---------
Present value of minimum lease payments..................................  $  24,534  $   2,582
                                                                           ---------  ---------
                                                                           ---------  ---------

(B) OPERATING LEASES

    The Company leases its office facilities under noncancellable operating leases expiring at various dates through 2002.

    Future minimum payments required under these leases are as follows:

YEAR ENDING AUGUST 31,
- ------------------------------------------------------------------------------------

1996................................................................................  $    296,000
1997................................................................................       251,000
1998................................................................................       256,000
1999................................................................................       262,000
2000................................................................................       163,000
2001 and thereafter.................................................................        82,000
                                                                                      ------------
                                                                                      $  1,310,000
                                                                                      ------------
                                                                                      ------------

    In addition to the above minimum payments, certain of the leases provide for escalation of rentals based upon increases in lessors' operating expenses over a specified base.

    Rent expense (net) aggregated $231,498 and $324,158 for the years ended August 31, 1994 and 1995, respectively.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
(C) EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with one of its employees for his lifetime, whereby a $4,000 salary will be paid to the employee monthly for services as defined in the agreement. In addition, this employee receives commissions on sales that he generates. Commissions earned approximated $94,200 and $89,200 for the years ended August 31, 1994 and 1995. Upon the employee's death, the Company is further obligated to pay, for a ten-year period, 50% of the commissions that would have been paid had the employee survived. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", requires that the expected cost of this benefit be charged to expense during the years of the employee's service so that, at the employee's death, a liability has been established equal to the present value of all future benefits to be paid. The amount charged to expense was $22,500 and $15,200 for the years ended August 31, 1994 and 1995, respectively.

    The Company has entered into an employment agreement with an officer/shareholder that provides for a salary of $250,000 per annum through July 22, 1998. The agreement also provides for an annual bonus to be paid based on certain sales levels. The Company has accrued a bonus of approximately $172,000 for the year ended August 31, 1995.

(D) CONTINGENCIES

    The Company is a defendant in several lawsuits which have arisen in the ordinary course of business. Management is of the opinion, after consulting with counsel, that these actions are without merit or will not have a material adverse effect on the Company.

    During the fiscal year ended August 31, 1994, the Company settled a legal action with a former vendor for $160,000. The Company had accrued $150,000 with respect to this action at August 31, 1993.

NOTE 9. RETIREMENT PLAN
    The Company maintains a 401(k) plan covering all eligible employees. Participants are allowed to contribute up to 20% of the salary to the Plan. The Company has the option to match 50% of the employee contribution to the extent that the contribution does not exceed 4% of compensation. The Company's contribution amounted to $2,775 and $19,729 for the years ended August 31, 1994 and 1995, respectively.

NOTE 10. RELATED PARTY TRANSACTIONS
    The Company was charged for accounting services totaling $87,750 for the year ended August 31, 1994 from a partnership, one of whose partners is a minority shareholder. The Company also leased space to the partnership on a monthly basis. For the years ended August 31, 1994 and 1995, respectively, rent received totalled $20,400 and $21,200, respectively.

    The Company leases offices from an affiliated partnership. A total of $35,970 and $43,560 was paid to this partnership during the years ended August 31, 1994 and 1995, respectively.

    For the years ended August 31, 1994 and 1995, respectively, the Company paid
$73,243  and  $21,532   in  consulting  fees   to  an  entity   related  to   an
officer/shareholder of the Company.

    For the year ended August 31, 1995, the Company earned commissions of $57,256 from an entity related to a shareholder of the Company.

    For the year ended August 31, 1995, the Company incurred a consulting fee of $100,000 from an entity related through common ownership. The consulting fee was unpaid at August 31, 1995, and the related liability is included in accrued expenses payable.

               SWIFT GLOBAL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 10. RELATED PARTY TRANSACTIONS (CONTINUED)
    The loan payable to related party consists of a noninterest-bearing advance from an entity related through common ownership.

NOTE 11. PRIOR PERIOD ADJUSTMENT
    Effective September 1, 1993, the Company changed its method of accounting for product development costs. Previously, product development costs were incorrectly capitalized and amortized over a two-year period. Such costs are now being expensed as incurred, as required by generally accepted accounting principles. Prior period financial statements have been restated to give effect to the correction of an error, net of income taxes, in the amount of $58,160, as well as to correct an error in the calculation of income taxes with the respect to Hong Kong, in the amount of $163,300.

NOTE 12. CONCENTRATION OF CREDIT RISK
    The Company's largest customer accounted for approximately 10% of revenues for each of the years ended August 31, 1994 and 1995. Amounts due from this customer were $98,394 and $288,315 at August 31, 1994 and 1995, respectively.

NOTE 13. EXPORT SALES
    Export sales to unaffiliated customers in foreign countries are as follows:

                                                                        1994          1995
                                                                    ------------  ------------

Asia..............................................................  $  4,634,966  $  3,483,396
Europe............................................................     1,086,133       816,388
South America.....................................................       749,165       701,147
North America (other than the United States)......................       684,272       583,458
                                                                    ------------  ------------
                                                                    $  7,154,536  $  5,584,389
                                                                    ------------  ------------
                                                                    ------------  ------------

    The   revenue  generated  by  the   Company's  foreign  operations  and  the
identifiable assets of the Company's foreign operations are not regarded as significant.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
ViTel International Holding Company, Inc.
Mill Valley, California

    We have audited the accompanying consolidated balance sheets of ViTel International Holding Company, Inc. and Subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ViTel International Holding Company, Inc. and Subsidiaries at June 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP
San Francisco, California
November 3, 1995

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------


                                           ASSETS
- --------------------------------------------------------------------------------------------
Current
  Cash and cash equivalents.................................................................  $   2,454  $   4,216
  Accounts receivable, net of allowance for doubtful accounts of $95 and $98 (Note 4).......      3,471      4,380
  Income tax receivable (Note 3)............................................................     --            301
  Deferred income tax assets, net (Note 3)..................................................     --            233
  Other current assets......................................................................        691      1,024
                                                                                              ---------  ---------
      Total current assets..................................................................      6,616     10,154
Property and equipment, net (Notes 1 and 2).................................................      5,822      6,327
Intangible assets, net......................................................................      1,088        938
Covenant not to compete, net (Note 7).......................................................     --            764
Deferred income tax assets, net (Note 3)....................................................        359        802
Other assets................................................................................        818        861
                                                                                              ---------  ---------
                                                                                              $  14,703  $  19,846
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------
Current
  Accounts payable and accruals (Note 4)....................................................  $   4,751  $   5,868
  Current maturities of long-term debt and capital lease obligations (Note 2)...............        878      1,067
  Income taxes payable (Note 3).............................................................        186        221
  Current portion of other long-term liabilities (Note 7)...................................     --            489
                                                                                              ---------  ---------
      Total current liabilities.............................................................      5,815      7,645
Long-term debt and capital lease obligations, net of current maturities (Note 2)............        161      1,159
Deferred income tax liabilities (Note 3)....................................................      1,170        962
Other long-term liabilities (Note 7)........................................................     --            730
                                                                                              ---------  ---------
      Total liabilities.....................................................................      7,146     10,496
                                                                                              ---------  ---------
Commitments and subsequent event (Notes 4, 5, 7 and 8)
Stockholders' equity
  Common stock (Notes 4 and 7), $.01 par -- shares authorized, 4,000,000; outstanding,
   1,108,966 and 1,358,766 at June 30, 1994 and 1995........................................         11         14
  Additional paid-in capital (Note 4).......................................................      2,528      5,276
  Retained earnings.........................................................................      4,731      3,390
  Cumulative translation adjustment.........................................................        287        670
                                                                                              ---------  ---------
      Total stockholders' equity............................................................      7,557      9,350
                                                                                              ---------  ---------
                                                                                              $  14,703  $  19,846
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    See accompanying summary of accounting policies and notes to consolidated financial statements.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                         YEAR ENDED JUNE 30,
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------

Data transmission revenues.......................................................  $  25,802  $  25,381  $  28,935
Costs of data transmission.......................................................     15,637     15,117     17,970
                                                                                   ---------  ---------  ---------
Gross profit from data transmission..............................................     10,165     10,264     10,965
Selling, general and administrative expenses (Note 4)............................      8,794      8,937     10,531
Stock acquisition expenses (Notes 4 and 7).......................................     --         --          2,764
                                                                                   ---------  ---------  ---------
Operating (loss) profit..........................................................      1,371      1,327     (2,330)
                                                                                   ---------  ---------  ---------
Other income (expense)
  Interest expense...............................................................       (130)      (110)       (66)
  Foreign currency gains.........................................................        102         64        160
  Other, net.....................................................................        118        238         38
                                                                                   ---------  ---------  ---------
                                                                                          90        192        132
                                                                                   ---------  ---------  ---------
(Loss) income before income taxes................................................      1,461      1,519     (2,198)
Income tax benefit (expense) (Note 3)............................................       (510)      (562)       857
                                                                                   ---------  ---------  ---------
Net (loss) income................................................................  $     951  $     957  $  (1,341)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                       COMMON STOCK        ADDITIONAL                                  CUMULATIVE
                                                 ------------------------    PAID-IN     RETAINED     SUBSCRIPTION     TRANSLATION
                                                   SHARES       AMOUNT       CAPITAL     EARNINGS      RECEIVABLE      ADJUSTMENT
                                                 -----------  -----------  -----------  -----------  ---------------  -------------

Balance, June 30, 1992.........................       1,268    $      13    $   3,551    $   2,823      $    (439)      $     341

Foreign currency translation adjustment........      --           --           --           --             --                (162)
Net income.....................................      --           --           --              951         --              --
                                                      -----          ---   -----------  -----------         -----           -----
Balance, June 30, 1993.........................       1,268    $      13    $   3,551    $   3,774      $    (439)      $     179

Termination of stock subscription (Note 4).....         (22)      --             (439)      --                439          --
Repurchase of common stock (Note 4)............        (137)          (2)        (584)      --             --              --
Foreign currency translation adjustment........      --           --           --           --             --                 108
Net income.....................................      --           --           --              957         --              --
                                                      -----          ---   -----------  -----------         -----           -----
Balance, June 30, 1994.........................       1,109           11        2,528        4,731         --                 287

Stock compensation for stock options
  granted (Note 4).............................      --           --            1,909       --             --              --
Exercise of employees' stock options
  (Note 4).....................................         250            3          839       --             --              --
Foreign currency translation adjustment........      --           --           --           --             --                 383
Net loss.......................................      --           --           --           (1,341)        --              --
                                                      -----          ---   -----------  -----------         -----           -----
Balance, June 30, 1995.........................       1,359    $      14    $   5,276    $   3,390      $  --           $     670
                                                      -----          ---   -----------  -----------         -----           -----
                                                      -----          ---   -----------  -----------         -----           -----


                                                   TOTAL
                                                 ---------
Balance, June 30, 1992.........................  $   6,289
Foreign currency translation adjustment........       (162)
Net income.....................................        951
                                                 ---------
Balance, June 30, 1993.........................  $   7,078
Termination of stock subscription (Note 4).....     --
Repurchase of common stock (Note 4)............       (586)
Foreign currency translation adjustment........        108
Net income.....................................        957
                                                 ---------
Balance, June 30, 1994.........................      7,557
Stock compensation for stock options
  granted (Note 4).............................      1,909
Exercise of employees' stock options
  (Note 4).....................................        842
Foreign currency translation adjustment........        383
Net loss.......................................     (1,341)
                                                 ---------
Balance, June 30, 1995.........................  $   9,350
                                                 ---------
                                                 ---------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          YEAR ENDED JUNE 30,
                                                                                    -------------------------------
                                                                                      1993       1994       1995
                                                                                    ---------  ---------  ---------

Cash flows from operating activities
  Net (loss) income...............................................................  $     951  $     957  $  (1,341)
                                                                                    ---------  ---------  ---------
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization...................................................      1,675      1,629      1,926
  Loss on sale of capital assets, net.............................................        106         34         65
  Stock acquisition expenses......................................................     --         --          2,464
  Increase (decrease) in cash from changes in:
    Accounts receivable, net......................................................       (351)      (181)      (648)
    Other current assets..........................................................         19        (85)      (287)
    Other assets..................................................................         10        (42)    --
    Accounts payable and accruals.................................................        777        530      1,035
    Income taxes payable..........................................................        (77)       (31)      (291)
    Deferred income taxes.........................................................        310         21       (917)
                                                                                    ---------  ---------  ---------
Total adjustments.................................................................      2,469      1,875      3,347
                                                                                    ---------  ---------  ---------
Net cash provided by operating activities.........................................      3,420      2,832      2,006
                                                                                    ---------  ---------  ---------
Cash flows from investing activities
  Capital expenditures............................................................     (1,900)    (2,520)    (2,131)
  Proceeds from sale of capital assets............................................          2         14          5
                                                                                    ---------  ---------  ---------
Net cash used in investing activities.............................................     (1,898)    (2,506)    (2,126)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities
  Proceeds from long-term debt....................................................      1,188      1,273      2,104
  Principal payments on long-term debt and capital lease obligations..............     (1,236)    (1,683)    (1,077)
  Repurchase of common stock (Note 4).............................................     --           (586)    --
  Exercise of employees' stock options (Note 4)...................................     --         --            842
                                                                                    ---------  ---------  ---------
Net cash provided by (used in) financing activities...............................        (48)      (996)     1,869
                                                                                    ---------  ---------  ---------
Effect of exchange rate changes on cash...........................................       (434)       (30)        13
                                                                                    ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................      1,040       (700)     1,762
Cash and cash equivalents, beginning of year......................................      2,114      3,154      2,454
                                                                                    ---------  ---------  ---------
Cash and cash equivalents, end of year............................................  $   3,154  $   2,454  $   4,216
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

Supplemental disclosures of cash flow information

    During the year ended June 30, 1995, the Company was assigned a covenant not to compete and the related liability valued at $900,000 (Note 7).

Cash paid for:

  Interest........................................................  $     148  $     143  $     122
  Income taxes....................................................  $     250  $     592  $     350
                                                                    ---------  ---------  ---------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                         SUMMARY OF ACCOUNTING POLICIES

BUSINESS

    ViTel International Holding Company, Inc. (the Company) is engaged in the business of electronic message and data transmission including electronic mail, facsimile, and telex. The Company conducts its operations in the United States and through a network of subsidiary companies located in countries throughout the world including Japan, Hong Kong, Australia and the United Kingdom. In addition, the Company maintains a research and development facility in Boulder, Colorado (Note 8), dedicated to the development and enhancement of its communications technology.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all subsidiary companies throughout the world. All subsidiaries are 100 percent owned. All material intercompany accounts and transactions are eliminated. The Company employs accounting policies for consolidated reporting purposes that are in conformity with generally accepted accounting principles in the United States.

CASH AND CASH EQUIVALENTS

    Cash equivalents are principally comprised of cash invested in certificates of deposit and temporary money market instruments, stated at cost plus accrued interest, with original maturities of three months or less.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Major additions and betterments are capitalized; repairs and maintenance are charged to operations as incurred. Depreciation is provided using straight-line and declining balance methods, principally over the following useful lives:

Buildings............................  25 years
Communications equipment.............  4-5 years

    Amortization of leasehold improvements and assets under capital lease obligations is provided using the straight-line method over the life of the asset or the lease term.

INTANGIBLE ASSETS

    Intangible assets include goodwill and purchased customer lists which are amortized using the straight-line method over periods from ten to twenty years. Amortization of intangible assets charged to operations in 1994 and 1995 totaled $231,000 and $228,000.

COVENANT NOT TO COMPETE

    Covenant not to compete is amortized using the straight-line method over a period of three years, the terms of the agreement. Amortization expense charged to operations in 1995 totaled $136,000 (Note 7).

FOREIGN CURRENCY TRANSLATION

    The Company and each of its subsidiaries use their local currency as their functional currency. Gains and losses from foreign currency transactions are included in the determination of net income. Cumulative translation adjustments, which result from the process of translating the consolidated financial statements from the functional currencies of each subsidiary into the reporting currency, are included as a component of stockholders' equity.

REVENUE RECOGNITION

    Revenue from data transmission is recognized when the data is delivered to customer specified destinations.

SOFTWARE RESEARCH AND DEVELOPMENT COSTS

    The Company incurred research and development costs totaling $487,000, $304,000 and $395,000 for the years ended June 30, 1993, 1994 and 1995, which are included in general and administrative expenses.

    The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86. Capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amounts capitalized in the years ending June 30, 1993, 1994 and 1995, totaled $609,000, $674,000 and $679,000. Amortization is computed over a five year estimated economic life of the products.

INCOME TAXES

    Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

FINANCIAL INSTRUMENTS

    The Company uses foreign exchange contracts to hedge the effects of exchange rate changes associated with the future transfer of funds from one subsidiary to another to settle existing liabilities. Gains and losses on contracts that effectively hedge foreign currency transactions are deferred and included in income as the transfer of funds occurs. See Note 7.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------

Communications equipment....................................................................  $  11,706  $  10,781
Computer software...........................................................................      4,043      4,724
Equipment under capital leases..............................................................        847      1,262
Land, building and leasehold improvements...................................................        747        833
                                                                                              ---------  ---------
                                                                                                 17,343     17,600
Less accumulated depreciation and amortization..............................................     11,521     11,273
                                                                                              ---------  ---------
                                                                                              $   5,822  $   6,327
                                                                                              ---------  ---------

    Accumulated depreciation relating to equipment under capital leases totaled $475,000 and $558,000 at June 30, 1994 and 1995. Accumulated amortization relating to the computer software totaled $2,514,000 and $3,125,000 at June 30, 1994 and 1995.

    Depreciation expense of $64,000, $92,000 and $202,000 on equipment under capital leases was recorded for the years ended June 30, 1993, 1994 and 1995.

    Amortization expense of $609,000, $547,000 and $611,000 on computer software was recorded for the years ended June 30, 1993, 1994 and 1995.

2.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations consisted of the following (in thousands):

                                                                                                       JUNE 30,
                                                                                                 --------------------
                                                                                                   1994       1995
                                                                                                 ---------  ---------

Notes payable to U.K. bank, interest at 9.5%, principal and interest payable monthly through
 September 1997, secured by mortgages on real property.........................................  $      50  $      36
Notes payable to Japanese banks, interest at 2.8% to 3.6%, principal and interest payable
 monthly through March 1998, unsecured.........................................................        339      1,176
Notes payable to the Company's former majority stockholder, interest at 12%, principal and
 interest payable monthly through February 1996, unsecured.....................................        360        170
Obligations under capital leases, secured by communications equipment (Note 5).................        290        844
                                                                                                 ---------  ---------
                                                                                                     1,039      2,226
Less current portion...........................................................................        878      1,067
                                                                                                 ---------  ---------
                                                                                                 $     161  $   1,159
                                                                                                 ---------  ---------

    Interest expense on the note payable to the Company's former majority stockholder totaled $81,000, $67,000 and $40,000 for the years ended June 30, 1993, 1994 and 1995.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    At June 30, 1995, minimum principal payments required on long-term debt and capital lease obligations are as follows (in thousands):

YEAR ENDING JUNE 30,                                                                                        AMOUNT
- --------------------------------------------------------------------------------------------------------  -----------

1996....................................................................................................   $   1,067
1997....................................................................................................         591
1998....................................................................................................         386
1999....................................................................................................         118
2000....................................................................................................          64
                                                                                                          -----------
                                                                                                           $   2,226
                                                                                                          -----------

3.  INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    Income tax benefit (expense) is comprised of the following:

                                                                                            1993       1994       1995
                                                                                          ---------  ---------  ---------

Current:
  U.S. Federal..........................................................................  $     (10) $    (168) $     160
  State and local.......................................................................         (7)       (47)    --
  Foreign...............................................................................       (189)      (378)      (226)
                                                                                          ---------  ---------  ---------
                                                                                               (206)      (593)       (66)
                                                                                          ---------  ---------  ---------
Deferred:
  U.S. Federal..........................................................................       (171)       (24)       874
  State and local.......................................................................        (30)        (4)       154
  Foreign...............................................................................       (103)        59       (105)
                                                                                          ---------  ---------  ---------
                                                                                               (304)        31        923
                                                                                          ---------  ---------  ---------
                                                                                          $    (510) $    (562) $     857
                                                                                          ---------  ---------  ---------

    The domestic and foreign components of earnings (loss) before income taxes are as follows:

                                                                                            YEAR ENDED JUNE 30,
                                                                                      -------------------------------
                                                                                        1993       1994       1995
                                                                                      ---------  ---------  ---------

Domestic............................................................................  $     359  $     799  $  (2,683)
Foreign.............................................................................      1,102        720        485
                                                                                      ---------  ---------  ---------
                                                                                      $   1,461  $   1,519  $  (2,198)
                                                                                      ---------  ---------  ---------

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  INCOME TAXES (CONTINUED)
    The difference between taxes at the U.S. Federal statutory income tax rate and the actual current year's taxes on income is as follows (in thousands):

                                                                                             1993       1994       1995
                                                                                           ---------  ---------  ---------
Tax benefits (expenses) computed at U.S. Federal statutory rate..........................  $    (497) $    (516) $     747
Income taxes on foreign operations (more) less than taxes at the U.S. Federal statutory
 rate....................................................................................         68          5        (61)
State tax benefits (expenses), net of Federal income tax benefit.........................        (25)       (32)        92
Other....................................................................................        (56)       (19)        79
                                                                                           ---------  ---------  ---------
                                                                                           $    (510) $    (562) $     857
                                                                                           ---------  ---------  ---------

    Significant components of the Company's long-term deferred income tax assets and liabilities, primarily relating to U.S. taxes, at June 30, 1993, 1994 and 1995 are as follows (in thousands):

                                                                                         1993       1994       1995
                                                                                       ---------  ---------  ---------
Depreciation.........................................................................  $      48  $      46  $      55
Compensated absences.................................................................         77         82        144
State taxes..........................................................................         12         18     --
Bad debt reserve.....................................................................         28         36         27
Loss carryforward....................................................................     --             85        653
Tax credits..........................................................................        150        105        415
Other................................................................................         37          4         50
                                                                                       ---------  ---------  ---------
Gross deferred income tax assets.....................................................        352        376      1,344
Deferred income tax assets valuation allowance.......................................        (44)       (17)      (542)
                                                                                       ---------  ---------  ---------
Net deferred income tax assets.......................................................  $     308  $     359  $     802
                                                                                       ---------  ---------  ---------

    The deferred income tax asset valuation allowance was $51,000 at the beginning of fiscal year 1993.

                                                                                         1993       1994       1995
                                                                                       ---------  ---------  ---------
Depreciation.........................................................................  $     180  $     267  $     330
Intangible assets....................................................................        346        267        206
Research and development costs.......................................................        562        636        426
                                                                                       ---------  ---------  ---------
Deferred income tax liabilities......................................................  $   1,088  $   1,170  $     962
                                                                                       ---------  ---------  ---------

    The current deferred income tax asset at June 30, 1995 of $233,000 relates primarily to the estimated utilization of net operating loss carryforwards expected to offset future taxable income in the United States.

    As of June 30, 1995, the income tax receivable relates to estimated taxes paid in the current year of approximately $60,000 plus $187,000 relating to the carryback of net operating losses in the United States plus $54,000 relating to the carryback of net operating losses in the United Kingdom.

    For tax purposes, the Company has foreign net operating loss carryforwards of approximately $414,000 which may be carried forward to offset future taxable income. For Federal and state income tax purposes, the Company is expected to have available net operating loss carryforwards of approximately $1.7 million and

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  INCOME TAXES (CONTINUED)
$1.8 million. The Federal loss carryforwards expire in 15 years and the state loss carryforwards expire over a period of 5 to 15 years. Additionally, the Company also has U.S. general business tax credit carryforwards of approximately $415,000 that may be carried forward to offset regular tax liabilities for a 15-year period from the year that credits were earned. The credits expire from 2000 to 2010.

4.  COMMON STOCK TRANSACTIONS

    In October 1994, the former majority stockholder of the Company entered into an agreement to sell all his issued and outstanding common stock. Terms of his agreement required the buyer to make a tender offer for all other outstanding stock, including all outstanding options to purchase 250,000 shares of common stock.

    Included in stock acquisition expenses is $200,000 paid to an entity which is affiliated with the new stockholder. This same affiliated entity also provided $100,000 of administrative services to the Company for the year ended June 30, 1995. The Company also provided administrative services to another affiliated entity for $100,000 during the year ended June 30, 1995. As of June 30, 1995, the Company is owed, and owes, $100,000 from and to these affiliated entities for such administrative services.

    On October 25, 1991, the Company entered into an agreement with a third party to sell 43,950 shares of its unissued common stock. As part of the agreement, the third party was also granted the option to purchase up to 5% of the then total outstanding common stock at a purchase price of $15 per share, exercisable through December 31, 1993. Total consideration for the sale was $879,000, half of which was paid on January 1, 1992, and the balance of which was due on January 1, 1993. During fiscal 1994, the Company, the Company's principal stockholder and the third party entered into a settlement agreement relating to the unpaid stock subscription. The terms of the settlement resulted in the Company canceling the stock subscription and entering into an agreement to repurchase from the third party 136,772 shares of common stock. The 136,772 shares repurchased by the Company includes 21,975 shares previously sold by the Company and 114,797 shares sold by the Company's principal stockholder to the third party in a related October 1991 transaction. The purchase price for the 136,772 shares was $575,000. Legal fees incurred by the Company relating to this matter totaled approximately $267,000. Of this amount, the third party reimbursed the Company $200,000, and the Company's principal stockholder reimbursed the Company approximately $56,000 in fiscal 1995. The settlement of this transaction was recorded at June 30, 1994. Accordingly, paid-in capital and stock subscription receivable were adjusted by $439,000. Additionally, common stock and paid-in capital have been adjusted to reflect the Company's acquisition of 136,772 shares of common stock at a cost, including expenses of approximately $11,000, of $586,000. As of June 30, 1994, accounts payable included $375,000 due to the third party for the repurchase of the 136,772 shares of stock and accounts receivable included $56,000 due from the Company's former majority stockholder for his share of legal fees relating to the transaction.

    Under the Company's non-qualified stock option plan, as amended in May 1994, 250,000 common shares had been reserved for award to officers, employees, and independent contractors retained by the

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  COMMON STOCK TRANSACTIONS (CONTINUED)
Company or its subsidiaries. Shares were awarded at the discretion of the Company's Board of Directors. Options were granted at the estimated fair market value of the stock. Options generally vested equally over a five-year period. Stock option transactions during fiscal years 1994 and 1995 are summarized as follows:

                                                                      OUTSTANDING    OPTION
                                                                         STOCK       PRICE
                                                                        OPTIONS    PER SHARE
                                                                      -----------  ----------

Outstanding, June 30, 1992..........................................     167,950
Granted.............................................................       5,600        $5.75
Canceled............................................................     (24,550)   2.55-5.12
                                                                      -----------  ----------
Outstanding, June 30, 1993..........................................     149,000    2.55-5.75
Granted.............................................................      19,400         4.05
Canceled............................................................     (10,700)   2.55-5.75
                                                                      -----------  ----------
Outstanding, June 30, 1994..........................................     157,700
Granted.............................................................     104,500         4.05
Canceled............................................................     (12,400)   2.55-5.75
Exercised...........................................................    (249,800)   2.55-5.75
                                                                      -----------  ----------
Outstanding, June 30, 1995..........................................      --
                                                                      -----------  ----------

    On September 30, 1994, after the cancellation of options to purchase 12,400 shares of common stock, the Company granted various Company employees options to purchase 104,500 shares of common stock at $4.05 per share. As a result of the January 1995 sale of the stockholders' stock described above, all 250,000 outstanding options became immediately 100% vested. In January 1995, substantially all options were exercised, the related stock issued and then immediately sold. As a result of the issuance of the stock options in 1995, and the sale of all stock, the Company recorded compensation expense of approximately $1.9 million relating to the stock options issued in 1995 which were deemed to be compensatory.

5.  LEASES

    The Company and its subsidiaries have entered into various operating lease agreements for office facilities and communications equipment, certain of which include renewal options.

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  LEASES (CONTINUED)
    The  future   minimum  lease   payments  under   capital  leases   and   all
non-cancelable operating leases with initial or remaining terms in excess of one year are as follows (in thousands):

                                                                                                YEAR ENDING JUNE 30,
                                                                                               ----------------------
                                                                                                CAPITAL    OPERATING
                                                                                                LEASES      LEASES
                                                                                               ---------  -----------

1996.........................................................................................  $     342   $     928
1997.........................................................................................        277         769
1998.........................................................................................        196         630
1999.........................................................................................        132         448
2000.........................................................................................         68          98
                                                                                               ---------  -----------
Total minimum future lease payments..........................................................      1,015   $   2,873
                                                                                               ---------  -----------
                                                                                                          -----------
Less amount representing interest, calculated at rates ranging from 7.2% to 11.7%............        171
                                                                                               ---------
Present value of net minimum lease payments (Note 2).........................................  $     844
                                                                                               ---------
                                                                                               ---------

    Rent expense under all non-cancelable operating leases was approximately $1,236,000, $1,001,000 and $1,024,000 for the years ended June 30, 1993, 1994 and 1995.

6.  GEOGRAPHIC INFORMATION

    The Company operates exclusively in the communications industry. Summarized data by geographic region for the Company's operations are as follows (in thousands):

                                                                                         YEAR ENDED JUNE 30,
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------

United States....................................................................  $   4,056  $   4,002  $   3,905
Japan............................................................................      9,974     10,524     11,421
United Kingdom...................................................................      6,658      6,120      6,185
Southeast Asia...................................................................      2,629      2,460      4,170
Australia........................................................................      2,485      2,275      3,254
                                                                                   ---------  ---------  ---------
Total revenues...................................................................  $  25,802  $  25,381  $  28,935
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------


                                                                                         YEAR ENDED JUNE 30,
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------

United States....................................................................  $     359  $     799  $  (2,683)
Japan............................................................................        136        480        459
United Kingdom...................................................................        240        (75)       (58)
Southeast Asia...................................................................        633        180        160
Australia........................................................................         93        135        (76)
                                                                                   ---------  ---------  ---------
(Loss) income before income taxes................................................  $   1,461  $   1,519  $  (2,198)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                   VITEL INTERNATIONAL HOLDING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  GEOGRAPHIC INFORMATION (CONTINUED)

                                                                                              JUNE 30,
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------

United States....................................................................  $   5,120  $   5,096  $   7,020
Japan............................................................................      3,138      4,090      5,097
United Kingdom...................................................................      3,665      3,588      3,617
Southeast Asia...................................................................      1,185      1,116      2,267
Australia........................................................................        744        813      1,845
                                                                                   ---------  ---------  ---------
Total assets.....................................................................  $  13,852  $  14,703  $  19,846
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

7.  COMMITMENTS AND CONTINGENCIES

    In connection with the January 1995 stock transaction (Note 4), the Company entered into three year employment agreements with three executive officers. The employment agreements require annual salaries totaling approximately $440,000 plus monthly health benefits and automobile allowances. During the year ended June 30, 1995, one executive officer terminated his employment contract with the Company. As a result of this termination, the Company recognized compensation expense (included in stock acquisition expense) of approximately $420,000, of which $394,000 represents the present value of future payments, which total approximately $128,000, $163,000 and $103,000 for the years ending June 30, 1996, 1997 and 1998.

    In connection with the January 1995 stock acquisition, the former majority shareholder entered into a three year covenant not to compete with the purchaser of the stock. The agreement requires twelve quarterly payments of $75,000. The first payment was made in April 1995. Subsequent to January 1995, the agreement was assigned from the purchaser to the Company.

    The Company is involved in various lawsuits which management does not believe will have a material adverse effect on future operating results.

    The Company's Board of Directors has entered into preliminary discussions with a public company in the United States regarding the sale of the Company's common stock. As of November 1995, no definitive agreement has been finalized.

    During May 1995, the Company entered into a forward exchange contract to exchange 230 million Japanese Yen for approximately $2.8 million. Through June 30, 1995, 100 million Japanese Yen had been exchanged for U.S. Dollars resulting in a foreign currency transaction gain of approximately $42,000. Subsequent to June 30, 1995, the remaining 130 million Japanese Yen were exchanged for U.S. Dollars resulting in a gain of approximately $160,000.

8.  SUBSEQUENT EVENT

    In May, 1995, the Company decided to consolidate its non-research operations in Colorado with an affiliate's operations in New York, the consolidation was completed at the end of October 1995. The Company anticipates expending significant cash in connection with the relocation of its Colorado operations, primarily relating to moving expenses, costs to purchase and install new equipment, leasehold improvements and severance payments. As of June 30, 1995, the Company accrued $182,000 of severances which were paid to approximately 15 terminated employees. Approximately $64,000 of both leasehold improvement and computer equipment were written off in connection with the relocation.

                      COMWAVE COMMUNICATIONS AG, CH-BASEL
                   AUDIT REPORT ON THE CONSOLIDATED ACCOUNTS
         FOR THE PERIOD ENDED DECEMBER 31, 1994 AND SEPTEMBER 30, 1995

    We have audited the consolidated report and financial statements in Swiss Francs at and as of the year ended December 31, 1994 and at and as of the nine month period ended September 30, 1995 of

- - Comwave Communications AG, CH-Basel

  which includes the following subsidiaries at 100%

  --Comwave (UK) Limited
  --US Comwave Communications Inc.
  --Comwave Communications GmbH

    This consolidated report and financial statements are the responsibility of Comwave Communications AG. Our responsibility is to express an opinion on these statements based upon our audit.

    We conducted our audit in accordance with generally accepted auditing standards, which would materialy be on the same basis as US generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated report and the financial statements refered to above presents fairly, in all material respects, the situation of Comwave Communications AG for the year ended December 31, 1994 and the nine month period ended September 30, 1995 in accordance with US generally accepted accounting principles.

    This revised report replaces our reports dated January 3, 1996, May 2, 1996 and May 21, 1996.

Basel, May 22, 1996
Visura Treuhand-Gesellschaft

                                   O. HEINIGER
                                                                         I.V. L.
FORNASIERO
                                   ---------------------------------------------
                                   ---------------------------------------------
                                  O. Heiniger
                               i.V. L. Fornasiero
                               AUDITOR IN CHARGE
Annexe:
Consolidated Financial Statements for the year ended December 31, 1994 and the nine month period ended September 30, 1995

                        COMWAVE COMMUNICATIONS AG, BASEL
                   CONSOLIDATED STATEMENT OF PROFIT / (LOSS)

                                                                                                 NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                              YEAR ENDED      ------------------------
                                                                 NOTE      DECEMBER 31, 1994     1994         1995
                                                                 -----     -----------------  -----------  -----------
                                                                                                  CHF
                                                                                  CHF          UNAUDITED       CHF

Turnover....................................................           2         7,657,296      5,694,094    6,953,509
Cost of sales...............................................                    (4,792,741)    (3,377,037)  (2,817,903)
                                                                           -----------------  -----------  -----------
Gross operating margin......................................                     2,864,555      2,317,057    4,135,606
                                                                           -----------------  -----------  -----------
Administrative expenses.....................................           3        (4,203,922)    (3,047,435)  (3,288,335)
Other operating income......................................                        30,055         69,243        1,818
                                                                           -----------------  -----------  -----------
                                                                                (4,173,867)    (2,978,192)  (3,286,517)
                                                                           -----------------  -----------  -----------
Operating income / (loss)...................................           4        (1,309,312)      (661,135)     849,089

Other income / (expense)
Bank interest receivable....................................                        26,098         19,936       22,677
Overdraft and loan interest.................................                       (87,947)       (50,622)     (52,246)
Other expense...............................................                      --              --           (50,462)
                                                                           -----------------  -----------  -----------
                                                                                   (61,849)       (30,686)     (80,031)
                                                                           -----------------  -----------  -----------
Income / (loss) before income taxes.........................                    (1,371,161)      (691,821)     769,058
Income tax recovery / (provision)...........................           5            (1,018)       --           --
                                                                           -----------------  -----------  -----------
Net income / (loss).........................................                    (1,372,179)      (691,821)     769,058
                                                                           -----------------  -----------  -----------
                                                                           -----------------  -----------  -----------

        The accompanying notes form part of these financial statements.

                        COMWAVE COMMUNICATIONS AG, BASEL
                           CONSOLIDATED BALANCE SHEET

                                                                                          DECEMBER 31    SEPTEMBER 30,
                                                                               NOTE           1994            1995
                                                                               -----     --------------  --------------
                                                                                              CHF             CHF

                                                        ASSETS
- -----------------------------------------------------------------------------------------------------------------------

Current assets
  Cash....................................................................                   1,844,352       2,168,833
  Trade accounts receivable...............................................                   1,382,685       1,553,048
  Accounts receivable, other..............................................                     149,091          70,867
  Recoverable taxes.......................................................                      48,858         144,780
  Prepayments and accrued revenues........................................                     205,424         196,175
                                                                                         --------------  --------------
      Total current assets................................................                   3,630,410       4,133,703
Furniture, Machinery and Equipment........................................           6         570,519         582,744
Investment in subsidiary..................................................           7         --               59,750
Goodwill..................................................................           8       1,388,000       1,151,849
                                                                                         --------------  --------------
Total Assets..............................................................                   5,588,929       5,928,046
                                                                                         --------------  --------------
                                                                                         --------------  --------------
                                         LIABILITIES AND SHAREHOLDERS' EQUITY
- -----------------------------------------------------------------------------------------------------------------------
Current liabilities
  Accounts payable........................................................                   1,956,744       1,057,284
  Other creditors.........................................................                       7,438         545,069
  Tax liability...........................................................                         219             193
  Creditors for indirect taxation.........................................                      28,419          37,604
  Obligations under capital leases........................................                       3,120
                                                                                         --------------  --------------
                                                                                             1,995,940       1,640,150
                                                                                         --------------  --------------
Long term debt............................................................           9       1,470,305       1,111,872
                                                                                         --------------  --------------
Share capital and deficit
  Share capital...........................................................          10       3,500,000       3,800,000
  Deficit.................................................................                  (1,377,316)       (623,976)
                                                                                         --------------  --------------
                                                                                    11       2,122,684       3,176,024
                                                                                         --------------  --------------
      Total Liabilities and Shareholders' Equity..........................                   5,588,929       5,928,046
                                                                                         --------------  --------------
                                                                                         --------------  --------------

        The accompanying notes form part of these financial statements.

                        COMWAVE COMMUNICATIONS AG, BASEL
                       CONSOLIDATED STATEMENT OF DEFICIT

                                                                                              NINE MONTHS ENDED
                                                                               YEAR ENDED       SEPTEMBER 30,
                                                                              DECEMBER 31,  ---------------------
                                                                                  1994        1994        1995
                                                                              ------------  ---------  ----------
                                                                                  CHF          CHF        CHF

                                                                                           UNAUDITED

Balance, beginning of period................................................       33,246      33,246   1,377,316
Net (profit) / loss for the period..........................................    1,372,179     691,821    (769,058)
Prior year losses assumed by shareholders...................................      (29,695)     --          --
Cumulative translation adjustment account...................................        1,586         824      15,718
                                                                              ------------  ---------  ----------
Balance, end of period......................................................    1,377,316     725,891     623,976
                                                                              ------------  ---------  ----------
                                                                              ------------  ---------  ----------

        The accompanying notes form part of these financial statements.

                        COMWAVE COMMUNICATIONS AG, BASEL
                        CONSOLIDATED CASH FLOW STATEMENT

                                                  YEAR ENDED                   NINE MONTHS ENDED
                                                 DECEMBER 31,                    SEPTEMBER 30,
                                             --------------------  ------------------------------------------
                                   NOTE              1994                  1994                  1995
                                   -----     --------------------  --------------------  --------------------
                                                CHF        CHF        CHF        CHF        CHF        CHF
                                                                        UNAUDITED

Net cash (outflow) / inflow
 from operating activities....          12              (1,383,233)            (947,960)              719,263

Returns on investments and
 servicing of finance
  Interest paid...............                 (86,905)              (50,622)              (51,331)
  Finance charges paid........                  (1,042)               --                      (915)
  Interest received...........                  26,098                19,936                22,677
                                             ---------             ---------             ---------
    Net cash (outflow) /
      inflow from returns on
      investment and servicing
      of finance..............                            (61,849)              (30,686)              (29,569)

Taxation
Tax paid......................                               (799)

Investing activities
  Payments to acquire
    intangible fixed assets...           8   (1,600,000)           (1,600,000)
  Purchase of subsidiary
    undertakings (net of cash
    and cash equivalents).....           7     277,270                                     (59,750)
  Payments to acquire fixed
    assets....................                (651,133)             (545,110)             (222,063)
                                             ---------             ---------             ---------
    Net cash (outflow) /
      inflow from investing
      activities..............                          (1,973,863)           (2,145,110)            (281,813)
                                                        ---------             ---------             ---------

Net cash (outflow) / inflow
 before financing.............                          (3,419,744)           (3,123,756)             407,881

Financing
  Issue of shares.............               1,500,000                                     300,000
  Proceeds from loan from
    shareholders..............               1,470,305             1,482,614
  Repayments of loan to
    shareholders..............                                         9,184              (358,433)
  Capital element of capital
    lease payments............                 (20,049)                                     (3,120)
  Cost of capital increase....                 (46,500)                                    (21,849)
                                             ---------             ---------             ---------
    Net cash inflow from
      financing...............          14              2,903,756             1,491,798               (83,402)
                                                        ---------             ---------             ---------
(Decrease) / increase in cash
 and cash equivalents.........          13               (515,988)            (1,631,958)             324,479
                                                        ---------             ---------             ---------
                                                        ---------             ---------             ---------

        The accompanying notes form part of these financial statements.

                        COMWAVE COMMUNICATIONS AG, BASEL

          NOTES FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

    There have been no changes in accounting policies during the period.

    The financial statements have been prepared under the historical cost convention and are in accordance with applicable accounting standards. The following principal accounting policies have been applied:

TURNOVER

    Turnover represents sales to external customers at invoiced amounts less value added tax or local sales taxes.

DEPRECIATION

    Depreciation is provided to write off the cost of all fixed assets over their expected useful lives. It is calculated at the following rates:
Furniture--20-33 1/3%, straight line; Machinery and equipment-- 20-33 1/3%, straight line.

BASIS OF CONSOLIDATION

    The consolidated accounts include the accounts of Comwave Communications AG and subsidiary undertakings. The acquisition method is used to consolidate the results of subsidiaries undertakings.

GOODWILL

    Purchased goodwill is capitalised and amortised over its expected useful economic life of 5 years. The company assesses the recoverability of goodwill by determining whether the carrying value of these assets can be recovered through undiscounted forecasted future cash flows over their remaining lives.

COST OF CAPITAL INCREASE

    Cost of capital increases represents the taxes paid on increasing the share capital of the company. This is capitalised and amortised over 5 years in accordance with Swiss statute.

EXCHANGE TRANSLATION

    Accounts of overseas subsidiary undertakings in foreign currencies are translated into Swiss francs at the rates ruling at balance sheet date. Exchange differences on translations of opening net assets are dealt with through reserves. Foreign currency transactions of individual companies are translated at the rates ruling when they occured and monetary assets and liabilities at the rates ruling at the balance sheet date. Any differences are taken to the profit and loss account.

CASH EQUIVALENTS

    Cash equivalents comprise short-term, highly liquid investments which are readily convertible into known amounts of cash without notice and which were within three months of maturity when acquired.

LEASED ASSETS

    Where assets are financed by leasing agreements that give rights approximating to ownership (capital leases), the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as amounts payable to the lessor. Depreciation on the relevant assets is charged to the profit and loss account.

    Lease payments are split between capital and interest using the actuarial method. The interest is charged to the profit and loss account. The capital part reduces the amounts payable to the lessor.

                        COMWAVE COMMUNICATIONS AG, BASEL

1.  ACCOUNTING POLICIES (CONTINUED)
    LEASED ASSETS (CONTINUED)

    All other leases are treated as operating leases. Their annual rentals are charged to the profit and loss account on a straight-line basis over the lease term.

DEFERRED TAXATION

    Provision is made for timing differences between the treatment of certain items for taxation and accounting purposes.

COMWAVE GROUP

    The following were the subsidiary undertakings at the end of the year and have all been included in the consolidated financial statements

                                                                   PROPORTION OF
                                                   COUNTRY OF      SHARE CAPITAL           NATURE OF
COMPANY                                           INCORPORATION        HELD                 BUSINESS
- ------------------------------------------------  -------------  -----------------  ------------------------

Comwave (UK) Limited............................       England             100%     facsimile broadcasting
US Comwave Communications Inc...................        U.S.A.             100%     facsimile broadcasting
Comwave GmbH....................................       Germany             100%     facsimile broadcasting

Not consolidated:
Comwave Communications Sarl.....................        France             100%     facsimile broadcasting

 reason:   -- the company was purchased in 1995
           -- the company has no activity
           -- it is planned to liquidate this company in 1996

2.  TURNOVER AND RESULTS

TURNOVER

                                                                             YEAR ENDED        NINE MONTHS
                                                                            DECEMBER 31,          ENDED
                                                                                1994          SEPTEMBER 30,
                                                                            ------------  ----------------------
                                                                                             1994        1995
                                                                                CHF       ----------  ----------
                                                                                             CHF         CHF
                                                                                          UNAUDITED

Analysis by class of business
Facsimile broadcasting....................................................    7,345,666    5,382,464   6,953,509
Computer communications equipment.........................................      311,630      311,630           0
                                                                            ------------  ----------  ----------
                                                                              7,657,296    5,694,094   6,953,509
                                                                            ------------  ----------  ----------
                                                                            ------------  ----------  ----------

                        COMWAVE COMMUNICATIONS AG, BASEL

2.  TURNOVER AND RESULTS (CONTINUED)
    The group discontinued the supply of computer communications equipment in June 1994.

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                                              SEPTEMBER 30,
                                                                                          ----------------------
                                                                                             1994
                                                                             YEAR ENDED   ----------     1995
                                                                            DECEMBER 31,              ----------
                                                                            ------------     CHF
                                                                                1994      UNAUDITED      CHF
                                                                            ------------
                                                                                CHF

Turnover is analysed by market below:
Europe....................................................................    5,991,737    4,498,334   5,665,634
America...................................................................    1,456,312    1,024,937   1,144,798
Asia......................................................................      209,247      170,823     143,077
                                                                            ------------  ----------  ----------
                                                                              7,657,296    5,694,094   6,953,509
                                                                            ------------  ----------  ----------
                                                                            ------------  ----------  ----------

    Export sales were not significant.

INCOME BEFORE TAXES

                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                                                                   SEPTEMBER 30,
                                                                                              -----------------------
                                                                                                 1994
                                                                                 YEAR ENDED   -----------     1995
                                                                                DECEMBER 31,               ----------
                                                                                ------------      CHF
                                                                                    1994      UNAUDITED       CHF
                                                                                ------------
                                                                                    CHF
Analysis by class of business
Facsimile broadcasting........................................................   (1,443,250)     (763,910)    769,058
Computer communications equipment.............................................       72,089        72,089           0
                                                                                ------------  -----------  ----------
                                                                                 (1,371,161)     (691,821)    769,058
                                                                                ------------  -----------  ----------
                                                                                ------------  -----------  ----------
Income before taxes is analysed by market below
Europe........................................................................   (1,318,641)     (609,513)    981,386
America.......................................................................      (92,609)     (102,395)   (254,793)
Singapore.....................................................................       40,089        20,087      42,465
                                                                                ------------  -----------  ----------
Total.........................................................................   (1,371,161)     (691,821)    769,058
                                                                                ------------  -----------  ----------
                                                                                ------------  -----------  ----------

IDENTIFIABLE ASSETS

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1994          1995
                                                                  ------------  -------------
                                                                      CHF            CHF
Europe..........................................................    5,165,266      5,569,129
America.........................................................      370,695        288,541
Asia............................................................       52,968         70,376
                                                                  ------------  -------------
                                                                    5,588,929      5,928,046
                                                                  ------------  -------------
                                                                  ------------  -------------

                        COMWAVE COMMUNICATIONS AG, BASEL

3.  STAFF COSTS

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                                                  SEPTEMBER 30,
                                                                                              ----------------------
                                                                                                 1994
                                                                                 YEAR ENDED   ----------     1995
                                                                                DECEMBER 31,              ----------
                                                                                ------------     CHF
                                                                                    1994      UNAUDITED      CHF
                                                                                ------------
                                                                                    CHF
These consist of:
Wages and salaries............................................................    1,718,574    1,380,664   1,277,596
Social security costs and pension costs.......................................      264,354      212,346     131,684
                                                                                ------------  ----------  ----------
                                                                                  1,982,928    1,593,010   1,409,280
                                                                                ------------  ----------  ----------
                                                                                ------------  ----------  ----------

    The number of employees was 22 at September 30, 1995 and 24 at December 31, 1994.

DIRECTORS EMOLUMENTS

Fees to directors..............................................       7,500      10,000          0
Salaries to directors..........................................     132,000     176,000     90,000
                                                                 -----------  ---------  ---------
                                                                    139,500     186,000     90,000
                                                                 -----------  ---------  ---------
Emoluments (excluding pension contributions) of:
President and highest paid director............................     132,000     176,000     90,000
Other directors emoluments fell within the ranges:
 CHF 0 - CHF 5.000.............................................           6           6          4

                                                                                              SEPTEMBER 30,
                                                                                          ----------------------
                                                                                             1994
                                                                                          ----------     1995
                                                                            DECEMBER 31,              ----------
                                                                            ------------     CHF
                                                                                1994      UNAUDITED      CHF
                                                                            ------------
                                                                                CHF

ADMINISTRATIVE EXPENSES
Staff costs...............................................................    1,982,928    1,593,010   1,409,280
Rent and leasing..........................................................      166,542       66,650      95,533
Repair and maintenance....................................................       23,505       15,936      13,434
Insurances................................................................       10,886       15,351      23,618
Energy....................................................................       24,817       19,608      10,861
Depreciation of fixed assets..............................................      197,069      117,392     175,475
Amortisation of goodwill / intangible assets..............................      347,000      258,000     258,000
Advertising and promotion.................................................       58,072       89,399      50,200
Other operating expense...................................................      555,662      408,164     400,490
General and administration................................................      764,232      374,303     657,384
Foreign exchange loss.....................................................       73,209       89,622     194,060
                                                                            ------------  ----------  ----------
                                                                              4,203,922    3,047,435   3,288,335
                                                                            ------------  ----------  ----------
                                                                            ------------  ----------  ----------

                        COMWAVE COMMUNICATIONS AG, BASEL

4.  OPERATING INCOME

                                                                                                  NINE MONTHS
                                                                             YEAR ENDED              ENDED
                                                                            DECEMBER 31,         SEPTEMBER 30,
                                                                          -----------------  ----------------------
                                                                                1994            1994        1995
                                                                          -----------------  -----------  ---------
                                                                                 CHF             CHF         CHF
                                                                          -----------------  -----------  ---------
                                                                                          UNAUDITED

This is arrived at after charging:
  Depreciation of fixed assets
    owned assets........................................................        184,127         107,685     166,952
    assets held on capital leases.......................................         12,942           9,707       8,523
  Amortisation of goodwill / intangible assets..........................        347,000         258,000     258,000
  Auditors remuneration.................................................         71,645          53,735      86,210
  Exchange differences..................................................         73,209          89,622     194,060
  Operating lease rentals...............................................          4,001           3,001      95,533

5.  TAXATION

                                                                       DECEMBER 31,                 SEPTEMBER 30,
                                                                   ---------------------  ---------------------------------
                                                                           1994              1994             1995
                                                                   ---------------------  ----------  ---------------------
                                                                      CHF          %         CHF         CHF          %
                                                                   ----------     ---     ----------  ----------     ---
                                                                                          UNAUDITED

Tax at satutory rate.............................................    (466,451)       (34)   (235,219)    261,450         34
Reduction (increase) in valuation allowance......................     465,433         34     235,219    (261,450)       (34)
                                                                   ----------             ----------  ----------
                                                                       (1,018)                     0           0
                                                                   ----------             ----------  ----------
                                                                   ----------             ----------  ----------

    There are no differences between the bases used for income tax purposes and financial reporting purposes.

    The following are the components of deferred taxes:

                                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                              ------------  ----------------------
                                                                                  1994         1994
                                                                              ------------  ----------
                                                                                  CHF          CHF
                                                                                                           1995
                                                                                                        ----------
                                                                                                           CHF
                                                                                                        UNAUDITED
                                                                                                        ----------

Net operating loss carryforwards............................................      488,700      227,250     257,468
Less: Valuation allowance...................................................     (488,700)    (227,250)   (257,468)
                                                                              ------------  ----------  ----------
                                                                                        0            0           0
                                                                              ------------  ----------  ----------
                                                                              ------------  ----------  ----------

    The company has operating losses carried forward at September 30, 1995 which expire as follows:

                                                                                                  CHF        YEAR
                                                                                               ----------  ---------

Comwave (UK) Ltd.............................................................................   1,037,747       1997

                        COMWAVE COMMUNICATIONS AG, BASEL

6.  FURNITURE, MACHINERY AND EQUIPMENT

                                                                                              MACH. AND
                                                                                 FURNITURE    EQUIPMENT     TOTAL
                                                                                -----------  -----------  ----------
                                                                                    CHF          CHF         CHF

Cost
  At beginning of period......................................................     113,762      738,991      852,753
  Additions...................................................................      32,684      189,379      222,063
  Exchange differences........................................................      (5,543)     (57,379)     (62,922)
                                                                                -----------  -----------  ----------
  At end of period............................................................     140,903      870,991    1,011,894
                                                                                -----------  -----------  ----------
Depreciation
  At beginning of period......................................................      47,547      234,687      282,234
  Provision for the period....................................................      16,439      159,036      175,475
  Exchange differences........................................................      (3,891)     (24,668)     (28,559)
                                                                                -----------  -----------  ----------
  At end of period............................................................      60,095      369,055      429,150
                                                                                -----------  -----------  ----------
Net book value
  At September 30, 1995.......................................................      80,808      501,936      582,744
                                                                                -----------  -----------  ----------
                                                                                -----------  -----------  ----------
  At December 31, 1994........................................................      66,215      504,304      570,519
                                                                                -----------  -----------  ----------
                                                                                -----------  -----------  ----------

    The net book value of tangible fixed assets includes an amount of CHF 6.938 (1994: CHF 17.592) in respect of assets held under capital leases.

7.  INVESTMENT ON SUBSIDIARY

    In 1995 the Company purchased the business of Comwave Communications Sarl (France) for CHF 59,750 (a newly formed company). This amount has been recorded as investment in subsidiary in the Balance Sheet.

    Comwave Communications Sarl (France) is not included in the financial statements because it has no activity and it is planned to liquidate this company in 1996.

    During December 1993, the company acquired the share capital of Comwave (UK) Limited and Comwave GmbH from Comwave AG at net liability value. This resulted in an amount (net of cash and cash equivalents) received of CHF 277,270, which was deferred until 1994.

                        COMWAVE COMMUNICATIONS AG, BASEL

8.  GOODWILL

                                                                                COST OF
                                                                                CAPITAL   GOODWILL ON
                                                                               INCREASE   ACQUISITION    TOTAL
                                                                               ---------  -----------  ----------

Cost
  At beginning of period.....................................................    135,000   1,600,000    1,735,000
  Additions..................................................................     21,849           0       21,849
                                                                               ---------  -----------  ----------
  At end of period...........................................................    156,849   1,600,000    1,756,849
                                                                               ---------  -----------  ----------
Depreciation
  At beginning of period.....................................................     27,000     320,000      347,000
  Provided for the year......................................................     18,000     240,000      258,000
                                                                               ---------  -----------  ----------
  At end of period...........................................................     45,000     560,000      605,000
                                                                               ---------  -----------  ----------
Net book value
  At September 30, 1995......................................................    111,849   1,040,000    1,151,849
                                                                               ---------  -----------  ----------
                                                                               ---------  -----------  ----------
  At December 31, 1994.......................................................    108,000   1,280,000    1,388,000
                                                                               ---------  -----------  ----------
                                                                               ---------  -----------  ----------

    In January 1994, the company purchased the goodwill of Comwave AG for CHF 1,600,000.

    Since no tangible assets or identifiable assets were acquired, goodwill was recorded in the amount of the purchase price. The results of the acquired entity are included with that of Comwave since the date of acquisition.

    Cost of capital increase relates to fees incurred in connection with the issuance of additional share capital.

9.  LONG TERM DEBT

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1994          1995
                                                                  ------------  -------------
                                                                      CHF            CHF

Other loan = loan from shareholders.............................    1,470,305      1,111,872
                                                                  ------------  -------------
                                                                    1,470,305      1,111,872
                                                                  ------------  -------------
                                                                  ------------  -------------

    Other loan of CHF 1,111,872 is unsecured and repayable between two and five years. Interest is charged at 5.5% per annum on the loan. The loan was repaid in October 1995.

10. SHARE CAPITAL

Allotted, called up and fully paid. Shares issued at
 December 31, 1994 and September 30, 1995 were
 3,500,000 and 3,800,000, respectively................  3,500,000  3,800,000
                                                        ---------  ---------
                                                        ---------  ---------

                        COMWAVE COMMUNICATIONS AG, BASEL

11. RECONCILIATION OF MOVEMENTS IN SHARE CAPITAL AND DEFICIT

                                                                                 NINE MONTHS
                                                                   YEAR ENDED       ENDED
                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1994          1995
                                                                  ------------  -------------
                                                                      CHF            CHF
Profit / (Loss) for the period..................................   (1,372,179)       769,058
Exchange differences............................................       (1,586)       (15,718)
Issue of shares.................................................    1,500,000        300,000
Prior year losses taken by shareholders.........................       29,695              0
                                                                  ------------  -------------
Net addition to shareholders' funds.............................      155,930      1,053,340
Opening shareholders' funds.....................................    1,966,754      2,122,684
                                                                  ------------  -------------
                                                                    2,122,684      3,176,024
                                                                  ------------  -------------
                                                                  ------------  -------------

12. RECONCILIATION OF OPERATING PROFIT TO NET CASH FLOW FROM OPERATING
ACTIVITIES

                                                                       DECEMBER 31,          SEPTEMBER 30,
                                                                       -------------  ---------------------------
                                                                           1994           1994          1995
                                                                       -------------  ------------  -------------
                                                                            CHF           CHF            CHF

                                                                                       UNAUDITED

Operating profit / (loss)............................................    (1,309,312)     (661,136)       849,089
Depreciation.........................................................       197,069       117,392        175,475
Exchange differences.................................................        28,109          (824)       (31,844)
Amortisation of intangible assets....................................       347,000       258,000        258,000
Decrease / (Increase) in stocks......................................        62,524        55,778              0
Decrease / (Increase) in trade receivables...........................      (727,027)     (736,021)      (170,362)
Decrease / (Increase) in recoverable taxes...........................        13,666             0        (95,922)
Decrease / (Increase) in accrued revenues............................      (184,467)       20,957         31,796
Decrease / (Increase) in deposits paid/others........................        41,210       324,670         55,675
(Decrease) / Increase trade accounts payable.........................       319,948      (265,839)      (502,693)
(Decrease) / Increase tax liabilities................................        58,569       (87,207)         9,159
(Decrease) / Increase accrued expenses...............................      (230,522)       26,270          4,667
(Decrease) / Increase other payables operating.......................             0                      136,223
                                                                       -------------  ------------  -------------
Net cash (outflow) / inflow from operating activities................    (1,383,233)     (947,960)       719,263
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

13. ANALYSIS OF CHANGES IN CASH EQUIVALENTS DURING THE YEAR

                                                                                      CASH AT BANK
                                                                       ------------------------------------------
                                                                       DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                           1994          1994           1995
                                                                       ------------  -------------  -------------

                                                                           CHF            CHF            CHF
                                                                                       UNAUDITED

Balance at begining of period........................................    2,360,340      2,360,340      1,844,352
Net cash (outflow) / inflow..........................................     (515,988)    (1,631,957)       324,481
                                                                       ------------  -------------  -------------
Balance at end of period.............................................    1,844,352        728,383      2,168,833
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                        COMWAVE COMMUNICATIONS AG, BASEL

14. ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

                                                     SHARE CAPITAL AND                     LOANS AND FINANCE
                                                  COST OF CAPITAL INCREASE                 LEASE OBLIGATIONS
                                            ------------------------------------  ------------------------------------
                                            DECEMBER 31,      SEPTEMBER 30,       DECEMBER 31,      SEPTEMBER 30,
                                            ------------  ----------------------  ------------  ----------------------
                                                1994         1994        1995         1994         1994        1995
                                            ------------  ----------  ----------  ------------  ----------  ----------

                                                CHF          CHF         CHF          CHF          CHF         CHF
                                                          UNAUDITED                             UNAUDITED

Balance at beginning of period............    1,911,500    1,911,500   3,392,000       23,169       23,169   1,473,425
Cash inflow from financing................    1,453,500            0     282,000    1,450,256    1,491,798           0
Cash outflow from financing...............            0            0           0            0            0    (361,553)
Amortisation of cost of capital
 increase.................................       27,000       18,000      18,000            0            0           0
                                            ------------  ----------  ----------  ------------  ----------  ----------
Balance at end of period..................    3,392,000    1,929,500   3,692,000    1,473,425    1,514,967   1,111,872
                                            ------------  ----------  ----------  ------------  ----------  ----------
                                            ------------  ----------  ----------  ------------  ----------  ----------

[On the inside back cover page of the Prospectus, an outline drawing of a world map appears, showing points on the map which indicate countries in which the Xpedite Network has a physical point of presence.]

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                 -----------
Available Information..........................           3
Incorporation of Certain Documents by
  Reference....................................           3
Prospectus Summary.............................           4
Risk Factors...................................           9
Use of Proceeds................................          13
Price Range of Common Stock and Dividend
  Policy.......................................          13
Capitalization.................................          14
Selected Consolidated Financial and Operating
  Data.........................................          15
Pro Forma Condensed Combined Statement of
  Operations...................................          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          20
Business.......................................          29
Management.....................................          40
Principal and Selling Stockholders.............          43
Underwriting...................................          45
Legal Matters..................................          46
Experts........................................          46
Index to Financial Statements..................         F-1


                                 840,000 SHARES


                             XPEDITE SYSTEMS, INC.

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                            BEAR, STEARNS & CO. INC.
                       PRUDENTIAL SECURITIES INCORPORATED

                                            , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table shows the expenses which the Registrant expects to incur in connection with the Offering described in this Registration Statement. All expenses are estimated except for the Commission's registration fee, the National Association of Securities Dealers Inc. ("NASD") filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee............  $15,316.92
NASD filing fee................................................    4,879.00
Nasdaq National Market listing fee.............................   12,650.00
Legal fees and expenses........................................  300,000.00
Accounting fees and expenses...................................   75,000.00
Printing and engraving expenses................................   62,500.00
Registrar and transfer agent's fee.............................   15,000.00
Blue Sky fees and expenses.....................................   10,000.00
Miscellaneous..................................................    4,654.08
                                                                 ----------
    Total......................................................  $500,000.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that he be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

    Article 6 of the Registrant's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article VII, Section 7 of the Registrant's By-laws requires indemnification of directors and officers of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

    See Item 17 below.

ITEM 16. EXHIBITS.

  EXHIBIT
    NO.                                                     DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.
       4.1   Specimen Certificate for Common Stock of the Registrant.*
       4.2   Shareholders Agreement,  dated as  of November  20, 1995,  among the  Registrant, David  Epstein,  Stuart
             Epstein,  Robert Epstein, APA Excelsior III, L.P., a Delaware limited partnership, Coutts & Co. (Jersey),
             Custodian for APA  Excelsior III/Offshore,  L.P., a Channel  Islands corporation,  CIN Venture  Nominees,
             Ltd.,  a  United Kingdom  corporation, APA/Fostin  Pennsylvania Venture  Capital Fund,  L.P., a  New York
             limited partnership, 11313 Yukon Ltd., a Yukon corporation, George Abi Zeid, Fortune Partner  Investments
             Ltd.,  a  British  Virgin  Islands corporation,  Gold  Chalet  Overseas Ltd.,  a  British  Virgin Islands
             corporation, Barclay Holdings Corporation, a British Virgin Islands corporation, Zeev Remez, Ian  Wilder,
             Paul Leslie Hammond, Roy B. Andersen, Jr., Stuart S. Levy, Max A. Slifer and Dennis Schmaltz.**
       4.3   Stock  Purchase Agreement  dated as  of June  12, 1992  among the  Registrant, Robert  A. Epstein, Stuart
             Epstein, David Epstein,  and APA  Excelsior III, L.P.,  Coutts &  Co. (Jersey), Ltd.,  Custodian for  APA
             Excelsior  III/Offshore, L.P.,  CIN Venture Nominees,  Ltd., and APA/Fostin  Pennsylvania Venture Capital
             Fund, L.P.*
       5.1   Opinion of Paul, Hastings, Janofsky & Walker LLP.
      10.1   Employment Agreement, dated as of June 27, 1996, between the Registrant and Robert S. Vaters.+
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of David Berdon & Co. LLP.
      23.3   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.+
      23.4   Consent of BDO Seidman, LLP.
      23.5   Consent of Visura Treuhand-Gesellschaft.
      23.6   Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
      24.1   Power of Attorney.+
      27.1   Financial Data Schedule.

- ------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-73258, originally filed with the Commission on December 22, 1993, and declared effective on February 11, 1994.

**   Incorporated by reference  to the Registrant's Current  Report on Form 8-K, filed with the Commission on December 4, 1995, and amended pursuant to (i) Amendment No. 1 on Form 8-K/A, filed with the

    Commission on January 5, 1996; (ii) Amendment No. 2 on Form 8-K/A filed with the Commission on January 12, 1996; (iii) Amendment No. 3 on Form 8-K/A filed with the Commission on May 3, 1996 and (iv) Amendment No. 4 on Form 8-K/A filed with the Commission on June 28, 1996.

+   Previously filed.

ITEM 17. UNDERTAKINGS.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (i) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eatontown, State of New Jersey, on August 15, 1996.


                                          XPEDITE SYSTEMS, INC.

                                          By:      /s/ ROY B. ANDERSEN, JR.

                                            ------------------------------------
                                              Roy B. Andersen, Jr.
                                            President, Chief Executive Officer
                                              and Director

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                SIGNATURE                               CAPACITY IN WHICH SIGNED                      DATE
- ------------------------------------------  -------------------------------------------------  ------------------
         /s/ ROY B. ANDERSEN, JR.           President, Chief Executive Officer and Director     August 15, 1996
    ---------------------------------         (Principal Executive Officer)
           Roy B. Andersen, Jr.

                            *               Executive Vice President--Finance and Chief         August 15, 1996
    ---------------------------------         Financial Officer (Principal Accounting and
             Robert S. Vaters                 Financial Officer)

                            *               Director                                            August 15, 1996
    ---------------------------------
              John C. Baker

                            *               Director                                            August 15, 1996
    ---------------------------------
              David Epstein

                            *               Director                                            August 15, 1996
    ---------------------------------
              Robert Chefitz

                            *               Director                                            August 15, 1996
    ---------------------------------
            Philip A. Campbell


* By:  /s/ ROY B. ANDERSEN,
               JR.

    ------------------------
       Roy B. Andersen, Jr.
         Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                                     DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.
       4.1   Specimen Certificate for Common Stock of the Registrant.*
       4.2   Shareholders  Agreement,  dated as  of November  20, 1995,  among the  Registrant, David  Epstein, Stuart
             Epstein, Robert Epstein, APA Excelsior III, L.P., a Delaware limited partnership, Coutts & Co.  (Jersey),
             Custodian  for APA  Excelsior III/Offshore,  L.P., a Channel  Islands corporation,  CIN Venture Nominees,
             Ltd., a  United Kingdom  corporation, APA/Fostin  Pennsylvania Venture  Capital Fund,  L.P., a  New  York
             limited  partnership, 11313 Yukon Ltd., a Yukon corporation, George Abi Zeid, Fortune Partner Investments
             Ltd., a  British  Virgin  Islands corporation,  Gold  Chalet  Overseas Ltd.,  a  British  Virgin  Islands
             corporation,  Barclay Holdings Corporation, a British Virgin Islands corporation, Zeev Remez, Ian Wilder,
             Paul Leslie Hammond, Roy B. Andersen, Jr., Stuart S. Levy, Max A. Slifer and Dennis Schmaltz.**
       4.3   Purchase Agreement dated as  of June 12, 1992  among the Registrant, Robert  A. Epstein, Stuart  Epstein,
             David  Epstein, and APA  Excelsior III, L.P.,  Coutts & Co.  (Jersey), Ltd., Custodian  for APA Excelsior
             III/Offshore, L.P., CIN Venture Nominees, Ltd., and APA/Fostin Pennsylvania Venture Capital Fund, L.P.*
       5.1   Opinion of Paul, Hastings, Janofsky & Walker LLP.
      10.1   Employment Agreement, dated as of June 27, 1996, between the Registrant and Robert S. Vaters.+
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of David Berdon & Co. LLP.
      23.3   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.+
      23.4   Consent of BDO Seidman, LLP.
      23.5   Consent of Visura Treuhand-Gesellschaft.
      23.6   Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
      24.1   Power of Attorney.+
      27.1   Financial Data Schedule.

- ------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-73258, originally filed with the Commission on December 22, 1993, and declared effective on February 11, 1994.

**   Incorporated by reference  to the Registrant's Current  Report on Form 8-K, filed with the Commission on December 4, 1995, and amended pursuant to (i) Amendment No. 1 on Form 8-K/A, filed with the Commission on January 5, 1996;
    (ii) Amendment No. 2 on Form 8-K/A filed with the Commission on January 12, 1996; (iii) Amendment No. 3 on Form 8-K/A filed with the Commission on May 3, 1996; and (iv) Amendment No. 4 on Form 8-K/A filed with the Commission on June 28, 1996.

+   Previously filed.